UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RAIT FINANCIAL TRUST

(Name of Registrant as Specified in Its Charter)

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RAIT FINANCIAL TRUST

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 20, 2008

To the Shareholders of RAIT FINANCIAL TRUST:

Notice is hereby given that the annual meeting (the “Meeting”) of shareholders of RAIT FINANCIAL TRUST, a Maryland real estate investment trust (“RAIT”), will be held at the Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania, on Tuesday, May 20, 2008, at 9:00 A.M., Philadelphia time, for the following purposes:

1. To elect nine trustees to serve until the next annual meeting of shareholders in 2009.

2. To approve the selection of Grant Thornton LLP as independent registered public accounting firm for RAIT for the fiscal year ending December 31, 2008.

3. To approve the amendment and restatement of the RAIT Investment Trust 2005 Equity Compensation Plan, including renaming the plan as the RAIT Financial Trust 2008 Incentive Award Plan (the “Plan”), increasing the number of RAIT’s common shares authorized for issuance under the Plan and extending the term of the Plan.

4. To transact such other business as may properly be brought before the Meeting and any adjournment, postponement or continuation thereof.

Only shareholders of record on the books of RAIT at the close of business on March 10, 2008 will be entitled to notice of and to vote at the Meeting or any adjournments thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection at the Meeting and at the offices of RAIT at 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104. The stock transfer books will not be closed.

SHAREHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS USE.

By order of the Board of Trustees,

/s/ RAPHAEL LICHT
Raphael Licht
Secretary

April 4, 2008

RAIT FINANCIAL TRUST

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

GENERAL

Introduction

The 2008 annual meeting of shareholders of RAIT Financial Trust, or the annual meeting, will be held on Tuesday, May 20, 2008, at 9:00 A.M., Philadelphia time, at the Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania, for the purposes set forth in the accompanying notice. Only shareholders of record at the close of business on March 10, 2008 will be entitled to notice of and to vote at the annual meeting. Unless we have indicated otherwise, or the context otherwise requires, references in this proxy statement to “RAIT,” “we,” “us,” and “our” or similar terms are to RAIT Financial Trust and its subsidiaries. If you wish to attend the annual meeting and vote in person, you may contact RAIT’s Investor Relations at (215) 243-9000 for directions.

This statement is furnished in connection with the solicitation by the board of trustees of RAIT of proxies from holders of our common shares of beneficial interest, par value $0.01 per share, or common shares, to be used at the annual meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and duly returned to RAIT, and not revoked, will be voted at the annual meeting and any and all adjournments thereof.

We will send this proxy statement and the accompanying form of proxy on or about April 4, 2008 to shareholders of record of common shares as of March 10, 2008.

Revocation of Proxy

If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time before its exercise by giving written notice of revocation to our secretary at the address given above, by submitting a later dated proxy or by attending the annual meeting and voting in person.

Expenses and Manner of Solicitation

We will bear the cost of soliciting proxies. Our trustees, officers and regular employees may solicit proxies either personally, by letter or by telephone. We will not specifically compensate our trustees, officers or employees for soliciting proxies. We expect to reimburse banks, brokers, and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common shares. We also have made arrangements with The Altman Group to assist in soliciting proxies for the annual meeting and in communicating with shareholders and have agreed to pay The Altman Group $7,500 plus expenses for its services.

VOTING AT THE ANNUAL MEETING

At the annual meeting, only those holders of common shares at the close of business on March 10, 2008, the record date, will be entitled to vote. As of the record date, 61,047,463 common shares were outstanding. Each holder is entitled to one vote per share on each matter of business properly brought before the annual meeting. Shareholders do not have cumulative voting rights. RAIT has an authorized capitalization of 225,000,000 shares of beneficial interest, consisting of 200,000,000 common shares and 25,000,000 preferred shares of beneficial interest, par value $0.01 per share. The presence at the annual meeting in person or by proxy of holders of outstanding common shares entitled to cast a majority of all the votes entitled to be cast at the annual meeting will constitute a quorum. In order to be elected as a trustee as described in Proposal 1 below, a nominee must receive a plurality of all the votes cast at the annual meeting at which a quorum is present, which means that the nominees with the most votes are elected. The affirmative vote of the holders of at least a majority of the votes cast at the annual meeting at which a quorum is present is required to approve the selection of Grant Thornton LLP, or Grant Thornton, as our independent registered public accounting firm as described in Proposal 2 and to approve the amendment and restatement of the RAIT Investment Trust 2005 Equity Compensation Plan, including renaming the plan as the RAIT Financial Trust 2008 Incentive Award Plan, or the Plan, described in Proposal 3. For any other matter which may properly come before the annual meeting, the affirmative vote of the holders of at least a majority of the votes cast at the annual meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Any proxy not specifying to the contrary, and not designated as broker non-votes as described below, will be voted FOR:

•	the election of the trustees;

•	the approval of the selection of Grant Thornton as the independent registered public accounting firm for RAIT for the fiscal year ending December 31, 2008; and

•	the approval of the amendment and restatement of the Plan.

Common shares represented at the annual meeting in person or by proxy but not voted on one or more proposals will be included in determining the presence of a quorum, but will not be considered cast on any proposal on which they were not voted. A failure by brokers to vote common shares held by them in nominee name will mean that such common shares will not be counted for the purposes of establishing a quorum and will not be voted. If a broker does not receive voting instructions from the beneficial owner of common shares on a particular matter and indicates on the proxy delivered with respect to such common shares that it does not have discretionary authority to vote on that matter, which is referred to as a broker “non-vote,” those common shares will be considered as present for the purpose of determining whether a quorum exists, but will not be considered cast on any proposal on which they were not voted. Brokers that are member firms of the New York Stock Exchange and who hold common shares in street name for customers generally have the discretion to vote those common shares with respect to certain matters, including the election of trustees and the approval of the selection of accountants, if they have not received instructions from the beneficial owners. However, these brokers generally do not have the discretion to vote those common shares with respect to approval of material revisions to equity compensation plans, such as the amendment and restatement of the Plan described in Proposal 3 below, if they have not received instructions from the beneficial owners. With respect to the election of trustees described in Proposal 1 below, votes that are withheld and broker “non-votes” will not be included in the vote. With respect to selection of Grant Thornton described in Proposal 2 below, the approval of amendment and restatement of the Plan described in Proposal 3 below or with respect to any other matter properly brought before the annual meeting, abstentions and broker “non-votes” will not be counted as votes cast on any matter, and will have no effect on the results of the votes with respect to such proposals and other matters.

Should any matters not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment. The proxy form authorizes these persons, in their discretion, to vote upon such matters as may properly be brought before the meeting or any adjournment, postponement in continuation thereof.

PROPOSAL 1. ELECTION OF TRUSTEES

Trustees

Our by-laws provide that the number of trustees shall be fixed by resolution of the board of trustees, provided that there shall be a minimum of three and a maximum of nine trustees. The board of trustees has fixed the number of trustees at nine. All trustees are elected for a term of one year or until their successors are elected and qualified. The board of trustees, upon the recommendation of its nominating and governance committee, has nominated Betsy Z. Cohen, Daniel G. Cohen, Edward S. Brown, Frank A. Farnesi, S. Kristin Kim, Arthur Makadon, Daniel Promislo, John F. Quigley, III and Murray Stempel, III for election at the annual meeting for a term to expire at the 2009 annual meeting or until their successors are elected or appointed. The board of trustees unanimously recommends a vote FOR each of the nominees named in Proposal 1.

It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for the election of all of the current trustees. Should any of the nominees become unable or refuse to accept nomination or election as a trustee, the persons named as proxies intend to vote for the election of such other person as the nominating and governance committee may recommend. The board of trustees knows of no reason why any of the nominees might be unable or refuse to accept nomination or election.

Information is set forth below regarding the principal occupation of each nominee.

Names of Trustees, Principal Occupations and Other Information

Betsy Z. Cohen, age 66, has served as the chairman of the board of trustees and as a trustee of RAIT since our founding in August 1997 and as our chief executive officer from August 1997 to December 2006. Mrs. Cohen has been the chairman of the board of The Bancorp Bank, or Bancorp Bank, a commercial bank, since November 2003 and a director of The Bancorp, Inc., or Bancorp, a publicly held registered bank holding company for Bancorp Bank, since September 2000 and the chief executive officer of both Bancorp Bank and Bancorp since September 2000. Mrs. Cohen served as a director of Hudson United Bancorp (a bank holding company), the successor to JeffBanks, Inc., from December 1999 until July 2000 and as the chairman of the Jefferson Bank Division of Hudson United Bank (Hudson United Bancorp’s banking subsidiary) from December 1999 through March 2000. Before the merger of JeffBanks, Inc. with Hudson United Bancorp in December 1999, Mrs. Cohen was chairman and chief executive officer of JeffBanks, Inc. from its inception in 1981 and also served as chairman and chief executive officer of each of its subsidiaries, Jefferson Bank, which she founded in 1974, and Jefferson Bank New Jersey, which she founded in 1987. From 1985 until 1993, Mrs. Cohen was a director of First Union Corp. of Virginia (a bank holding company) and its predecessor, Dominion Bancshares, Inc. In 1969, Mrs. Cohen co-founded a commercial law firm and served as a senior partner until 1984. Mrs. Cohen is also a director of Aetna, Inc. (an insurance company). Daniel G. Cohen, who is our chief executive officer and a trustee of RAIT, is the son of Mrs. Cohen. See “Certain Relationships and Related Party Transactions” below regarding Bancorp and Bancorp Bank.

Daniel G. Cohen, age 38, became our chief executive officer and a trustee of RAIT in December 2006 in connection with our acquisition through merger, which we refer to as the Taberna merger, of Taberna Realty Finance Trust, or Taberna. Mr. Cohen was chairman of the board of Taberna from its founding in March 2005 until December 2006 and has been its chief executive officer since March 2005. He has also served as the chairman of the board of Cohen Brothers, LLC d/b/a Cohen & Company, or Cohen & Company, an investment banking firm, since 2001. Mr. Cohen was the chief executive officer of Cohen & Company and its subsidiary, Cohen and Company Securities, LLC, a securities brokerage firm, from September 2001 until February 2006. He has also served as the chairman of the board of Alesco Financial Inc., or Alesco, a publicly held real estate investment trust, since its founding in 2006. Mr. Cohen has been the vice-chairman of the board of Bancorp Bank since November 2003, was the chairman of the board of Bancorp Bank from September 2000 to November 2003, was the chief executive officer of Bancorp Bank from July 2000 to September 2000, has been chairman of the executive committee of Bancorp Bank since 1999 and has been the chairman of the board of Bancorp and chairman of the executive committee of Bancorp since 1999. He also served as the chairman of the board of Dekania Corp., or Dekania, a publicly held blank check company focused on acquiring businesses that operate within the insurance industry, from its founding in February 2006 until December 2006, and remains a director of Dekania. Mr. Cohen served as a member of the board of directors of TRM Corporation, a publicly held consumer services company, from 2000 to September 2006 and as its chairman from 2003 to September 2006. From 1998 to 2000, Mr. Cohen served as the chief operating officer of Resource America Inc., a specialized asset management company. From 1997 to 1999, Mr. Cohen was a director of Jefferson Bank of Pennsylvania, a commercial bank acquired by Hudson United Bancorp in 1999. Mr. Cohen is the son of Betsy Z. Cohen, chairman of the board of trustees. See “Certain Relationships and Related Party Transactions” below regarding Bancorp Bank, Bancorp and Cohen & Company.

Edward S. Brown, age 67, has served as a trustee of RAIT since June 1999. Mr. Brown has been president of The Edward S. Brown Group (a real estate development company) since 1985.

Frank A. Farnesi, age 60, has served as a trustee of RAIT since December 2006 when he joined the board of trustees in connection with the Taberna merger. He was a member of Taberna’s board of trustees from April 2005 until the Taberna merger in December 2006. Mr. Farnesi serves as an advisor or board member to several privately held companies. He served as a board member of Progress Financial Corporation from January 2003 until its merger into Fleet Bancorp in March 2004. He is a retired partner of the international accounting firm of KPMG LLP, where he worked from 1969 to 2001. Before retiring from KPMG, he was the Pennsylvania business unit partner in charge of tax. He also served as national partner in charge of tax compliance and worked with a wide variety of clients in the banking, real estate, technology and private equity fields. He currently serves on the board of trustees of Immaculata University and the board of managers of Beneficial Mutual Bancorp, Inc.

S. Kristin Kim, age 44, has served as a trustee of RAIT since October 2003. Ms. Kim serves as a consultant to non-profit organizations, advising them on strategic development and fundraising plans. Ms. Kim was president of AllLearn, an online education venture among Oxford, Stanford, and Yale universities from November 2002 until 2006, having joined AllLearn in January 2001 as its general counsel. From 1999 to 2001, Ms. Kim held several senior positions at Harvard University’s John F. Kennedy School of Government, including Director for New Initiatives. From 1989 to 1999, she was an attorney at the law firm of Simpson Thacher & Bartlett.

Arthur Makadon, age 65, has served as trustee of RAIT since July 2002. Mr. Makadon has served as the chairman of Ballard, Spahr, Andrews & Ingersoll, LLP, or Ballard Spahr, (a law firm) since July 2002. Before that, since 1984, Mr. Makadon had been chairman of Ballard Spahr’s litigation department.

Daniel Promislo, age 75, has served as a trustee of RAIT since its founding in August 1997. Mr. Promislo has been president since 1991 and a director since 1975 of Historical Documents Co. and was the founder and has been president of Historical Souvenir Co. (souvenir manufacturers) since its inception in 1957. He has also served as managing director (from 1998 to 2001) and was a past partner (from 1977 to 1994) of Wolf, Block, Schorr and Solis-Cohen, or Wolf Block (a law firm), and retired from Wolf Block in 2002. From 1994 to 2003, he served as a director, and from 1996 to October 1997 was the chairman of the board of directors, of WHYY, Inc. (the principal public television station in the Philadelphia metropolitan area).

John F. Quigley, III, age 45, has served as a trustee of RAIT since December 2006 when he joined the board of trustees in connection with the Taberna merger. He was a member of Taberna’s board of trustees from April 2005 until the Taberna merger in December 2006. Since February 2006, he has been a vice president with Patriarch Management Company, a commercial real estate company in suburban Philadelphia. From 2004 to January 2006, he was the chief financial officer and chief administrative officer of Storecast Merchandising Corp., an in-store merchandising services company. From 2003 to 2004, Mr. Quigley was a financial consultant with LeBus Bakery, Inc. and Patriarch Management Company. From 1999 to 2003, Mr. Quigley was the co-founder and co-managing partner of Harron Capital, LP, a private equity fund. From 1998 to 2003, Mr. Quigley was co-founder, principal and chief financial officer of Metrocast Cablevision of New Hampshire, LLC, a cable television company. From 1991 to 1999, Mr. Quigley served in various capacities, including chief financial officer, vice president of finance/administration and treasurer of Harron Communications Corp., a privately held cable television, broadcast television and direct broadcast satellite company.

Murray Stempel, III, age 53, has served as a trustee of RAIT since December 2006 when he joined the board of trustees in connection with the Taberna merger. He was a member of Taberna’s board of trustees from April 2005 until the Taberna merger in December 2006. He is currently an executive vice president and chief lending officer at Royal Bank America, a wholly-owned subsidiary of the bank holding company, Royal Bancshares of Pennsylvania, Inc., responsible for the day-to-day management of the bank. Mr. Stempel is a director of Royal Bancshares of Pennsylvania, Inc. From 2000 to 2004, he was a senior vice president at Royal Bank America.

Information Concerning Our Board of Trustees, Committees and Governance

The board of trustees held a total of 18 meetings during fiscal 2007. The board of trustees currently has four committees: the audit committee, the compensation committee, the investment committee and the nominating and governance committee. During 2007, the board of trustees also appointed a special committee, or the special litigation committee, comprised of Mr. Promislo, as chairman, Ms. Kim and Mr. Stempel to investigate the allegations made in a putative shareholders’ derivative action complaint and in a shareholder demand asserting similar allegations, and to determine what action, if any, RAIT should take concerning them. The committees on which trustees currently serve, the current chairman of each committee, and the number of meetings held during 2007 are set forth below for the committees indicated.

Board Member	Audit	Compensation	Nominating and Governance	Investment(1)
Betsy Z. Cohen				Chairman
Daniel G. Cohen				Vice Chairman
Edward S. Brown	Chairman
Frank A. Farnesi	X			X
S. Kristin Kim	X		X	X
Arthur Makadon		X(2)		X
Daniel Promislo		Chairman		X
John F. Quigley, III		X	X	X
Murray Stempel, III		X(2)	Chairman	X

Meetings held in 2007	13	8	2	2

(1)	The membership of the investment committee rotated in 2007 in the manner described in “—Investment Committee” below.

(2)	In November 2007, Mr. Makadon resigned from the compensation committee and Mr. Stempel was appointed to fill the vacancy. Mr. Makadon’s resignation was not because of any disagreement with RAIT or the compensation committee on any matter relating to RAIT’s operations, policies or practices and he continues to serve as a trustee on the Board.

During fiscal 2007, all incumbent trustees attended at least 75% of the aggregate of:

•	the total number of meetings of the board of trustees held during the period for which the trustee had been a trustee; and

•	the total number of meetings held by all committees of the board of trustees on which the trustee served during the periods that the trustee served.

It is the policy of the board of trustees that all trustees attend the annual meeting of shareholders of RAIT, if practicable. Eight of the nine trustees of RAIT serving at the time attended our 2007 annual meeting of shareholders.

Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “RAS” and we are subject to the NYSE’s listing standards. The board of trustees has determined that Mr. Brown, Mr. Farnesi, Ms. Kim, Mr. Makadon, Mr. Promislo, Mr. Quigley and Mr. Stempel each satisfy the requirement for independence set out in Section 303A.02 of the rules of the NYSE and that each of these trustees has no material relationships with RAIT (other than being a trustee and/or a shareholder of RAIT). In addition, the board of trustees determined that each of these trustees meets the definition of an independent trustee set forth in our declaration of trust. In making its independence determinations, the board of trustees sought to identify and analyze all the facts and circumstances relating to any relationship between a trustee, their immediate family or affiliates and RAIT and its affiliates and did not rely on categorical standards other than those contained in the NYSE rule referenced above and our declaration of trust. In the course of the board of trustee’s determination regarding the independence of each non-management trustee, the board evaluated the following transactions, relationships and arrangements for each trustee indicated and did not deem them to be material:

•

Mr. Brown. Mr. Brown was among the guarantors of a $16,300,000 first mortgage loan made by Bancorp Bank in September 2007 secured by a property in which Mr. Brown and trusts for the benefit of Mr. Brown’s children held indirect interests. This loan was made on an arms-length basis and was repaid in accordance with its terms in November 2007.

•

Mr. Makadon. Mr. Makadon is the Chairman and a member of the law firm Ballard Spahr, as described above. The special litigation committee, also described above, retained Ballard Spahr as its counsel. RAIT has made payments to Ballard Spahr in 2007 for legal services provided to the special litigation committee and expects that payments to Ballard Spahr for legal services will continue until the special litigation committee completes its investigation; however, the special litigation committee, and not RAIT, is Ballard Spahr’s client. Legal fees paid by us to Ballard Spahr were less than 2% of Ballard Spahr’s gross revenues in 2007 and we expect that they will be less than 2% of Ballard Spahr’s gross revenues in 2008. Mr. Makadon has represented that these fees are not material to Ballard Spahr or to Mr. Makadon.

We have adopted a code of business conduct and ethics, or code of business conduct, for our trustees, officers and employees intended to satisfy NYSE listing standards and the definition of a “code of ethics” set forth in applicable Securities and Exchange Commission, or SEC, rules. We have also adopted trust governance guidelines and charters for the audit, compensation, investment and nominating and governance committees of the board of trustees intended to satisfy NYSE listing standards. Our trust governance guidelines, code of business conduct and these charters are available on our website at www.raitft.com and are available in print, upon request, to any shareholder. Please make any such request in writing to RAIT Financial Trust, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania, 19104, Attention: Investor Relations.

As set forth in our trust governance guidelines and in accordance with NYSE listing standards, the non-management trustees meet in executive session quarterly without management. The trustee who presides at these meetings is rotated each meeting among the chairs of the audit committee, compensation committee and nominating and governance committee. Interested parties may communicate directly with the non-management trustees by sending their communications to our counsel, Ledgewood, P.C., or Ledgewood, 1900 Market Street, Suite 750, Philadelphia, PA 19103. Shareholders may send communications to the board of trustees by sending them to Ledgewood as well. Ledgewood will forward these communications to the chairman of the audit committee who will distribute them as appropriate.

Our trust governance guidelines provide that no trustee may be nominated to a new term if he or she would be age 75 or older on the date of the election. Mr. Promislo will be 75 as of the date of our annual meeting. Upon the recommendation of our nominating and governance committee, the board of trustees granted Mr. Promislo a permanent waiver from this provision.

Audit Committee

The audit committee is appointed by the board of trustees to assist board oversight of:

•	the integrity of our financial statements,

•	our compliance with legal and regulatory requirements,

•	the independent registered public accounting firm’s qualifications and independence, and

•	the performance of our internal audit function and of our independent registered public accounting firm.

The audit committee also prepares the audit committee report required by the rules of the SEC to be included in our annual proxy statement. The audit committee has adopted the audit and non-audit services pre-approval guidelines attached as Appendix A to this proxy statement. The board of trustees has determined that Mr. Brown, Mr. Farnesi and Ms. Kim meet the independence standards for audit committee members set forth in the listing standards of the NYSE, including those set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, or the Exchange Act, and that Mr. Brown qualifies as an “audit committee financial expert” as that term is defined in applicable rules and regulations under the Exchange Act.

Audit Committee Report

In connection with the preparation and filing of RAIT Financial Trust’s (“RAIT”) Annual Report on Form 10-K for the year ended December 31, 2007 (the “Annual Report”):

(1) the Audit Committee reviewed and discussed the audited financial statements to be included in the Annual Report with RAIT’s management;

(2) the Audit Committee discussed with RAIT’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), the matters required to be discussed by Statement of Auditing Standards 61;

(3) the Audit Committee received and reviewed the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton the independence of Grant Thornton and satisfied itself as to Grant Thornton’s independence; and

(4) based on the review and discussions referred to above, the Audit Committee recommended to the Board of Trustees of RAIT that the audited financial statements be included in the Annual Report.

The Audit Committee of the Board of Trustees of RAIT Financial Trust has provided this report. This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (collectively, the “Acts”), except to the extent RAIT specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Trustees:

Edward S. Brown
Frank A. Farnesi
S. Kristin Kim

Compensation Committee

The compensation committee is appointed by the board of trustees to have direct responsibility for approving the compensation of our chief executive officer, our other executive officers and the non-management trustees of RAIT. The term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Exchange Act. The compensation committee also has had direct responsibility for administering our equity-based compensation plans and reviewing any extraordinary compensatory payments to any of our employees. Pursuant to these responsibilities, in 2007 the compensation committee reviewed the compensation of nine executive officers and one other highly-compensated employee of RAIT and grants to officers and other employees of equity compensation under the Plan.

Our chairman, Mrs. Cohen, and our chief executive officer, Daniel G. Cohen, both set the compensation of anyone whose compensation was not set by the compensation committee and, if requested by the compensation committee, reported to the compensation committee on the basis for any such compensation decision. With respect to equity compensation awards to non-executive officers, Mrs. Cohen and Mr. Cohen jointly make recommendations to the compensation committee for consideration. Our chief financial officer, Jack E. Salmon, includes management estimates of bonus amounts in budgets for RAIT reviewed by Mrs. Cohen and Mr. Cohen. With respect to officers whose compensation is set by the compensation committee, these estimated amounts are proposed to the compensation committee and are adjusted at year end as directed by the compensation committee.

Under its charter, the compensation committee has authority to retain compensation consultants, outside counsel, and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. Since December 2007, the compensation committee has directly retained an independent compensation consultant, Pearl Meyer & Partners, or PM&P, to assist the committee in establishing and implementing executive and director compensation strategy, interpreting competitive compensation data and trends, designing individual executive compensation packages, including but not limited to the amount and form of total compensation and its individual components, and compliance and disclosure matters relating to executive and director compensation.

The compensation consultant reports directly and exclusively to the compensation committee and receives no other fees from RAIT outside its role as advisor to the compensation committee. PM&P periodically interacts with RAIT management or employees to gather and review information related to the executive compensation program, but such work is done only at the direction of the compensation committee. PM&P does not perform any services unrelated to executive and director compensation. Accordingly, the compensation committee considers PM&P to be independent from our management.

All of the members of the compensation committee have been determined by the board of trustees to be independent under applicable NYSE listing standards. The compensation committee was comprised of Mr. Promislo, as chairman, Mr. Makadon and Mr. Quigley during 2007 until Mr. Makadon’s resignation from, and Mr. Stempel’s appointment to, the compensation committee in November 2007. Since November 2007, the compensation committee has been comprised of Mr. Promislo, as Chairman, Mr. Quigley and Mr. Stempel.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the compensation committee recommended to RAIT Financial Trust’s (“RAIT”) board of trustees that the Compensation Discussion and Analysis be included in RAIT’s annual report on Form 10-K for 2007 and RAIT’s 2008 proxy statement. This report is provided by the following independent trustees who comprise the committee:

Daniel Promislo, Chairman

John F. Quigley, III

Murray Stempel, III

Investment Committee

The investment committee is established by the board of trustees to assist board oversight of current management investment practices and board evaluation and monitoring of our existing and proposed investments, together with our management investment committee. Our investment process is managed by our management investment committee consisting of members of our senior management. The management investment committee must approve all investments. The management investment committee has the authority to approve investments in an amount up to 5% of our capital ($29.0 million at December 31, 2007) or, in the case of mezzanine loans or preferred equity investments, up to $25.0 million. Investments in excess of these limits must also be approved by the trustee investment committee. Any transactions with a related party regardless of size must be approved by a majority of our independent trustees, which may be satisfied by the approval of the four independent trustees serving on the investment committee or by a majority of the independent trustees serving on the board of trustees.

The chairman of the board of trustees, Mrs. Cohen, is the chairman of the trustee investment committee and appoints the other members of the trustee investment committee. In 2007, the trustee investment committee consisted of six trustees comprised of Mrs. Cohen, Mr. Cohen and four other trustees determined on a rotating basis with a rotation occurring every six months. In February 2008, the chairman of the trustee investment committee appointed all of the trustees on the board of trustees to serve on the trustee investment committee and ended the membership rotation.

Nominating and Governance Committee

The nominating and governance committee is appointed by the board of trustees to:

•

assist the board of trustees in maintaining an effective and knowledgeable board of trustees, including by identifying individuals qualified to become trustees and recommending to the board of trustees the trustee nominees for the next annual meeting of shareholders and the trustees to be appointed to the audit, compensation and nominating and governance committees, and

•	develop and recommend for the board of trustee’s consideration governance guidelines for RAIT.

All of the members of this committee have been determined by the board of trustees to be independent under applicable NYSE listing standards.

The nominating and governance committee uses a variety of methods for identifying and evaluating nominees for trustee. In recommending trustee nominees to the board, the nominating and governance committee solicits candidate recommendations from its own members, other trustees and management. It also may engage the services and pay the fees of a professional search firm to assist it in identifying potential trustee nominees. The nominating and governance committee assesses the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the nominating and governance committee considers whether to fill those vacancies and, if applicable, considers various potential trustee candidates. These candidates are evaluated at regular or special meetings of the nominating and governance committee, and may be considered at any point during the year. The nominating and governance committee seeks to make its recommendations for trustee nominees for each annual meeting to the board of trustees at its January meeting immediately preceding the annual meeting.

The nominating and governance committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a nominating and governance committee-recommended nominee. The nominating and governance committee seeks to ensure that the membership of the board of trustees and each committee of the board of trustees satisfies all relevant listing standard requirements of the NYSE and applicable laws and regulations and all requirements of our governance documents, as well as to provide trustees who have a mixture of skills relevant to our business. The nature of the specific qualifications, qualities, experience or skills (including international versus domestic background, diversity, age, and legal and regulatory requirements) that the nominating and governance committee may look for in any particular trustee nominee depends on the qualifications, qualities, experience and skills of the rest of the trustees at the time of any vacancy on the board of trustees.

The nominating and governance committee will consider candidates for nomination as a trustee recommended by shareholders, trustees, officers, third party search firms and other sources. In evaluating candidates, the nominating and governance committee considers the attributes of the candidate and the needs of the board, and will review all candidates in the same manner, regardless of the source of the recommendation. The nominating and governance committee will consider individuals recommended by shareholders for nomination as a trustee in accordance with the procedures described under “Shareholder Proposals and Nominations.”

PROPOSAL 2. APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our shareholders to approve the selection of Grant Thornton, LLP, or Grant Thornton, as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2008. Although approval is not required by our bylaws or otherwise, the board of trustees is submitting the selection of Grant Thornton to our shareholders for approval as a matter of good corporate practice. The audit committee has engaged Grant Thornton to review our financial statements for the first three quarters of 2008 but has not yet engaged an independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2008. If Grant Thornton is not approved, the audit committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if Grant Thornton is approved, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of RAIT and our shareholders.

The board of trustees unanimously recommends that the shareholders approve the selection of Grant Thornton to audit the financial statements of RAIT for the fiscal year ending December 31, 2008. We expect that representatives of Grant Thornton will be present at the annual meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

The following table presents the aggregate fees billed by Grant Thornton for each of the services listed below for each of our last two fiscal years.

	2007	2006
Audit Fees(1)	$1,259,380	$1,132,054
Audit-Related Fees(2)	53,999	51,341
Tax Fees(3)	76,633	165,427
All Other Fees(4)	—	—

Total	$1,390,012	$1,348,822

(1)	Audit fees consisted of the aggregate fees billed for professional services rendered by Grant Thornton in connection with its audit of our consolidated financial statements, audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act and its reviews of the unaudited consolidated interim financial statements that are normally provided in connection with statutory and regulatory filings or engagements for these fiscal years. This includes fees of $184,380 and $239,512 associated with our stock and senior note offerings during 2007 and 2006, respectively.

(2)	Audit-related fees consisted of the aggregate fees billed for assurance and related services rendered by Grant Thornton that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not disclosed under “Audit Fees” above. These services consisted primarily of employee benefit plan audits and accounting consultations in 2007 and 2006.

(3)	Tax fees consisted of the aggregate fees billed for professional services rendered by Grant Thornton for tax compliance and tax return preparation in 2007 and 2006.

(4)	All other fees would consist of the aggregate fees billed for products and services provided by Grant Thornton other than the services described under audit fees, audit-related fees and tax fees; however, no such products and services were provided in the relevant periods.

Exchange Act rules generally require any engagement by a public company of an accountant to provide audit or non-audit services to be pre-approved by the audit committee of that public company. This pre-approval requirement is waived with respect to the provision of services other than audit, review or attest services if certain conditions set forth in Rule 2-01(c)(7)(i)(C) under the Exchange Act are met. All of the audit, audit- related and tax services described above were pre-approved by the audit committee and, as a consequence, such services were not provided pursuant to a waiver of the pre-approval requirement set forth in this Rule.

PROPOSAL 3. APPROVAL OF THE AMENDMENT AND RESTATEMENT OF RAIT’S 2005 EQUITY COMPENSATION PLAN

In March 2008, the compensation committee adopted, subject to shareholder approval at the annual meeting, an amendment and restatement of RAIT’s 2005 Equity Compensation Plan that would include the following changes:

•	The name of the plan would be changed from the “RAIT Investment Trust 2005 Equity Compensation Plan” to the “RAIT Financial Trust 2008 Incentive Award Plan.”

•	The total number of common shares authorized for issuance under the Plan would be increased from 2,500,000 common shares to 4,500,000 common shares, an increase of 2,000,000 common shares.

•	The term of the Plan would be extended so that the Plan would terminate on May 19, 2018, as opposed to May 17, 2015.

•	The individual limits for awards under the Plan would be increased as described below.

•

Additional criteria would be added to the performance goals that may be used to qualify particular grants as “qualified performance based compensation” under section 162(m) of the Internal Revenue Code of 1986, as amended, or the IRC, as described below.

•	Cash awards would become available under the Plan.

The board of trustees unanimously recommends a vote FOR the approval of the amendment and restatement of the Plan in Proposal 3.

Shareholder approval is being sought (i) so that the compensation attributable to grants under the Plan (including cash awards) may qualify for the exemption from the $1 million deduction limit under section 162(m) of the IRC (see discussion of section 162(m) under the section entitled “Federal Income Tax Consequences” below), (ii) in order for incentive stock options to meet the requirements of section 422 of the IRC, and (iii) in order to meet the New York Stock Exchange listing standards.

The material features of the Plan, as proposed to be amended and restated, are summarized below. A copy of the full text of the Plan, as proposed to be amended and restated, is attached to this Proxy Statement as Appendix B. This summary of the Plan is not intended to be a complete description of the Plan and is qualified in its entirety by the actual text of the Plan in Appendix B .

The board of trustees has directed that the proposal to approve the amendment and restatement of the Plan, which includes the increase in the number of common shares that may be issued under the Plan, the addition of cash awards and the addition of criteria for performance goals so that grants granted under the Plan may qualify as “qualified performance-based compensation” under section 162(m) of the IRC, be submitted to RAIT’s shareholders for their approval at the annual meeting. The board of trustees and compensation committee believe that the approval of the proposed amendment and restatement of the Plan by the shareholders will further RAIT’s ability to attract, retain and motivate top quality management, employees, non-employee trustees and consultants. RAIT’s compensation structure and overall compensation strategy, including the ability of RAIT’s employees, non-employee trustees and consultants to acquire or increase their equity stake in RAIT, are material to RAIT’s success, and the board of trustees and compensation committee have concluded that these would be enhanced by the proposed amendment and restatement of the Plan. In addition, the proposed amendment and restatement will permit RAIT to offer cash awards that are tax deductible based on the performance-based exceptions under Section 162(m) of the IRC.

MATERIAL FEATURES OF THE PLAN

General. The proposed amendment and restatement of the Plan would change the name of the Plan from the “RAIT Investment Trust 2005 Equity Compensation Plan” to the “RAIT Financial Trust 2008 Incentive Award Plan.” The Plan currently provides for the grant of nonqualified options, incentive stock options, share appreciation rights, or SARs, units, share awards, dividend equivalents and other share-based awards. The Plan, as proposed to be amended and restated, would continue to provide for these types of equity grants, and would also provide the flexibility to grant cash awards, as described more fully below.

The proposed amendment and restatement of the Plan would increase the total number of common shares authorized for issuance under the Plan from 2,500,000 common shares to 4,500,000 common shares, an increase of 2,000,000 shares. This number is subject to adjustment in certain circumstances as described below. The common shares may be authorized but unissued common shares or reacquired common shares, including common shares purchased by RAIT on the open market for purposes of the Plan. If and to the extent options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any share awards, units, dividend equivalents or other share-based awards are forfeited or terminated, or otherwise not paid in full, the common shares subject to such grants which have not been issued will again be available for purposes of the Plan. Common shares surrendered in payment of the option price of an option or withheld for purposes of satisfying RAIT’s minimum tax withholding obligations with respect to grants under the Plan will again be available for issuance or transfer under the Plan. To the extent that any grants are paid in cash, and not in common shares, any common shares previously reserved for issuance or transfer pursuant to such grants will again be available for issuance or transfer under the Plan.

The maximum aggregate number of common shares with respect to which all grants, other than dividend equivalents and cash awards, may be made under the Plan to any individual during any calendar year will be increased to 1,000,000 common shares from the current limit of 500,000 common shares, subject to adjustment as described below. The maximum aggregate number of common shares with respect to which all grants, other than options, SARs, dividend equivalents and cash awards, that may be made under the Plan to any individual in any calendar year will be increased to 500,000 common shares from the current limit of 250,000 common shares, subject to adjustment as described below. A grantee may not accrue dividend equivalents during any calendar year in excess of $5,000,000, an increase from the current limit of $1,000,000. The maximum cash award that an employee may be paid under the Plan in any twelve month period is $2,500,000, which is a new limit and is included in the proposed amendments to the Plan because of the addition of cash awards to the Plan. These individual limits apply without regard to whether the grants are to be paid in common shares or in cash. All cash payments (other than dividend equivalents and cash awards) will equal the fair market value of the common shares to which the cash payment relates.

The proposed amendment and restatement of the Plan would extend the term of the Plan so that the Plan would terminate on May 19, 2018, as opposed to May 17, 2015. If approved by the shareholders, the Plan, as amended and restated, will become effective on May 20, 2008.

Administration. The Plan is administered and interpreted by the compensation committee. Ministerial functions relating to the Plan may be performed by employees designated with such authority by the compensation committee. The compensation committee has the authority to (a) designate the employees, non-employee trustees and consultants who are eligible to participate in the Plan; (b) make grants provided in the Plan in such form and amount as the compensation committee determines; (c) impose such limitations, restrictions and conditions upon any such grant as the compensation committee deems appropriate; and (d) interpret the Plan and any grant, adopt, amend and rescind rules and regulations relating to the Plan and any grant, and make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. No member of the compensation committee will be liable for any action taken or decision made in good faith relating to the Plan or any grant thereunder.

Eligibility for Participation. All of the employees (including officers and employees who are trustees) of RAIT or its subsidiaries and affiliates will be eligible for grants under the Plan. In addition, non-employee trustees and consultants and advisors who have contributed to the success of RAIT or its subsidiaries and affiliates will be eligible to participate in the Plan. As of April 3, 2008, all of RAIT’s 76 employees and seven non-employee trustees would be eligible to receive grants under the Plan. It is not possible to specify in advance the number of advisors and consultants who may be eligible for grants.

TYPES OF AWARDS

Stock Options

The compensation committee may grant options intended to qualify as incentive stock options, or ISOs, within the meaning of Section 422 of the IRC, so-called “nonqualified stock options” that are not intended to so qualify, or NQSOs, or any combination of ISOs and NQSOs. Anyone eligible to participate in the Plan may receive a grant of NQSOs. Only employees of RAIT and certain of its subsidiaries may receive a grant of ISOs.

The compensation committee fixes the exercise price per share for options on the date of grant. The exercise price of any option granted under the Plan may not be less than the fair market value of the underlying common shares on the date of grant. However, if the grantee of an ISO is a person who holds more than ten percent of the total combined voting power of all classes of outstanding shares of beneficial interest of RAIT, the ISO exercise price per share must be at least 110% of the fair market value of a common share on the date of grant. To the extent that the aggregate fair market value of common shares, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The compensation committee determines the term of each option; provided, however, that the term may not exceed ten years from the date of grant and, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding shares of beneficial interest of RAIT, may not exceed five years from the date of grant. The vesting period for options commences on the date of grant and ends on such date as is determined by the compensation committee, in its sole discretion, which is specified in the grant agreement. The compensation committee may accelerate the exercisability of options at any time for any reason and may also provide that options will become exercisable before the date they become vested. The compensation committee will also determine the period, if any, after a grantee terminates employment or service during which vested options will remain exercisable. A grantee may exercise an option by delivering notice of exercise to RAIT or its designated agent. The grantee will pay the exercise price and any withholding taxes for the option: (a) in cash or by certified check, (b) with the approval of the compensation committee, by delivering common shares already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price or attestation to ownership of such shares, (c) with the approval of the compensation committee, in cash, on the settlement date that occurs after the exercise date specified in the notice of exercise, provided that the grantee exercises the option through an irrevocable agreement with a registered broker and the payment is made in accordance with the procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, or (d) by such other method as the compensation committee may approve, to the extent permitted by applicable law. The compensation committee may provide that if a grantee uses common shares to exercise an option, the grantee will receive an additional option to purchase a number of common shares equal to the number of common shares used to exercise the option and withheld to pay any taxes. These additional options will have an exercise price no less than the fair market value of the common shares on the date of grant of the additional option and will have a term no longer than the term of the original option.

SARs

The compensation committee may grant SARs, which may be granted in connection with, or independently of, any option granted under the Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of the common shares on the date of exercise over the base amount set forth in the grant agreement. Such payment to the grantee will be in cash, in common shares, or in a combination of cash and common shares, as determined by the compensation committee. The compensation committee will determine the period when SARs vest and become exercisable, the base amount for SARs (which will not be less than the fair market value of the corresponding common shares on the date of grant) and whether SARs will be granted in connection with, or independently of, any options. The compensation committee may grant SARs to anyone eligible to participate in the Plan.

Units

The compensation committee may grant units to anyone eligible to participate in the Plan. Each unit provides the grantee with the right to receive a Common Share or an amount based on the value of a Common Share at a future redemption date. The compensation committee determines the number of units that will be granted, whether units will become redeemable if specified performance goals or other conditions are met, or under other circumstances, and the other terms and conditions applicable to the units. Units may be paid at the end of a specified period or deferred to a date authorized by the compensation committee. If a unit becomes redeemable, it will be paid to the grantee in cash, in common shares, or in a combination of cash and common shares, as determined by the compensation committee.

Share Awards

The compensation committee may grant share awards to anyone eligible to participate in the Plan. Share awards are an award of common shares, subject to certain terms and conditions specified by the compensation committee. The compensation committee may require that grantees pay consideration for the share awards and may impose restrictions on the share awards. If restrictions are imposed on share awards, the compensation committee will determine whether they will lapse over a period of time or according to such other criteria as the compensation committee determines appropriate. The compensation committee determines the number of common shares subject to the grant of share awards and the other terms and conditions of the grant. The compensation committee will determine to what extent and under what conditions grantees will have the right to vote common shares and to receive dividends or other distributions paid on such shares during the restriction period. The compensation committee may determine that a grantee’s entitlement to dividends or other distributions with respect to share awards will be subject to the achievement of performance goals or other conditions.

Dividend Equivalents

The compensation committee may grant dividend equivalents to anyone eligible to participate in the Plan. Dividend equivalents are the right to receive an amount equal to the value of dividends paid on the common shares, as if the grant under the Plan were common shares at the time of the dividend. Dividend equivalents may be granted in connection with any grants under the Plan and are payable in cash or common shares and may be paid currently or accrued as contingent obligations. The terms and conditions of dividend equivalents are determined by the compensation committee.

Other Share-Based Awards

The compensation committee may grant other share-based awards, which are awards that are based on, measured by or payable in common shares to any grantee, on such terms and conditions as the compensation committee will determine. Other share-based awards may be awarded subject to the achievement of performance goals or other conditions and may be payable in cash, common shares or any combination of the foregoing, as the compensation committee will determine in the grant agreement. Common shares needed to satisfy RAIT’s obligations under the existing RAIT Investment Trust Phantom Share Plan, or the phantom share plan, to grantees in the phantom share plan, will be issued under the Plan as an “other share-based award.” The rights of phantom shares granted under the phantom share plan may be substantially similar to the rights of units granted pursuant to the Plan. The compensation committee may determine, in its discretion, whether to grant phantom shares under the phantom share plan or units under the Plan in the event the compensation committee determines to grant such rights to any eligible person.

Cash Awards

As part of the amendment and restatement of the Plan, the Plan will provide that the compensation committee may grant cash awards under the Plan to any employee who is eligible to receive a grant under the Plan. The terms, conditions and restriction of any such cash awards will be determined by the compensation committee. Cash awards granted under the Plan will be awarded subject to achievement of performance goals, as determined by the compensation committee and set forth in the employee’s grant agreement. All cash awards will be paid solely in cash. As described below under “Grants Under the Plan,” subject to shareholder approval of the amendment and restatement of the Plan, the compensation committee has adopted certain cash award criteria under the Plan for eight executive officers and one other highly-compensated employee of RAIT.

Qualified Performance-Based Compensation. The Plan provides that the compensation committee may determine that units, share awards, dividend equivalents or other share-based awards granted to an employee will constitute “qualified performance-based compensation” under Section 162(m) of the IRC. The Plan as proposed to be amended and restated, would also provide that that the compensation committee may determine that cash awards granted to an employee will constitute “qualified performance-based compensation” under Section 162(m) of the IRC. See “Federal Income Tax Consequences” below for a discussion of Section 162(m) of the IRC.

When units, share awards, dividend equivalents, other share-based awards or cash awards that are to constitute “qualified performance-based compensation” are granted, the compensation committee establishes (a) the objective performance goals that must be met, (b) the period during which performance will be measured, (c) the maximum amounts that may be paid if the performance goals are met, and (d) any other conditions that the compensation committee deems appropriate and consistent with the Plan and the requirements of Section 162(m) of the IRC for “qualified performance-based compensation.” The performance goals established by the compensation committee for this purpose will be intended to satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The compensation committee will not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but the compensation committee may reduce the amount of compensation that is payable upon achievement of the designated performance goals.

The compensation committee must use objectively determinable performance goals based on one or more of the following criteria: common share price, earnings per common share, net earnings, operating earnings, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specific revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. In addition to the foregoing, the Plan, as proposed to be amended and restated, would add the following criteria: adjusted earnings, total fees generated, assets under management, economic book value, REIT taxable income, capital gains, capital losses, funds from operations, enterprise value, market capitalization (of the common shares, any series of RAIT’s preferred shares or any combination of any or all classes or series of RAIT’s equity securities) and return on capital. The performance goals may relate to the grantee’s business unit or the performance of RAIT, a subsidiary or affiliate of RAIT or RAIT and its subsidiaries and affiliates as a whole, or any combination of the foregoing. For purposes of measuring the performance goals, the goals may exclude any or all of the following, as determined by the compensation committee at the time of establishing the performance goals, capital gains and capital losses. Performance goals need not be uniform as among grantees.

Deferrals. The compensation committee may permit or require grantees to defer receipt of the payment of cash or the delivery of common shares that would otherwise be due to the grantee in connection with a grant under the Plan. The compensation committee will establish the rules and procedures applicable to any such deferrals.

Adjustment Provisions. In the event of any change in the number or kind of outstanding common shares by reason of a share dividend, spinoff, recapitalization, stock split or combination or exchange of common shares; a merger, reorganization or consolidation; a reclassification or change in par value; or any other extraordinary or unusual event affecting outstanding common shares as a class without RAIT’s receipt of consideration, the compensation committee will equitably adjust, in such manner as the compensation committee deems appropriate, the maximum number of common shares which may be issued under the Plan, the maximum number of common shares for which any individual may receive pursuant to grants (other than dividend equivalents and cash awards) in any year, the kind and number of common shares subject to outstanding grants, the kind and number of shares issued or to be issued under the Plan, and the price per common share or the applicable market value of such grants, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued common shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding grants. Prior to the amendment and restatement this adjustment was at the discretion of the compensation committee. Any adjustments determined by the compensation committee shall be final, binding and conclusive.

Change of Control. The Plan provides that if a change of control occurs where RAIT is not the surviving entity (or survives only as a subsidiary of another entity), unless the compensation committee determines otherwise, all outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options and rights, by the surviving entity (or a parent or subsidiary of the surviving entity), and other grants that remain outstanding will be converted to similar grants of the surviving entity (or a parent or subsidiary of the surviving entity).

In the event of a change of control, the compensation committee may also take any of the following actions with respect to outstanding grants: (a) determine that outstanding options and SARs will accelerate and become exercisable, in whole or in part, upon the change of control or upon such other event as the compensation committee determines, (b) determine that the restrictions and conditions on outstanding share awards will lapse, in whole or in part, upon the change of control or upon such other event as the compensation committee determines, (c) determine that grantees holding units will receive a redemption in settlement of such units and that dividend equivalents and other share-based awards shall become fully payable in cash or common shares in amounts determined by the compensation committee, (d) require that grantees surrender their outstanding options and SARs in exchange for a payment by RAIT, in cash or common shares as determined by the compensation committee, in an amount equal to the amount by which the then fair market value of the common shares subject to the grantee’s unexercised options and SARs exceeds the option price of the options or the base amount of SARs, as applicable, or (e) after giving grantees an opportunity to exercise their outstanding options and SARs, terminate any or all unexercised options and SARs at such time as the compensation committee deems appropriate. In addition, consequences of a change of control of RAIT to awards under the Plan, and the applicable definition of a change in control, may be varied by the terms of any employment agreement approved by the compensation committee.

Foreign Grantees. If the amendment and restatement of the Plan is approved, if any individual who receives a grant under the Plan is subject to taxation in countries other than the United States, the compensation committee may make grants to such individuals on such terms and conditions as the compensation committee determines appropriate to comply with the laws of the applicable country.

Repricing of Options. The Plan includes a restriction providing that the compensation committee may not reprice options, nor may the compensation committee amend the Plan to permit repricing of options, unless the shareholders of RAIT provide prior approval for such repricing. Adjustments to the exercise price or number of common shares subject to an option to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”

Transferability. The compensation committee may permit the transferability of NQSOs in limited circumstances.

Amendment and Termination of the Plan. The compensation committee may amend or terminate the Plan at any time; provided, however, that the compensation committee will not amend the Plan without shareholder approval if such approval is required in order to comply with the IRC or applicable laws, or to comply with applicable stock exchange requirements. The compensation committee may also condition or modify grants under the Plan in response to changes in securities, tax or other laws or rules, regulations or regulatory interpretations thereof applicable to the Plan or to comply with the rules or requirements of any stock exchange on which the common shares are listed or quoted. The compensation committee may at any time and from time to time terminate or modify or amend the Plan in any respect, except that without shareholder approval the compensation committee may not (i) increase the maximum number of common shares which may be issued under the Plan, (ii) extend the maximum period during which any grant may be granted or exercised, or (iii) extend the term of the Plan. The termination or any modification or amendment of the Plan, except as provided above, shall not without the consent of a participant, adversely affect his or her rights under a grant previously awarded to him or her. If the proposed amendment and restatement of the Plan is approved, no grants may be issued under the Plan after May 19, 2018.

Current Plan Information. The maximum number of common shares that may be issued under the Plan currently is 2,500,000 common shares. As of April 1, 2008, 750,086 common shares have been issued pursuant to the Plan and an aggregate of 745,505 common shares remain reserved for issuance under the Plan, of which 215,300 are currently reserved for issuance under outstanding options and 530,205 are currently reserved for issuance under outstanding phantom units and phantom shares. The number of common shares available as of April 1, 2008 for new grants under the current Plan is 1,004,409 common shares. If the proposed amendment and restatement of the Plan is approved by shareholders at the annual meeting, the total number of common shares that may be issued under the Plan will be 4,500,000, with 3,004,409 common shares available for new grants.

Grants Under the Plan. It is currently not possible to predict the number of common shares that will be granted or who will receive any grants under the Plan after the annual meeting.

In March 2008, the compensation committee approved, subject to shareholder approval of the amendment and restatement of the Plan, a 2008 cash award program under the Plan. The program provides for cash awards payable to eight executive officers and one other highly-compensated employee of RAIT, each an eligible officer, on the attainment of specified performance goals in RAIT’s 2008 fiscal year. These cash awards will be paid if RAIT achieves a level of adjusted earnings (as that term has been used by RAIT in its public reporting, but excluding capital gains and losses) per diluted RAIT common share, or the cash award adjusted earnings, that is at least $1.60 per share in RAIT’s 2008 fiscal year. If the level of cash award adjusted earnings is less than $1.60 per share, no cash award will be payable under the 2008 cash award program. The value of the cash award that will be payable to each eligible officer will depend on how much, if any, the cash award adjusted earnings per share that is actually achieved at the end of 2008 exceeds the $1.60 per share level. The designated percentage of base salary that will be payable as a cash award to eligible officers upon the achievement of cash award adjusted earnings per share at defined threshold, target and maximum levels is listed below:

	Threshold	Target	Maximum
Daniel Cohen	60%	120%	180%
Jack Salmon	75%	100%	125%
Betsy Cohen	60%	120%	180%
Scott Schaeffer	60%	120%	180%
Plamen Mitrikov	60%	120%	180%
Entire Executive Group	60% to 80%	90% to 120%	100% to 180%
Non-Executive Trustee Group(1)	Not applicable	Not applicable	Not applicable
Non-Executive Officer Employee Group(2)	80%	90%	100%

(1)	The non-executive trustees of RAIT are not eligible for the 2008 cash award program

(2)	Comprised of one highly-compensated non-executive officer whose compensation is set by the compensation committee.

For purposes of the 2008 cash award program, the “Threshold” cash award adjusted earnings level is equal to $1.60 per share, the “Target” cash award adjusted earnings level is equal to $1.85 per share and the “Maximum” cash award adjusted earnings level is equal to $2.10 per share; provided, however, that if the cash award adjusted earnings per share achieved exceeds $2.10 per share no additional award will be issued under the 2008 cash award program and the cash award adjusted earnings per share will be deemed to be the Maximum level. If the cash award adjusted earnings is between the “Threshold” and “Target” benchmarks or the “Target” and “Maximum” benchmarks, the percentage of base salary that will be payable to the eligible officer as the cash award will be interpolated.

The compensation committee may reduce, but not increase, the cash awards, if any, payable under the 2008 cash award program for any eligible officer for any reason or no reason, in its sole discretion. If RAIT’s shareholders do not approve the amendments to the Plan at the 2008 annual meeting that would provide for the granting of cash awards under the Plan and the material terms of the performance goals under the Plan so that cash awards under the Plan qualify for the qualified performance-based exemption under section 162(m) of the Code, the 2008 cash award program will be without effect and no eligible officer will be entitled to receive a bonus in lieu of the cash award opportunity provided under the 2008 cash award program. The compensation committee retains the right to establish a discretionary bonus pool for the eligible officers in addition to the 2008 cash award program.

The following table depicts the cash bonuses that would have been paid to our named executives and our entire executive group during 2007 assuming the 2008 cash award program was in place during 2007.

Amount
Daniel G. Cohen	$1,188,000
Jack E. Salmon	550,000
Betsy Z. Cohen	675,000
Scott F. Schaeffer	900,000
Plamen Mitrikov	594,000
Non-Executive Trustee Group(1)	Not Applicable
Entire Executive Group	4,907,000
Non-Executive Officer Employee Group(2)	275,000

(1)	The non-executive trustees of RAIT are not eligible for the 2008 cash award program.
(2)	Comprised of one highly-compensated non-executive officer whose compensation is set by the compensation committee.

The last sales price of RAIT’s common shares on April 3, 2008, was $7.04 per share.

FEDERAL INCOME TAX CONSEQUENCES

The Federal income tax consequences arising with respect to awards granted under the Plan will depend on the type of the award. The following provides only a general description of the application of federal income tax laws to certain awards under the Plan. This discussion is intended for the information of shareholders considering how to vote at the annual meeting and not as tax guidance to grantees in the Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash, or delivery of actual common shares. Future appreciation on common shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the common shares are sold. RAIT, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and RAIT will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Exceptions to these general rules may arise under the following circumstances: (a) if common shares, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment or performance-related condition, ordinary income taxation and RAIT’s tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture); (b) if an employee is granted an option that qualifies as an “incentive stock option,” no ordinary income will be recognized, and RAIT will not be entitled to any tax deduction, if common shares acquired upon exercise of such option are held more than the longer of one year from the date of exercise and two years from the date of grant; (c) RAIT will not be entitled to a tax deduction for compensation attributable to awards granted to its chief executive officer and certain other of its executive officers, if and to the extent such compensation does not qualify as “performance-based” compensation under Section 162(m) of the IRC, and such compensation, along with any other non-performance-based compensation paid in the same calendar year, exceeds $1,000,000, and (d) an award may be taxable to the recipient at 20 percentage points above ordinary income tax rates at the time it becomes vested, plus interest, even if that is before the delivery of the cash or shares in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the IRC, and the requirements of Section 409A of the IRC are not satisfied.

Section 162(m) of the IRC generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer and the next three highest paid executive officers (excluding the chief financial officer) in excess of $1,000,000 in any year. Compensation that qualifies as “performance-based compensation” is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible by the company that pays it. Options and SARs generally qualify if they are granted at fair market value and there is an individual limit under the plan. Share awards, units, dividend equivalents, other share-based awards and cash awards will generally qualify for the performance-based exception under section 162(m) of the IRC if such grants are contingent on the attainment of one or more objective performance goals. However, there is no requirement that these awards meet these requirements if they are granted under the Plan. If they do not meet these requirements, the value of such awards will count toward the $1,000,000 limit for the affected individual. As a real estate investment company, or REIT, the consequences of Section 162(m) of the IRC for RAIT are limited. One requirement that must be met in order to qualify as a REIT is that, generally, a REIT must distribute at least 90% of the sum of its taxable income. To the extent that a REIT retains income, it must pay tax on such income just like any other corporation. As a result, to the extent executive compensation is not deductible for a REIT under Section 162(m) of the IRC, the REIT cannot deduct such compensation from income subject to the 90% distribution rule and the REIT cannot deduct such compensation from undistributed income subject to taxation. Options and SARs granted under the Plan are generally intended to meet the requirements of Section 162(m) of the IRC. Share awards, units, dividend equivalents and other share-based awards granted under the Plan will only qualify as “performance-based compensation” when the compensation committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the IRC as described above.

The Plan provides that RAIT has the right to require the grantee of any award under the Plan to pay to the grantee’s employer an amount necessary for such employer to satisfy its federal, state or local tax withholding obligations with respect to such grants. RAIT may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. The compensation committee may permit a grantee to satisfy RAIT’s withholding obligation by having shares acquired pursuant to the grant withheld, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities. The Plan also provides that the compensation committee may permit a grantee to satisfy the grantee’s withholding obligation that exceeds the minimum applicable withholding rate by transferring to RAIT previously acquired common shares.

OTHER MATTERS

As of the date of this proxy statement, the board of trustees does not intend to present and has not been informed that any other person intends to present any other matters for action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournment, postponement or continuation thereof, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment. For any other matter which may properly come before the annual meeting, the affirmative vote of the holders of at least a majority of the votes cast at the annual meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Except as set forth in this section, all common shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage owned by each person who, to the knowledge of RAIT as of March 10, 2008, is the beneficial owner of more than 5% of the outstanding:

•	common shares;

•	7.75% Series A cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share, or Series A preferred shares;

•	8.375% Series B cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share, or Series B preferred shares; or

•	8.875% Series C cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share, or Series C preferred shares.

This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

Title of Class	Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Shares	Leon G. Cooperman	3,855,163	(1)	6.3%
Common Shares	Third Avenue Management LLC	3,352,000	(2)	5.5%
Common Shares	Wellington Management Company, LLP	4,032,576	(3)	6.6%

(1)	Information based on Schedule 13G/A filed February 6, 2008 on behalf of Mr. Cooperman. Mr. Cooperman is the Managing Member of Omega Associates, L.L.C., or Associates. Associates is the general partner of limited partnerships known as Omega Capital Partners, L.P., or Capital LP, Omega Capital Investors, L.P., or Investors LP, and Omega Equity Investors, L.P., or Equity LP. Mr. Cooperman is the President, chief executive officer, and majority stockholder of Omega Advisors, Inc., or Advisors. Advisors serves as a discretionary investment advisor to a limited number of institutional clients, or the Managed Accounts, and has shared power to dispose or to direct the disposition of common shares owned by the Managed Accounts. Mr. Cooperman is the ultimate controlling person of Associates, Capital LP, Investors LP, Equity LP, and Advisors. Mr. Cooperman is also one of the trustees of the Leon and Toby Cooperman Foundation, or the Foundation, a charitable trust. The Schedule 13G/A reports that Mr. Cooperman had sole voting and dispositive power with respect to 2,068,876 common shares consisting of 250,800 common shares owned by Mr. Cooperman; 1,358,941 common shares owned by Capital LP; 93,200 common shares owned by Equity LP; 315,935 common shares owned by Investors LP; 50,000 common shares owned by the Foundation; and shared voting and dispositive power with respect to 1,786,287 common shares owned by the Managed Accounts. The address of the principal business office of each of Mr. Cooperman, Capital LP, Investors LP, and Equity LP, Overseas and Advisors is reported as 88 Pine Street, Wall Street Plaza, 31st Floor, New York, New York 10005.

(2)

Information based on Schedule 13G filed February 14, 2008 stating that Third Avenue Management LLC had sole voting power with respect to 3,350,600 common shares and sole dispositive power with respect to 3,352,000 common shares. The address of this entity is reported as 622 Third Avenue, 32nd Floor, New York, New York 10017.

(3)	Information based on Schedule 13G filed February 14, 2008 stating that Wellington Management Company, LLP had shared voting power with respect to 3,298,576 common shares and shared dispositive power with respect to 4,032,576 common shares. The address of this entity is reported as 75 State Street, Boston, Massachusetts 02109.

Holders of our preferred shares generally have no voting rights and will have no voting rights at the annual meeting. The holders of these shares only obtain voting rights in limited circumstances, none of which have occurred. In particular, in the event dividends on any series of preferred shares were in arrears for six or more quarterly periods (whether or not consecutive), the holders of that series (voting together as a single class with all other shares of any class or series of shares ranking on a parity with any series which is entitled to similar voting rights, if any) would be entitled to vote for the election of two additional trustees to serve on the board of trustees until all such dividends in arrears have been paid or declared and set apart for payment. In addition, the issuance of future senior shares or certain changes to the terms of any series of preferred shares that would be materially adverse to the rights of holders of that series of preferred shares cannot be made without the affirmative vote of the holders of at least two-thirds of the outstanding shares of that series of preferred shares.

The following tables set forth the number and percentage owned as of March 10, 2008 by each of our present trustees, each of our present executive officers, and all of our present executive officers and trustees as a group of:

•	common shares; and

•	Series A preferred shares.

None of these persons owned any of the Series B preferred shares or Series C preferred shares as of March 10, 2008. This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Common shares issuable pursuant to vested options or warrants are deemed to be outstanding for purposes of computing the percentage ownership of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common shares	Trustees:
	Betsy Z. Cohen	866,814	(1)	1.4%
	Daniel G. Cohen	1,946,099	(2)	3.2%
	Edward S. Brown	25,037	(3)	*
	Frank A. Farnesi	22,529	(4)	*
	S. Kristin Kim	25,506	(5)	*
	Arthur Makadon	13,506	(6)	*
	Daniel Promislo	27,537	(7)	*
	John F. Quigley III	13,866	(8)	*
	Murray Stempel III	24,255	(9)	*

	Non-Trustee Executive Officers:
	Scott F. Schaeffer	163,973	(10)	*
	Jack E. Salmon	122,017	(11)	*
	Plamen M. Mitrikov	112,780	(12)	*

	All trustees and executive officers as a group (15 persons)	3,454,981		5.7%

*	Does not exceed 1%

(1)

Includes 295,024 common shares directly held by Mrs. Cohen; 14,475 common shares held in RAIT’s 401(k) profit sharing plan, or the RAIT 401(k) plan, for the benefit of Mrs. Cohen, 126,801 common shares held by a charitable foundation of which Mrs. Cohen serves as trustee, 151,200 common shares held in an IRA account for the benefit of Mrs. Cohen’s spouse, 234,314 common shares held by Solomon Investment Partnership, L.P., a limited partnership of which Mrs. Cohen and her spouse are the sole shareholders, officers and directors of the corporate general partner and are the sole limited partners; and

45,000 common shares issuable upon exercise of vested options granted under the Plan. Excludes 4,231 vested and 4,232 unvested phantom units granted pursuant to the Plan that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(2)	Includes 1,310,281 common shares held directly by Mr. Cohen, and 510,488 shares owned by an entity of which Mr. Cohen indirectly holds approximately 87.6% of the ownership interests. Also includes 125,330 restricted common shares that will vest more than sixty days from the date of the information in this table. Mr. Cohen has pledged 583,432 common shares as security.

(3)	Includes 10,000 common shares owned by the Brown Family Limited Partnership. The sole limited partners of this limited partnership are trusts for the benefit of the children of Mr. Brown. The sole general partner of this limited partnership is a limited liability company whose sole members are these trusts and whose sole manager is an individual who is not a member of Mr. Brown’s family. None of Mr. Brown’s children share the reporting person’s household at this time and he disclaims beneficial ownership of these common shares. Excludes 448 vested phantom shares granted pursuant to the phantom share plan. Redemption of these phantom shares will occur within 45 days from separation from service from the board of trustees for the corresponding number of common shares. Excludes 5,182 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(4)	Excludes 5,182 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(5)	Includes 10,000 common shares issuable upon exercise of vested options granted under the Plan. Excludes 1,396 vested phantom shares. Redemption of these phantom shares will occur within 45 days from separation from service from the board of trustees for the corresponding number of common shares. Excludes 5,182 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(6)	Includes 11,000 common shares issuable upon exercise of vested options granted under the Plan. Excludes 1,396 vested phantom shares. Redemption of these phantom shares will occur within 45 days from separation from service from the board of trustees for the corresponding number of common shares. Excludes 5,182 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(7)	Excludes 448 vested phantom shares. Redemption of these phantom shares will occur within 45 days from separation from service from the board of trustees for the corresponding number of common shares. Excludes 5,182 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(8)	Excludes 5,182 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(9)	Includes 5,389 common shares held in a trust for the benefit of Mr. Stempel’s spouse. Excludes 5,182 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(10)	Includes 119,176 common shares directly held by Mr. Schaeffer, 10,998 common shares held in a RAIT 401(k) plan account for the benefit of Mr. Schaeffer and 37,500 common shares issuable upon exercise of vested options granted under the Plan. Excludes 5,393 vested and 12,796 unvested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(11)	Includes 9,096 restricted shares that will vest more than sixty days from the date of the information in this table. Excludes 1,000 common shares held by Mr. Salmon’s children, as to which Mr. Salmon disclaims beneficial ownership.

(12)	Includes 44,911 restricted shares that will vest more than sixty days from the date of the information in this table.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Series A Preferred Shares	Trustees:
	Betsy Z. Cohen	—		—
	Daniel G. Cohen	—		—
	Edward S. Brown	—		—
	Frank A. Farnesi	—		—
	S. Kristin Kim	—	(1)	—
	Arthur Makadon	—		—
	Daniel Promislo	4,000	(2)	*
	John F. Quigley, III	—		—
	Murray Stempel, III	—

Non-Trustee Executive Officers:
	Scott F. Schaeffer	10,000		*
	Jack E. Salmon	—		—
	Plamen M. Mitrikov	—		—

	All trustees and executive officers as a group (15 persons)	14,000		*

*	Does not exceed 1%

(1)	Excludes 2,000 Series A preferred shares held by Ms. Kim’s mother. Ms. Kim disclaims beneficial ownership of these Series A preferred shares.

(2)	Includes 4,000 Series A preferred shares held by the Historical Souvenir Co. MPP Plan dated December 21, 1995. Mr. Promislo is the sole trustee and beneficiary of this plan.

NON-TRUSTEE EXECUTIVE OFFICERS

Information is set forth below regarding the background of each of our executive officers who is not also a trustee. For our officers who are also trustees, Betsy Z. Cohen and Daniel G. Cohen, this information can be found above under “Proposal 1. Election of Trustees—Names of Trustees, Principal Occupations and Other Information.”

Scott F. Schaeffer, age 45, has served as our president and chief operating officer since February 2008, our co-president and co-chief operating officer from December 2006 to February 2008 and served as our president and chief operating officer from September 2000 to December 2006. Mr. Schaeffer served as the vice chairman of the board of directors of Resource America from 1998 to 2000, the executive vice president of Resource America from 1997 to 1998, and a senior vice president of Resource America from 1995 to 1997. Mr. Schaeffer also served as President of Resource Properties, Inc. (a wholly owned subsidiary of Resource America) from 1992 to 2000. Mr. Schaeffer was, until October 2002, a director of Resource America.

Jack E. Salmon, age 53, became our chief financial officer and treasurer in December 2006 in connection with the Taberna merger. Mr. Salmon has been Taberna’s executive vice president, chief financial officer and treasurer since March 2005. Mr. Salmon was employed by Cohen & Company, an investment bank, from January 2005 until Taberna commenced operations in April 2005. From 2003 until joining Cohen & Company, he was a vice president and chief accounting officer of The Rubenstein Company, L.P., a diversified privately-owned real estate company that owned a portfolio of office buildings with assets of approximately $1.0 billion during this period. From 1975 to 2003, Mr. Salmon worked in public accounting serving a variety of real estate and financial services companies, including public and privately held REITs, major real estate opportunity funds, developers and institutional investors in real estate. From 2002 to 2003, Mr. Salmon was a partner with KPMG LLP, an accounting firm. Mr. Salmon was a partner with Arthur Andersen LLP, an accounting firm, from 1989 to 2002. As an audit partner with Arthur Andersen LLP, Mr. Salmon had responsibility for REIT initial public offerings and due diligence engagements. He also advised multiple REITs on mergers and acquisitions, portfolio transactions and SEC matters.

Plamen M. Mitrikov, age 34, became our executive vice president-asset management in December 2006 in connection with the Taberna merger. Mr. Mitrikov has been Taberna’s executive vice president-asset management since April 2006. From April 2003 to February 2006, Mr. Mitrikov held various positions, including that of vice president and director, in the structured credit products group at Merrill Lynch specializing in trust preferred and asset-backed securities and collateralized debt obligations, or CDOs. Prior to joining Merrill Lynch, Mr. Mitrikov worked at Credit Suisse First Boston from January 2001 to March 2003 and Prudential Securities Asset Finance from November 1999 to December 2000 . While at Credit Suisse First Boston, Mr. Mitrikov worked on structuring home-equity transactions in the Asset Finance Group until 2002, when he joined the CDO group and concentrated on trust preferred CDOs.

Raphael Licht, age 40, became our chief legal officer, chief administrative officer and secretary in December 2006 in connection with the Taberna merger. Mr. Licht has been Taberna’s chief legal officer and secretary since March 2005 and Taberna’s executive vice president and chief administrative officer since April 2006. Mr. Licht also served as the chief legal officer of Cohen & Company from 2001 until April 2006. From 2000 until 2001, Mr. Licht served as general counsel at iATM global.net Corporation, an ATM software joint venture between TRM Corporation (then affiliated with Mr. Cohen) and NCR Corporation. From 1997 until 2000, Mr. Licht was an associate with Morgan Lewis & Bockius LLP, a law firm, specializing in structured finance and securitizations. From 1996 until 1997, Mr. Licht was an associate at Ledgewood, P.C., a law firm, specializing in real estate and securities law. See “Certain Relationships and Related Party Transactions” regarding Cohen & Company.

Ken R. Frappier, age 55, has served as our executive vice president-risk management since February 2008, our chief credit officer from December 2006 to February 2008 and served as our senior vice president-portfolio and risk management from April 2002 to December 2006. From December 1999 until he joined RAIT,

Mr. Frappier was a senior vice president and regional chairman of the senior officers’ loan committee in Pennsylvania and Southern New Jersey for Hudson United Bank (a commercial bank), following the merger of Hudson United Bancorp (a bank holding company) and JeffBanks, Inc., (a bank holding company) of which Mr. Frappier had been senior vice president since 1993. Before 1993, Mr. Frappier was an executive vice president for Dominion Bancshares Corporation’s, or Dominion, Greater Washington Region (Northern Virginia, Washington, D.C. & Maryland) and, before the acquisition of State National Bank, or State, by Dominion in 1987, he was senior vice president and senior lender at State. Before 1977, he was a national bank examiner for the Comptroller of the Currency, a bureau of the U.S. Treasury Department.

James J. Sebra, age 32, has served as our senior vice president-finance and chief accounting officer since May 2007. Mr. Sebra was Taberna’s vice president and chief accounting officer since June 2005. Prior to joining Taberna, Mr. Sebra was the controller of Brandywine Realty Trust, a publicly held real estate investment trust, from 2004 through 2005. From 1998 through 2004, Mr. Sebra worked with Arthur Andersen LLP and KPMG LLP, public accounting firms, serving a variety of publicly held and privately held real estate companies and professional service firms.

EXECUTIVE OFFICER AND TRUSTEE COMPENSATION

Compensation Discussion and Analysis

Overview

RAIT relies on its executive management team to guide it in an increasingly complex business environment. Beginning in the second half of 2007 there have been unprecedented disruptions in the credit markets, abrupt and significant devaluations of assets directly or indirectly linked to the U.S. real estate finance markets, and the attendant removal of liquidity, both long- and short-term, from the capital markets. We recorded material asset impairments, due primarily to credit deterioration of TruPS issuers in the residential mortgage or homebuilder sectors, which were the primary cause of our reported GAAP net loss during 2007. These events offset many of the accomplishments of the continuing members of our executive management team in 2007, including raising substantial amounts of capital, completing five securitizations, generating adjusted earnings and dividends, ongoing growth in our commercial real estate loans and generation of assets under management in Europe and managing our exposure to liquidity risks. In applying our compensation policies, the compensation committee sought to balance RAIT’s overall financial performance in 2007 with recognition of the other financial and strategic accomplishments in 2007 of the executive management team. Furthermore, the compensation committee believes that it is in the long-term interest of RAIT’s shareholders to retain and incentivize the current executive management team to meet the challenges faced by RAIT in today’s markets and to position RAIT for future growth.

Our compensation policies seek to compensate and reward executive officers who build long-term value for our shareholders and to provide appropriate compensation packages to attract, motivate, reward and retain talented and experienced executive officers. RAIT’s compensation committee has designed executive compensation programs to carry out these policies by rewarding performance that is directly relevant to our long-term success and goals relating to building value and generating distributions to our shareholders. It is structured with the following components: base salary, annual cash bonuses, equity-based compensation and other components described below. Our compensation committee is also responsible for applying our compensation policies by setting the base salary, annual bonuses and equity-based compensation for our executive officers, including our named executives, as well as setting equity-based compensation for all employees. Our named executives are Mrs. Cohen, Mr. Cohen, Mr. Salmon, Mr. Schaeffer and Mr. Mitrikov. See “Executive Officer Compensation” below. The role of our compensation committee, its use of a compensation consultant and the participation of executive officers in the compensation process are discussed above. See “Information Concerning Our Board of Trustees, Committees and Governance-Compensation Committee.” We believe that the long-term commitment of our current management team is crucial to our future performance. To ensure the long-term commitment of key members of our management team, we negotiated and entered into or amended employment agreements with all of our executive officers, including the named executives.

The compensation committee reduced the total compensation paid to each of our executive officers in 2007 from the amounts paid in 2006 by us and by Taberna prior to the Taberna merger. Where an executive officer’s employment agreement required a percentage increase in base salary, the increase in base salary was generally limited to the minimum amount called for. If an increase in base salary was not required, an executive officer’s base salary remained flat or was increased approximately the same percentage as those who had minimum required percentage increases. The executive officers acknowledged the changed market conditions in the second half of 2007 by voluntarily forfeiting phantom units awarded to them in January 2007. The compensation committee granted bonuses to the executive officers, with year-over-year reductions for some named executives, to recognize their accomplishments despite unprecedented market circumstances and for positioning RAIT for the future as described above.

We continue to seek to support our ability to achieve the two key objectives of our compensation policies to attract and maintain key executives and to align the interests of our executives with our shareholders. The compensation committee and board of trustees of RAIT have recommended, subject to obtaining shareholder approval, amending and restating RAIT’s 2005 Equity Compensation Plan to become the RAIT Financial Trust

2008 Incentive Award Plan as described in Proposal 3 above to allow for cash performance-based awards and to increase the number of common shares issuable under the Plan. Our compensation committee has granted, subject to obtaining shareholder approval for the Plan, quantitative performance-based cash awards for 2008 to our executive officers described in Proposal 3 above. While retaining the flexibility to consider making discretionary awards to reward contributions to RAIT’s long-term growth, the compensation committee expects to expand its use of quantitative performance-based awards in 2008 and thereafter. We believe equity compensation aligns the interests of our executives with our shareholders and believe increasing the common shares available under the Plan enables the compensation committee to continue to use equity compensation as an important component of our executives’ compensation.

Objectives of Our Compensation Policies

Our compensation policies for our named executives have the following objectives:

We seek to attract and maintain key executives, including the named executives, by motivating them to achieve superior performance and rewarding them for that performance. Key elements of compensation include:

•	a base salary that is determined in part by the named executive’s history of performance and prior compensation;

•	a discretionary cash bonus that is based on the compensation committee’s assessment of the named executive’s duties and performance within the context of RAIT’s overall performance; and

•

equity-based compensation in amounts that based on the executive’s role and strategic impact with respect to long term objectives, in the form of phantom units, the value of which is contingent upon the performance of RAIT’s common share price, and subject to vesting schedules that require continued service with RAIT.

Base salary and cash bonus are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Subject to obtaining shareholder approval of the amendment and restatement of the Plan described in Proposal 3 above, the compensation committee has established quantitative performance measures described in Proposal 3 above pursuant to the 2008 cash award program described in Proposal 3 above to determine cash bonuses for the named executives in 2008. The compensation committee retains the right to establish a discretionary cash bonus pool for the named executives and other officers whose compensation it sets. Our other elements of compensation focus on motivating and challenging the executive to achieve superior, longer-term, sustained results.

We seek to align the interests of our named executives with our shareholders through long-term incentives in the form of equity-based compensation. In January 2007, the compensation committee granted phantom units under our Plan to our named executives that, in each case, vest solely based on the passage of time. The executive officers subsequently voluntarily forfeited these phantom units as described above. The compensation committee believes that time-vested equity awards encourage executive retention because executives can only realize the full value of such awards if they remain employed with RAIT at least until the awards vest. The compensation committee also is considering whether to grant phantom units in the future that vest based on quantitative performance measures as well as, or instead of, time-vesting. The compensation committee also sought to achieve this objective in designing the supplemental retirement plan, or SERP, for Mrs. Cohen as required under her employment agreement. Approximately 50% of the benefit under the SERP for Mrs. Cohen consists of common shares. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Employment Agreements-Betsy Z. Cohen” below. We encourage our senior managers to accumulate and hold our equity securities equal in value to a multiple of their base salary through our stock ownership guidelines described below.

Implementing Our Objectives

Determining Compensation. The compensation committee applies its business judgment, in its sole discretion, in making compensation decisions. In 2007, the compensation committee did not use pre-set formulas or weights for the factors it considered in determining the amount and mix of compensation elements, but the compensation committee reviewed RAIT’s financial, operating, strategic and stock performance and carefully evaluated each executive’s performance during the year against anticipated results, leadership qualities, operational performance, business responsibilities, career with RAIT, current compensation arrangements and long-term potential to enhance shareholder value. Specific factors affecting compensation decisions in 2007 for the named executives include:

•	key financial measurements of RAIT’s performance such as adjusted earnings, revenue, earnings, total dividends paid, return on average equity, total assets and total and relative shareholder return;

•	strategic objectives such as identifying the need to modify the business model and then effectively carrying out the strategy; and

•	achieving specific operational goals for areas led by the named executive (for example, developing alternative sources of financing and developing a European branch of our business).

As discussed above, for 2008, the compensation committee proposes to enhance the compensation elements offered in 2007 with, subject to obtaining shareholder approval for the Plan, quantitative performance-based cash awards for 2008 to our executive officers described in Proposal 3 above and is considering implementing, quantitative performance-based cash awards and equity-based awards to our executive officers in the future.

Comparison Group. The compensation committee considers competitive market compensation paid by other companies as an additional factor in its compensation decisions, but does not attempt to maintain a certain target percentile within a peer group or set executive compensation through a formula incorporating this data. The compensation committee believes that flexibility in RAIT’s compensation programs and in the assessment process is necessary and allows RAIT to respond to and adjust for the rapidly evolving business environment. The compensation committee engages PM&P to identify and provide information regarding compensation practices of a suitable comparison group of companies to assist the committee in analyzing market pay levels and practices. In 2007, the entire comparison group consisted of the following companies, (some of whom had business activities similar to RAIT, but also conducted substantial activities in other areas, which makes direct comparisons less appropriate). In addition, in 2007 the compensation committee separately reviewed members of the comparison group that were real estate investment trusts, or REITs, had businesses most similar to RAIT, and were internally managed.

Anworth Mortgage Asset Corp.

Capital Trust, Inc.

Centerline Holding Company

Corus Bankshares, Inc.

Impac Mortgage Holdings, Inc.

Luminent Mortgage Capital, Inc.

MFA Mortgage Investments, Inc.

NorthStar Realty Finance Corp.

NovaStar Financial, Inc.

Redwood Trust, Inc.

As RAIT’s business strategy evolves and as the business models and compensation programs for the comparison group change, the compensation committee expects to regularly review and adjust the composition of the comparator group to best reflect RAIT’s competitive market for executive talent. As a result, the comparison group may include companies in our historical REIT business as well as companies in other sectors of the financial services industry.

Allocation Between Equity Compensation and Cash Payments. The compensation committee strives to achieve an appropriate mix between base salary, cash bonuses and equity incentive awards order to meet RAIT’s compensation objectives. However, any pay mix objective is not applied rigidly and does not control the compensation committee’s compensation decisions; it serves as another tool to assess an executive’s total pay opportunities and whether appropriate incentives have been provided in order to accomplish our compensation objectives. The compensation committee also seeks to balance compensation elements that are based on individual contributions to achieving RAIT’s financial, operational and strategic goals with others that are based on the performance of our common shares and our dividend record.

Allocation Between Types of Equity Compensation. From RAIT’s initial public offering in 1998 until 2004, the compensation committee granted stock options under the Plan to RAIT’s executive officers and employees. Beginning in 2005, the compensation committee began granting phantom units to RAIT’s executive officers and employees under the Plan. The compensation committee made this change because it viewed phantom units with dividend equivalents as a tangible and more effective compensation award. In connection with the Taberna merger, RAIT assumed the Taberna 2005 Equity Incentive Plan, or the Taberna equity compensation plan. This was done primarily to accommodate outstanding restricted Taberna common share awards to Taberna employees that were exchanged for RAIT common shares in connection with the Taberna merger. RAIT does not intend to make further awards pursuant to the Taberna equity compensation plan.

Equity Grant Practices. The compensation committee’s general practice is to award equity compensation in connection with quarterly board of trustee meetings. Occasionally it has also held special meetings in connection with the grant of equity compensation to new trustees or employees, to consider a supplemental award for an employee or if the quarterly meeting is scheduled on a substantially different date from historical patterns. Grants of equity compensation are made without regard to the possible effect of anticipated earnings or other major announcements by RAIT. In the event a quarterly meeting were scheduled immediately prior to an anticipated earnings or other major announcement by RAIT, the compensation committee would consider rescheduling the grant to a suitable date after the announcement without regard to any effect of the announcement. During 2007, the compensation committee only granted equity compensation on regularly scheduled quarterly meeting dates. We have not repriced any of our outstanding stock options.

Stock Ownership Guidelines. In January 2005, the board of trustees adopted stock ownership guidelines, or the guidelines, upon the recommendation of the compensation committee with the intent of encouraging close alignment of the interests of our trustees and senior management with our shareholders. The guidelines apply to the following persons, including the named executives:

•	trustees on the board of trustees.

•	the following senior officers of RAIT:

•	chairman of the board;

•	chief executive officer;

•	president and chief operating officer;

•	chief financial officer;

•	any executive vice president or senior vice president;

•	secretary; and

•	any other officer designated by the chief financial officer of RAIT, who is designated by the compensation committee as the administrator of the guidelines.

The guideline for each trustee is to own eligible RAIT securities with a value equal to or exceeding five times the cash portion of the trustee’s annual retainer then in effect. Each trustee who is also a senior officer is subject to the guidelines for senior officers. The guideline for each senior officer is to own eligible securities with a value equal to or exceeding such senior officer’s annual base salary then in effect. Once achieved, compliance with the guidelines is expected for so long as the individual is subject to the guidelines. The administrator determines the period of time within which any trustee or senior officer becoming subject to the guidelines for the first time after January 2005 will be expected to achieve compliance with the guidelines. Compliance with the guidelines is expected, but not mandatory. However, in the event of non-compliance by any senior officer or trustee, any subsequent compensation decision by the compensation committee will take into consideration an equity-based component designed so that the senior officer or trustee would be in compliance with the guidelines. The guidelines provided that trustees and senior officers in January 2005 were expected to be in compliance with the guidelines by January 2008. The compensation committee believes that all trustees and all named officers as well as other executive officers were in substantial compliance with the guidelines until the sharp decline in the value of RAIT’s equity securities beginning in 2007. As a result, the compensation committee has waived compliance with the guidelines for all trustees and officers who were in compliance in early 2007 while the compensation committee analyzes the best way to apply the guidelines going forward. The guidelines are available on our website at www.raitft.com and are available in print to any shareholder who requests it. Please make any such request in writing to RAIT Financial Trust, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104, Attention: Investor Relations.

Employment Agreements. All of our named executives have employment agreements with RAIT and Mrs. Cohen has a SERP with RAIT. The employment agreements set floor amounts for base salary and, in certain cases, bonuses. In addition, these employment agreements and the SERP have change-in-control and non-change in control severance protection for these executives. See “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements” and “Executive Compensation—Potential Payments upon Termination or Change in Control.” The compensation committee viewed these agreements and the SERP as important components of a market-competitive executive compensation program and as critical compensation elements in support of the long-term retention of key executives. All of RAIT’s eight executive officers currently have employment agreements with RAIT.

The Effect of Regulatory Requirements on Our Executive Compensation

IRC Section 162(m). The compensation committee periodically reviews the potential implications of Section 162(m) of the IRC. This section generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer and the next three highest paid executive officers (excluding the chief financial officer) in excess of $1,000,000 in any year unless the compensation is performance-based within the meaning of section 162(m) of the IRC. Although the compensation committee will consider various alternatives for preserving the deductibility of compensation payments, the compensation committee reserves the right to award compensation to our executives, and in fact has done so with respect to certain of the named executives, that may not qualify under Section 162(m) as deductible compensation. Of the compensation paid to each of the named executives in 2007, $5.2 million was not deductible by RAIT under Section 162(m) of the IRC (approximately $4.2 million of which was attributable to a lump sum distribution in 2007 to Mrs. Cohen of common shares pursuant to the terms of her SERP which was adopted effective 2002 and funded in each year thereafter, and approximately $1.0 million of which was attributable to compensation paid in 2007 to Mr. Cohen and Mr. Mitrikov). The compensation committee intends that the 2008 cash award program described in Proposal 3 above will qualify under Section 162(m) as deductible compensation, subject to obtaining shareholder approval for the Plan. It is likely that even after adopting performance-based cash awards and performance-based equity awards, certain payments made to the named executives, for example previously awarded equity grants that vest in 2008 or later and discretionary cash awards, may not qualify for tax deduction under the provisions of section 162(m) of the IRC.

IRC Section 409A. Section 409A of the IRC applies to all forms of nonqualified deferred compensation. The compensation committee takes IRC Section 409A into account in determining the form and timing of compensation paid to our executives. RAIT intends to operate and administer its compensation arrangements in accordance with a reasonable good faith interpretation of IRC Section 409A.

IRC Sections 280G and 4999. IRC Section 280G limits our ability to take a tax deduction for certain “excess parachute payments” (as defined in IRC Section 280G) and IRC Section 4999 imposes excise taxes on each executive that receives “excess parachute payments” paid by RAIT in connection with a change in control. Certain of our employment agreements provide for RAIT to pay amounts equal to the sum of any excise taxes payable by the executive officer by reason of the executive officer receiving any excess parachute payments plus the amount necessary to put the executive officer in the same after-tax position as if no excise taxes had been paid. The compensation committee considers the adverse tax liabilities imposed by IRC Sections 280G and 4999, as well as other competitive factors, when it structures certain compensation payable to our named executives in connection with a change of control. The potential adverse tax consequences to RAIT and/or the named executive, however, are not necessarily determinative factors in such decisions.

Accounting Rules. Various rules under generally accepted accounting principles determine the manner in which RAIT accounts for grants of equity-based compensation to our employees in our financial statements. The compensation committee takes into consideration the accounting treatment of alternative grant proposals under Statement of Financial Accounting Standards 123, as revised, “Share-Based Payment,” or SFAS 123R, when determining the form and timing of equity compensation grants to employees, including our named executives. The accounting treatment of such grants, however, is not determinative of the type, timing, or amount of any particular grant of equity-based compensation to our employees.

Potential Impact on Compensation from Executive Misconduct. If the board of trustees determines that an executive officer has engaged in fraudulent or intentional misconduct, the board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limit, termination of employment, initiating an action for breach of fiduciary duty and, if the misconduct resulted in a significant restatement of RAIT’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

The Elements of Our Compensation

Annual Cash Compensation

Base Salary. Base salaries are not intended to compensate individuals for extraordinary performance or for above-average performance by RAIT. Base salaries for executive officers are determined in part relative to pay practices in other real estate financing and/or asset management businesses and REITs, and in part by prior compensation and by an assessment of individual performance relative to responsibilities and objectives for performance. Base salaries are reviewed annually by the compensation committee. All of our eight executive officers, including the named executives, have employment agreements with RAIT. These employment agreements set their base salary and provide that base salary may be increased but not decreased during the term of the agreement. Three provide for mandatory minimum percentage increases, including, among the named executives, Mr. Cohen’s employment agreement.

Bonus Plan. Executive officers are eligible to receive annual bonuses, which are generally based on our overall performance during the preceding year and the individual’s specific contribution to that performance. RAIT does not currently have a defined bonus pool. The compensation committee, in its discretion, determines the allocation and amount of annual bonus payments to executive officers. In 2007, no formula performance measures were established for determining the amount of bonus awards; however, the compensation committee considered both individual contribution to the overall performance of RAIT and the performance of the individual relative to expectations. All of our executive officers, including the named executives, have employment agreements with RAIT. Two of these employment agreements set a minimum bonus and provide that it may be increased but not decreased during the term of the agreement. Our compensation committee has granted, subject to obtaining shareholder approval for the Plan, quantitative performance-based cash awards for 2008 to our executive officers described in Proposal 3 above.

The salaries paid and the annual bonuses awarded to the named executives in 2007 are discussed below and shown in the Summary Compensation Table below.

Equity-Based Compensation

Equity-based compensation awards are designed to focus executive officers on the long-term goals and performance of RAIT and to provide a reward based on a composite of factors including our performance relative to the performance of others in our sector both as to return on equity and other industry appropriate financial measures.

The Plan permits grants of a variety of types of equity compensation, including phantom units, to employees of RAIT. Since 2005, the compensation committee has only awarded equity compensation in the form of phantom units to our executive officers, including the named executives. These phantom units vest over time, are redeemable for the equivalent number of our common shares on the date of redemption which occurs after vesting and provide for the payment of dividend equivalents prior to redemption. All terms of phantom units issued to employees are determined by the compensation committee at the time of grant. Participation in the Plan is at the discretion of the compensation committee and is determined by potential contribution to, or impact upon, the overall performance of RAIT by the employee. Phantom units offer executives the opportunity to receive common shares on the relevant redemption date. In this regard, phantom units serve both to reward and retain executives, as the value of the phantom unit is linked to the price of common shares on the relevant redemption date. The phantom units granted to the named executives in 2007 are described below. See “Compensation for the Named Executives in 2007” and the “Grants of Plan-Based Awards in 2007” table below. The compensation committee also is considering whether to grant phantom units in the future that vest based on quantitative performance measures as well as, or instead of, time-vesting.

As discussed above, in connection with the Taberna merger, three of the named executives, Mr. Cohen. Mr. Salmon and Mr. Mitrikov, received restricted RAIT common shares in exchange for their restricted Taberna common shares granted under the Taberna equity compensation plan. RAIT will not make further awards pursuant to the Taberna equity compensation plan.

Other Compensation

Other Components of Compensation. RAIT provides certain other forms of compensation and benefits to the named executives, including perquisites and 401(k) matching contributions, as discussed below. The compensation committee has reviewed these other components of compensation in relation to the total compensation of the named executives, and determined that they are reasonable and appropriate.

Perquisites. None of our named executives received perquisites equal to or greater than $10,000 in 2007. We do not emphasize perquisites as part of the compensation packages we offer and seek to emphasize other elements.

401(k)Plans. In 2007, we maintained the RAIT Investment Trust 401(k) plan, or the former RAIT 401(k) plan, for our employees and assumed the Taberna 401(k) plan in connection with the Taberna merger because we wish to encourage our employees to save some percentage of their cash compensation, through voluntary deferrals, for their eventual retirement. Effective January 1, 2008, the former RAIT 401(k) plan and Taberna 401(k) plan were combined into the RAIT 401(k) plan in order to provide consistent benefits to all employees. Of our named executives, Mrs. Cohen and Mr. Schaeffer participated in the former RAIT 401(k) plan and Mr. Cohen, Mr. Salmon and Mr. Mitrikov participated in the Taberna 401(k) plan. As of January 1, 2008, all of the named executives participate in the RAIT Financial Trust 401(k) Plan.

The former RAIT 401(k) plan offered eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which we supplemented with matching contributions. During 2007, we matched 75% of the employee contributions. Any matching contribution made by RAIT pursuant to this plan vests 20% per year of service. Until August 2006, matching contributions were made in RAIT common shares.

The Taberna 401(k) plan also offered eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by our matching cash contributions and potential profit sharing payments. During 2007, RAIT provided a 4% cash match of the employee contributions and paid an additional 2% of eligible compensation as discretionary cash profit sharing payments. Any matching contribution made by RAIT pursuant to the Taberna 401(k) plan vests 33% per year of service. No common shares were issued pursuant to the Taberna 401(k) plan.

The RAIT 401(k) plan offers eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by our matching cash contributions and potential profit sharing payments. Since January 1, 2008, RAIT provides a 4% cash match of the employee contributions and may pay an additional 2% of eligible compensation as discretionary cash profit sharing payments. Any matching contribution made by RAIT pursuant to the RAIT 401(k) plan vests 33% per year of service, provided that amounts carried over from the former RAIT 401(k) plan retain the vesting schedule of that plan. No common shares are issued pursuant to the RAIT 401(k) plan.

RAIT contributed employer matches on behalf of the named executives as set forth in footnote 4 in the Summary Compensation Table.

Post-Termination Compensation. We have entered into employment agreements with members of our senior management team, including the named executives. Each of these agreements provides for payments and other benefits if the executive’s employment terminates under specified circumstances, including in the event of a “change in control”. See “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements” and “Executive Compensation—Potential Payments upon Termination or Change in Control” for a description of these severance and change in control benefits.

The compensation committee believes that these severance and change in control arrangements are an important part of overall compensation for these named executives because they help to secure the continued employment and dedication of these named executives, notwithstanding any concern that they might have regarding their own continued employment prior to or following a change in control. The compensation committee also believes that these arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

The executive employment agreements also contain provisions that prohibit the executive from disclosing RAIT’s confidential information and, for some named executives, prohibit the executive from engaging in certain competitive activities or soliciting any of our employees or customers. An executive will forfeit his right to receive post-termination compensation if he breaches these or other restrictive covenants in the employment agreements. We believe that these provisions help ensure the long-term success of RAIT.

Supplemental Retirement Compensation. We have a SERP for Mrs. Cohen that is discussed below. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Employment Agreements-Betsy Z. Cohen” below.

Compensation for the Named Executives in 2007

The specific compensation decisions made for each of the named executives for 2007 reflect the conditions and considerations described above in “Overview.” We provide a more detailed analysis of our financial and operational performance in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our 2007 Annual Report on Form 10-K filed with the SEC. In accordance with SEC staff guidance, we do not reflect in the Summary Compensation Table or other tables which follow the compensation discussed below paid by Taberna prior to the Taberna merger to executive officers who joined RAIT.

The compensation committee made its executive compensation decisions in January 2007 in the context of RAIT’s 2006 results and anticipated business prospects resulting from the Taberna merger in December 2006. The salaries, bonuses and long term equity grants of each of the named executives reflected the compensation committee’s goals of executive retention, aligning the interest of executives with that of shareholders, and the responsibilities and performance of the named executives.

The compensation committee set base salaries for the named executives in 2007 that were responsive to the terms of the existing employment agreements of RAIT’s executive officers, all of which had been assumed or otherwise amended effective upon the Taberna merger. Three of the employment agreements of our executive officers, including Mr. Cohen’s employment agreement among the named executives, required minimum percentage increases in the executive officer’s base salary. These three employment agreements were with executive officers who joined RAIT from Taberna. For Mr. Salmon and Mr. Mitrikov, although salary increases were not required under their employment agreements, the compensation committee decided to maintain approximate parity in their percentage increases of base salaries relative to the other Taberna executive officers who joined RAIT. Mr. Schaeffer’s and Mrs. Cohen’s base salaries were set in their respective employment agreements.

In setting bonuses for the named executives in early 2007 for their performance in 2006, the compensation committee reviewed the bonuses awarded in 2006 for 2006 performance by Taberna prior to the Taberna merger to executive officers who joined RAIT from Taberna , including $1,600,000 for Mr. Cohen, $690,000 for Mr. Salmon and $1,400,000 for Mr. Mitrikov among the named executives. The compensation committee did not award additional bonuses to Taberna officers for 2006 performance prior to the Taberna merger. The two other named executives, Mrs. Cohen and Mr. Schaeffer, received bonuses for 2006 performance slightly larger than but reasonably consistent with their bonuses for their 2005 performance.

In addition, in January 2007 the compensation committee awarded equity compensation in the form of phantom units to the named executives primarily based on the contributions the compensation committee anticipated from each of them based on RAIT’s business expectations at that time. In Mrs. Cohen’s case, her award was also intended to recognize her role in bringing the Taberna merger to fruition and was also intended to reflect a rebalancing of her pay mix, which included a voluntary reduction in her base salary consistent with an anticipated reduction in her responsibilities as she ceased to be RAIT’s chief executive officer at the time of the Taberna merger. As discussed below, the anticipated reduction in Mrs. Cohen’s responsibilities did not occur primarily due to the challenging market conditions in 2007. All these phantom units were voluntarily forfeited by the named executives and the other executive officers in December 2007, as a response to the financial circumstances of RAIT and as a demonstration of their willingness to adjust their compensation in recognition of the decline in shareholder value during 2007.

As described above in “Overview,” RAIT’s business has been impaired by the unprecedented market disruptions and conditions that began in the second half of 2007. In the first half of 2007, however, the compensation committee believed RAIT had performed well with respect to the financial, operational and strategic accomplishments described above. In light of these contrasting factors and the overall company performance at year end 2007, the compensation committee faced difficult decisions when it considered executive salaries, bonuses and long term equity awards for 2007. The compensation committee sought to be consistent with our compensation goals and reward the named executives for RAIT’s performance in the first half of the year and the manner in which the named executives responded to the broad market disruptions affecting RAIT in the latter half of 2007 while taking into account RAIT’s overall 2007 financial performance.

The compensation committee decided to reduce the cash bonuses for 2007 performance from those for 2006 performance, with the largest reduction applying to the chief executive officer, Mr. Cohen, whose cash bonus was reduced from $1,600,000 (paid by Taberna prior to the Taberna merger) to $800,000, a reduction of 50%. The compensation committee felt that this bonus was appropriate to reward Mr. Cohen’s performance, which the compensation committee found to be exceptional given market conditions, both in raising additional capital in the first half of 2007 and in managing RAIT in the market disruptions beginning in the second half of 2007. Mr. Cohen was instrumental in the completion of two offerings of securities in 2007, which were key elements in enabling RAIT to manage through the liquidity issues that befell so many financial services companies in the latter part of 2007 and in 2008. He also created a strategy for RAIT to successfully expand its operations into Europe in 2007, and assisted in the creation of CDO securitizations in the first half of 2007 until that market was no longer operative.

Mrs. Cohen, RAIT’s chairman, had received a mid-year bonus of $1,000,000 which reflected the reduction in her base salary for the first half of the year, her participation in RAIT’s successful offerings and sales of securities, and the increasing demands on her as RAIT began to encounter the problems that arose in the second half of the year. The compensation committee felt it was appropriate, for the reasons indicated above, not to wait until year-end to award the bonus. She did not receive an additional year-end bonus. Mrs. Cohen used her substantial experience in financial markets to help RAIT complete two offerings of securities in 2007 which were, as mentioned above, extremely important in maintaining an acceptable level of liquidity. Mrs. Cohen has been active in creating and implementing the strategies that have maintained RAIT’s financial stability and its dealings with lenders throughout the financial crisis that started in the second half of 2007. Under the terms of her SERP, Mrs. Cohen’s benefit consists of two components, a common share component and a cash component. The common share component of 163,624 common shares was distributed pursuant to Mrs. Cohen’s instructions in July 2007. The SERP commenced distribution of the cash component in the amount of approximately $433,000 per year in a 50% joint and survivor annuity on July 1, 2007. Mrs. Cohen’s receipt of her SERP benefits is not contingent on her retirement or other termination of service with RAIT and she can continue to be employed by RAIT pursuant to her employment agreement after receipt of the SERP benefit. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Employment Agreements-Betsy Z. Cohen.”

Mr. Schaeffer, RAIT’s president and chief operating officer, was awarded a bonus of $600,000, representing a 15% increase over his bonus of the preceding year, because he was primarily responsible for managing and expanding the core commercial mortgage business that generated, and continues to generate, a considerable portion of RAIT’s cash flow. The compensation committee believes that it has been Mr. Schaeffer’s overall management skill that has enabled RAIT to fund core commercial mortgage transactions that generate fees and continuing income through securitizations and loans that remain on RAIT’s books.

Mr. Salmon, RAIT’s chief financial officer and treasurer, received a bonus of $600,000, a reduction of $90,000 or 13% from his bonus of the prior year (paid by Taberna prior to the Taberna merger), which was similar to the percentage reductions that were applied to those executive officers who are not the named officers. Mr. Salmon has borne the responsibility of maintaining the financial affairs of RAIT in a time of enormous pressure and was directly involved with raising and managing new sources of capital and liquidity.

Mr. Mitrikov, RAIT’s executive vice president-asset management, received a bonus of $1,225,000 for initiating RAIT’s successful European operation. Mr. Mitrikov had received a bonus of $1,400,000 in the prior year (paid by Taberna prior to the Taberna merger). The bonus was for what the compensation committee felt was his extraordinary performance, and also reflected the fact that for 2007 Mr. Mitrikov had a base salary of $300,000 which was relatively low compared to RAIT’s other executive officers. Mr. Mitrikov has been the executive responsible for developing the European operation of RAIT. He has been instrumental in structuring, obtaining rating agency approvals, and funding the transactions for the two European based CDOs RAIT has completed. Since one European securitization was closed in January 2007, the compensation committee realized that Mr. Mitrikov would receive a sizable bonus for 2007. As a result, the compensation committee decided to pay portions of his bonus throughout 2007 ($250,000 in July 2007 and $500,000 in December 2007) with the balance of $475,000 paid in February 2008.

Base salaries for named executives for 2008, like 2007, were responsive to the terms of our existing employment agreements. Mr. Cohen was entitled to an automatic increase of not less than 10%. The compensation committee did not increase his salary beyond what his employment agreement required. Mrs. Cohen’s salary was raised to $550,000 as part of a rebalancing of her pay mix in light of the added demands on her as mentioned above. Mr. Schaeffer’s salary was maintained at the level required by his employment agreement. As in 2007, the compensation committee maintained parity in the percentage increase in the base salary of Mr. Salmon with the automatic increases of the other executive officers who had been Taberna officers. Mr. Mitrikov’s salary was increased to $500,000 because of his important contributions to RAIT’s success.

Since the named executives, along with the other executive officers of RAIT, voluntarily forfeited in December 2007 the phantom units granted to them in January 2007, no long-term stock awards have been granted to the named executives so far in 2008 and there is currently no plan to issue long-term equity incentives to the named executives this year. The compensation committee expects, however, to resume its long-term equity incentive program and continues to believe it will be an important element of the compensation package to the named executives.

RAIT’s employment agreements with its named executive officers do not call for further mandatory increases in base salaries or set specified bonus amounts, though they do set restrictions on reducing base salaries and bonuses described below. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Employment Agreements.” The employment agreement of one other executive officer, who is not a named executive, provides for mandatory minimum base salary increases in 2008 and 2009. As a result of the expiration of these terms, the compensation committee will have greater flexibility in setting base salaries and bonuses for executive officers, including the named executives, in the future.

The compensation committee has adopted, subject to obtaining shareholder approval of the amendment and restatement of the Plan, a performance-based 2008 cash award program for RAIT’s executive officers, including the named executives, for 2008. The program is described in detail above in Proposal 3. The program rewards the named executives in proportion to their base salary depending upon the adjusted earnings per share RAIT achieves. Based on the roles and responsibilities of Mr. Cohen, Mrs. Cohen, Mr. Schaeffer and Mr. Mitrikov and their strategic impact on RAIT’s results, the program provides a wider range of cash bonuses for them (lower payout opportunity at the threshold performance level and higher payout opportunity at the target and at maximum performance levels), than it does for Mr. Salmon and other executive officers.

Executive Officer Compensation

The following table provides summary information about compensation expensed or accrued by RAIT during the fiscal year ended December 31, 2007, for the following persons, who we refer to as the named executives:

•	the person who served as our chief executive officer during 2007: Daniel G. Cohen;

•	the person who served as our chief financial officer during 2007: Jack E. Salmon;

•

the three most highly compensated executive officers other than our CEO and CFO serving at the end of the fiscal year ended December 31, 2007 with total compensation in excess of $100,000: Betsy Z. Cohen our Chairman , Scott F. Schaeffer, our President and Chief Operating Officer and Plamen M. Mitrikov, our Executive Vice-President—Asset Management.

Summary Compensation Table for 2007

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Daniel G. Cohen Chief Executive Officer	2007 2006	660,000 32,877	800,000 —	4,931,958 273,998	— —	716,416 338	7,108,374 307,213

Jack E. Salmon Chief Financial Officer	2007 2006	440,000 21,918	600,000 —	138,855 7,714	— —	64,108 338	1,242,963 29,970

Betsy Z. Cohen Chairman of the Board of Trustees	2007 2006	375,000 700,000	1,000,000 842,300	124,999 31,250	— 4,565,699	231,532 21,157	1,731,530 6,160,406

Scott F. Schaeffer President and Chief Operating Officer	2007 2006	500,000 500,000	600,000 521,150	174,998 137,500	— —	80,995 15,356	1,355,993 1,174,006

Plamen M. Mitrikov Executive Vice-President—Asset Management	2007	330,000	1,225,000	1,234,708	—	279,193	3,068,901

(1)	Each of the named executives contributed a portion of their salary to the former RAIT 401(k) savings plan or the Taberna 401(k) plan assumed in connection with the Taberna merger.

(2)

This column represents the dollar amount expensed for financial statement reporting purposes with respect to each year indicated for the fair value of options, restricted shares and phantom units granted in 2007 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For options and phantom units, fair value is calculated using the closing price of our stock on the date of grant. Messrs. Cohen and Salmon received Taberna restricted common share awards during their employment with Taberna that did not fully vest upon the effectiveness of the Taberna merger. These restricted share awards are reflected similarly to that of the options and phantom units, in that the SFAS 123R expense is reflected above (pro-rated based upon total shares vested, pre- and post-merger) and the award granted to each of Messrs Cohen and Salmon are reflected in the “Grants of Plan-Based Awards” table. For additional information on the valuation assumptions with respect to these grants, refer to note 12 of our financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. See “Grants of

Plan-Based Awards” table for information on all awards made in 2007. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executives. Furthermore, these amounts exclude each of these executive’s voluntary forfeiture of phantom units in December 2007 that was recorded as an expense in accordance with SFAS 123R. The phantom units forfeited were awarded in January 2007. The forfeitures and related expense for each of these executives during 2007 were as follows:

Name	Units Forfeited	Amount Expensed as Compensation through September 30, 2007 ($)	Amount Expensed as Forfeiture Expense in December 2007 ($)	Total ($)
Daniel G. Cohen	75,000	412,988	2,340,263	2,753,250
Jack E. Salmon	10,000	68,831	298,269	367,100
Betsy Z. Cohen	100,000	688,313	2,982,688	3,671,000
Scott F. Schaeffer	25,000	172,078	745,672	917,750
Plamen Mitrikov	45,000	309,741	1,342,209	1,651,950

(3)	This column represents the sum of the change in pension value and non-qualified deferred compensation earnings in each year indicated for each of the named executives. All of the amounts shown for Mrs. Cohen represent the change in pension value of her SERP. Ms. Cohen is the only executive of RAIT that is covered by a SERP. For a description of the SERP, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Employment Agreements—Betsy Z. Cohen” below. There were no above-market or preferential earnings on non-qualified deferred compensation for any of the named executives in 2006.

(4)	The following table describes the component of the “All Other Compensation” column in the Summary Compensation Table.

Name	Year	Company Contributions to Retirement and 401(k) Plans ($)(a)	Dividend Equivalents on Phantom Units ($)(b)	Total ($)(c)
Daniel G. Cohen	2007	13,500	702,916	716,416
	2006	338	—	338
Jack E. Salmon	2007	13,500	50,608	64,108
	2006	338	—	338
Betsy Z. Cohen	2007	15,375	216,157	231,532
	2006	15,000	6,157	21,157
Scott F. Schaeffer	2007	11,625	69,370	80,995
	2006	11,250	4,106	15,356
Plamen Mitrikov	2007	13,500	265,693	279,193

(a)	This column reports the total amount of RAIT matching contributions to the named executive’s 401(k) savings account, up to the limitations imposed under IRS rules. Under the terms of the former RAIT 401(k) plan, we match 75% of employee contributions for all participants. Messrs Cohen, Salmon and Mitrikov were not plan participants in the former RAIT 401(k) plan but were participants in Taberna’s 401(k) plan. RAIT assumed the obligations under this plan upon the merger of Taberna and RAIT on December 11, 2006. Under this plan, RAIT matches 4% of employee’s eligible compensation and provided a 2% discretionary profit sharing match up to the IRS imposed restrictions. See “Compensation Discussion and Analysis—The Elements of Our Compensation—Other Compensation—401(k) Plans” Effective January 1, 2008, we combined these plans into the RAIT 401(k) plan.

(b)	This column reports amounts paid as dividends or dividend equivalents relating to restricted shares and phantom units.

(c)	The aggregate amount of perquisites and other personal benefits and property for any named executive does not exceed $10,000 and so is not reflected in the total in accordance with SEC rules.

Grants of Plan-Based Awards in 2007

The following table provides information about equity awards granted to the named executives in 2007.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)

Daniel G. Cohen	1/23/2007	75,000	2,753,250

Jack E. Salmon	1/23/2007	10,000	367,100

Betsy Z. Cohen	1/23/2007	100,000	3,671,000

Scott F. Schaeffer	1/23/2007	25,000	917,750

Plamen Mitrikov	1/23/2007	45,000	1,651,950

(1)	This column shows the number of phantom units or restricted shares granted in 2007 to the named executives. Each of these named executives voluntarily forfeited these awards in December 2007 and as a result these awards are no longer outstanding. These phantom units were scheduled to vest in four annual installments of 20%, 20%, 20% and 40% on each anniversary of the grant date, except for Mr. Cohen’s phantom units, which were scheduled to vest in five annual installments of 20% on each anniversary of the grant date.

(2)	This column shows the full grant date fair value of phantom units and restricted share awards under SFAS 123R granted to the named executives in 2007. Generally, the full grant date fair value is the amount that RAIT would expense in its financial statements over the award’s vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executives. The full grant date fair value is based on the closing stock price of our common shares on the date of grant. As discussed above, each of these awards were voluntarily forfeited in December 2007 and, in accordance with SFAS 123R, we expensed the grant date fair value during 2007.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We provide additional disclosure below of factors relating to the Summary Compensation Table and Grants of Plan-Based Awards in 2007 Table, including descriptions of the employment agreements of some of the named executives and the terms of their 2007 equity compensation.

Employment Agreements

RAIT has entered into employment agreements with all of the named executives. The post-termination and severance provisions of these agreements are discussed in “Potential Payments on Termination or Change-In-Control” below.

Daniel G. Cohen

On June 8, 2006, RAIT entered into an employment agreement with Mr. Cohen which became effective upon completion of the Taberna merger in December 2006. This employment agreement is for a three-year term commencing on the effective date of the Taberna merger and thereafter for successive one year periods unless either party provides the other party with notice of non-renewal prior to three months before the expiration of the term. It provides that Mr. Cohen shall be chief executive officer and provides for an initial annual base salary of $600,000. The base salary may be increased in the discretion of the compensation committee; provided, however, that on each of January 1, 2007 and January 1, 2008, the base salary for Mr. Cohen will be increased by no less than 10%. The employment agreement provides that he may be eligible for an annual bonus which will be awarded by the compensation committee in its discretion. The compensation committee may in its discretion increase, but shall not decrease, the bonus amount. The employment agreement provides that Mr. Cohen is eligible to participate in the Plan and eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan, to the same extent as other senior executives of RAIT, and such other benefits as are commensurate with his position. Participation in employee benefit plans will be subject to the terms of those benefit plans as in effect from time to time. Changes to Mr. Cohen’s base salary, bonuses awarded and equity and other compensation are described above. See “Compensation for the Named Executives in 2007.”

Jack E. Salmon

On June 8, 2006, RAIT entered into an employment agreement with Mr. Salmon which became effective upon completion of the Taberna merger. This employment agreement is for a three-year term commencing on the effective date of the Taberna merger and thereafter for successive one year periods unless either party provides the other party with notice of non-renewal prior to three months before the expiration of the term. It provides that Mr. Salmon shall be chief financial officer (reporting to the chief executive officer) and provides for an initial annual base salary of $400,000. Any increase in salary shall be subject to the discretion of the compensation committee. The employment agreement provides that Mr. Salmon may be eligible for an annual bonus which will be awarded by the compensation committee in its discretion. The employment agreement provides that Mr. Salmon is eligible to participate in the RAIT equity compensation plan and eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan, to the same extent as other senior executives of RAIT, and such other benefits as are commensurate with his position. Participation in employee benefit plans will be subject to the terms of those benefit plans as in effect from time to time. Changes to Mr. Salmon’s base salary, bonuses awarded and equity and other compensation are described above. See “Compensation for the Named Executives in 2007.”

Betsy Z. Cohen

On January 23, 2002, RAIT entered into an employment agreement with Betsy Z. Cohen employing her as its chairman and chief executive officer with an effective date of October 1, 2001. This agreement was amended on December 11, 2006 in connection with the Taberna merger. Under her agreement, as amended, (i) Mrs. Cohen continues as chairman of the board of trustees of RAIT; (ii) the employment agreement has a continuous three year term; (iii) her annual base salary was initially set at $375,000. Mrs. Cohen’s base salary was subsequently increased in 2007 to an annual rate of $550,000 by the compensation committee based upon its evaluation of Mrs. Cohen’s performance. Mrs. Cohen is also eligible for bonuses as determined by the compensation committee. The employment agreement also provides for the establishment of a SERP for Mrs. Cohen that is described below. The employment agreement provides that RAIT shall establish a trust to serve as the funding vehicle for the SERP benefits and shall make contributions to the trust in such amounts or in such number of common shares as RAIT reasonably determines to be sufficient to provide the present value of the benefit as accrued at the time of the contribution.

In connection with the amendment of Mrs. Cohen’s employment agreement, RAIT memorialized the terms of the SERP benefit set forth in Mrs. Cohen’s employment agreement in an amended and restated SERP plan document. The SERP also incorporated the relevant provisions of Section 409A of the Internal Revenue Code. The SERP is a nonqualified deferred compensation plan that only covers Mrs. Cohen. Under the terms of the SERP, Mrs. Cohen’s benefit consists of two components, a common share component and a cash component. The common share component of 163,624 common shares was distributed pursuant to Mrs. Cohen’s instructions in July 2007. The cash component is equal to 50% of the amount determined by subtracting the “primary social security benefit” (as defined in the SERP Plan) from 60% of her three year average annual compensation for the 2004, 2005 and 2006 calendar years, increased by 1/2 % for each month between October 29, 2006 and the date on which the cash benefit portion commences to be paid. The SERP commenced distribution of the cash component in the amount of approximately $433,000 per year in a 50% joint and survivor annuity on July 1, 2007. RAIT has contributed to a rabbi trust established for purposes of the SERP an amount intended to cover this cash benefit.

As of December 31, 2007, the SERP benefit was fully vested, RAIT had delivered the common shares as described above and had deposited $4,472,000 of cash and other investments into the rabbi trust. Based upon current actuarial calculations, the benefit obligation owed is $4,223,000 and was fully funded as of December 31, 2007.

Mrs. Cohen’s receipt of her SERP benefits is not contingent on her retirement or other termination of service with RAIT and she can continue to be employed by RAIT pursuant to her employment agreement after receipt of the SERP benefit.

Changes to Mrs. Cohen’s base salary, bonuses awarded and equity and other compensation are described above. See “Compensation for the Named Executives in 2007.”

Scott F. Schaeffer

On January 23, 2002, RAIT entered into an employment agreement with Scott F. Schaeffer employing him as its president and chief operating officer. The agreement had an effective date of October 1, 2001. This agreement was amended on December 11, 2006 in connection with the Taberna merger. Under his agreement, as amended, Mr. Schaeffer serves as the president and chief operating officer of RAIT; the employment agreement has a continuous three year; and his annual base salary was maintained at $500,000. Under the agreement, Mr. Schaeffer’s base compensation may be increased by the compensation committee based upon its evaluation of his performance. Mr. Schaeffer is also eligible for bonuses as determined by the compensation committee and is entitled to a car allowance of not less than $500 per month. The base salary and bonuses paid to Mr. Schaeffer in 2007 and 2006 are set forth in the “Summary Compensation Table” above. Changes to Mr. Schaeffer’s base salary, bonuses awarded and equity and other compensation are described above. See “Compensation for the Named Executives in 2007.”

Plamen M. Mitrikov

On June 8, 2006, RAIT entered into an employment agreement with Mr. Mitrikov which became effective upon completion of the Taberna merger. This employment agreement is for a three-year term commencing on the effective date of the Taberna merger and thereafter for successive one year periods unless either party provides the other party with notice of non-renewal prior to three months before the expiration of the term. It provides that Mr. Mitrikov shall be our executive vice-president—asset management (reporting to the chief executive officer) and provides for an initial annual base salary of $300,000. Any increase in salary is subject to the discretion of the compensation committee. Mr. Mitrikov’s salary was increased to $330,000 for 2007 and to $500,000 for 2008. The employment agreement provides that Mr. Mitrikov may be eligible for an annual bonus which will be awarded by the compensation committee in its discretion. The employment agreement provides that Mr. Mitrikov is eligible to participate in the RAIT equity compensation plan and eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan, to the same extent as other senior executives of RAIT, and such other benefits as are commensurate with his position. Participation in employee benefit plans will be subject to the terms of those benefit plans as in effect from time to time. Changes to Mr. Mitrikov’s base salary, bonuses awarded and equity and other compensation are described above. See “Compensation for the Named Executives in 2007.”

Equity Compensation in 2007

The vesting schedule of the phantom units granted by the compensation committee pursuant to the RAIT equity compensation plan are described in footnote 1 to the “Grants of Plan-Based Awards in 2007” table above. These phantom units are redeemed one year after vesting. An amount equal to any dividend declared on a common share, or a dividend equivalent, is paid on each vested phantom unit and accrued on each unvested phantom unit to be paid in a lump sum upon vesting. All executive officers, including the named executive, voluntarily forfeited the phantom units granted to them in January 2007 in December 2007.

Effective upon the closing of the Taberna merger, RAIT assumed the Taberna equity compensation plan, and Taberna’s obligations thereunder. RAIT does not intend to make any further awards under the Taberna equity compensation plan. Mr. Cohen, Mr. Salmon and Mr. Mitrikov are among the persons who will continue to hold RAIT common shares issued subject to restrictions under the Taberna Plan. The terms of these awards are described in footnote 1 to the “Outstanding Equity Awards at 2007 Fiscal Year-End” table below.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information on the current holdings of stock options, phantom unit and restricted stock by the named executives. This table includes unexercised and unvested option awards, unvested phantom units, and unvested restricted shares. Each equity grant is shown separately for each named executive. The market value of the stock awards is based on the closing market price of RAIT common shares as of December 31, 2007, which was $8.62. For additional information about the option awards and share awards, see the description of equity incentive compensation in “Compensation Discussion and Analysis” above.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Daniel G. Cohen	—	—	—	125,330	(1)	1,080,345
Jack E. Salmon	—	—	—	9,096	(1)	78,408
Betsy Z. Cohen	45,000	23.15	10/21/2013	4,232	(2)	36,476
Scott F. Schaeffer	37,500	23.15	10/21/2013	16,497	(2)	142,200
Plamen Mitrikov	—	—	—	44,911	(1)	387,133

(1)	These amounts reflect Taberna restricted common share awards received during their employment with Taberna that were converted into RAIT restricted share awards based upon the conversion ratio in the Taberna merger of 0.5389. These awards vest in equal quarterly installments as follows: Mr. Cohen—17,157 restricted shares vesting quarterly through March 31, 2008, 17,232 restricted shares vesting quarterly through June 30, 2008 and 90,941 restricted shares vesting quarterly through March 31, 2010; Mr. Salmon— 9,096 restricted shares vesting quarterly through March 31, 2010; and Mr. Mitrikov—44,911 restricted shares vesting quarterly through March 31, 2010.

(2)	These awards vest on each anniversary date of the date of grant. The remaining unvested phantom units for Mrs. Cohen will vest on October 24, 2008. Mr. Schaeffer’s remaining unvested phantom units will vest as follows: 3,701 on January 24, 2008, 1,693 on October 24, 2008, 3,701 on January 24, 2009 and 7,402 on January 24, 2010.

Option Exercises and Stock Vested in Fiscal 2007

The following table provides information for the named executives with respect to:

•	stock option exercises during 2007, including the number of shares acquired upon exercise and the value realized; and

•

the number of shares acquired upon the vesting of stock awards in the form of phantom units or restricted shares or otherwise and the value realized, based upon the market price of our common shares on the date of vesting, each before payment of any applicable withholding tax and broker commissions.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel G. Cohen(1)	143,496	2,540,238
Jack E. Salmon(2)	4,040	71,518
Betsy Z. Cohen(3)	4,232	38,511
Scott F. Schaeffer (4)	5,201	111,578
Plamen Mitrikov(5)	35,924	635,945

(1)	Mr. Cohen acquired 35,874 common shares on each of March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007 at a market prices of $27.94, $26.02, $8.23, and $8.62, respectively, when a portion of his restricted shares vested.

(2)	Mr. Salmon acquired 1,010 common shares on each of March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007 at a market prices of $27.94, $26.02, $8.23, and $8.62, respectively, when a portion of his restricted shares vested.

(3)	Mrs. Cohen vested in 4,232 phantom units on October 24, 2007 at a market price of $9.10. These vested units will be redeemed for common shares on October 24, 2008.

(4)	Mr. Schaeffer vested in 3,701 and 1,692 phantom units on January 24, 2007 and October 24, 2007 at a market price of $26.46 and $9.10, respectively. These vested units will be redeemed for common shares on January 24, 2008 and October 24, 2008.

(5)	Mr. Mitrikov acquired 8,981 common shares on each of March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007 at a market prices of $27.94, $26.02, $8.23, and $8.62, respectively, when a portion of his restricted shares vested.

Pension Benefits for 2007

The following table sets forth information regarding Mrs. Cohen’s SERP, which is described above. See “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements—Betsy Z. Cohen” and note 12 of our financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. RAIT does not have any other pension plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Betsy Cohen	RAIT Executive Pension Plan	4	$4,222,771	$4,473,940	(1)

(1)	Represents the following payments to Mrs. Cohen: issuance of 163,624 common shares at a market price of $26.02 on July 1, 2007 and $36,074 in monthly cash distributions from July 2007 through and including December 2007.

Potential Payments on Termination or Change-In-Control

As noted under “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements,” we have entered into employment agreements with four of our named executives. These agreements provide for payments and other benefits if a named executive’s employment with us is terminated under circumstances specified in his or her respective agreement, including a “change in control” of RAIT (as defined in the agreement). A named executive’s rights upon the termination of his or her employment will depend upon the circumstances of the termination. The tables below summarize these rights and the amount of any payments and benefits due under the circumstances specified for the named executive indicated.

Daniel G. Cohen

Under Mr. Cohen’s employment agreement, if his employment ends for any reason, RAIT will pay accrued salary, bonuses and incentive payments already awarded but not paid (including a pro rata bonus for the year of termination), and other existing obligations. In addition, if RAIT terminates his employment without “cause” or if he terminates his employment for “good reason,” RAIT will be obligated to pay a lump sum severance payment equal to 3 multiplied by the sum of (x) the highest bonus earned in the one year period preceding the date of termination plus (y) the greater of (a) the average of the annual salary over the three calendar years prior to the date of termination, (b) if less than three years have elapsed from the date of employment to termination, the highest annual salary in any calendar year prior to the date of termination or (c) if less than 12 months have elapsed from the date of employment to termination, the highest annual salary received in any month times 12. In the event of a termination by RAIT for any reason other than for cause or by Mr. Cohen for good reason, all of his outstanding equity-based awards (including options and restricted shares) will become fully vested. In addition, if RAIT gives notice that the employment agreement will not be renewed at the end of the term, Mr. Cohen will be entitled to (i) a cash payment equal to the payment described in this paragraph and (ii) the full vesting of all outstanding equity-based awards.

Upon a “change of control” of RAIT, Mr. Cohen will become fully vested in his phantom units, options and restricted shares. In addition, if he terminates employment within six months after a change of control, for any reason, the termination will be deemed to be for good reason. If payments become due as a result of a change of control and the excise tax imposed by Section 4999 of the Internal Revenue Code applies, the terms of his employment agreement require RAIT to pay him a “gross up” payment in the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

“Cause” is defined as his (i) commission of, and indictment for or formal admission to a felony, or any crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving RAIT; (ii) engaging in fraud, misappropriation or embezzlement; (iii) continued failure to materially adhere to the directions of the board of trustees, to adhere to the our written policies and practices; or (iv) material breach of any of the confidentiality provisions of his employment agreement. Mr. Cohen agrees that during and after the period of his employment with RAIT and its affiliates, he shall keep secret and retain in strictest confidence all confidential matters relating to RAIT’s business and the business of any of its affiliates and to RAIT and any of its affiliates, learned by him directly or indirectly from RAIT or any of its affiliates and shall not disclose such confidential information to anyone outside of RAIT except with RAIT’s express written consent and except for confidential information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of Mr. Cohen or is received from a third party not under an obligation to keep such information confidential and without breach of his employment agreement.

“Good reason” is defined as (i) the material reduction of his title, authority, duties and responsibilities or the assignment to him of duties materially inconsistent with his position or positions with RAIT; (ii) a reduction in his annual salary; (iii) RAIT’s material and willful breach of his employment agreement (iv) being required to relocate his office more than 30 miles outside of New York City or Philadelphia, Pennsylvania.

Upon a change of control while Mr. Cohen is employed, all outstanding unvested equity-based awards shall fully vest and shall become immediately exercisable, as applicable. In addition, if, after a change of control, he terminates his employment with RAIT within the six-month anniversary of the change of control, such termination shall be deemed a termination by him for good reason. A “change of control” means the happening of any of the following: (a) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding RAIT, any entity controlling, controlled by or under common control with RAIT, any employee benefit plan of RAIT or any such entity, and Mr. Cohen and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which Mr. Cohen is a member) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of RAIT securities representing 30% or more of either (A) the combined voting power of the RAIT’s then outstanding securities or (B) the then outstanding common shares (in either such case other than as a result of an acquisition of securities directly from RAIT); provided, however, that, in no event shall a change in control be deemed to have occurred upon a public offering of the common shares under the Securities Act of 1933; or (b) any consolidation or merger of RAIT where the shareholders of RAIT, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or (c) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of RAIT, other than a sale or disposition by RAIT of all or substantially all of RAIT’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of RAIT immediately prior to such sale or (B) the approval by shareholders of RAIT of any plan or proposal for the liquidation or dissolution of RAIT; or (d) the members of the board at the beginning of any consecutive 24-calendar-month period, or the incumbent trustees, cease for any reason other than death to constitute at least a majority of the members of the board; provided that any trustee whose election, or nomination for election by RAIT’s shareholders, was approved by a vote of at least a majority of the members of the board then still in office who were members of the board at the beginning of such 24-calendar-month period, shall be deemed to be an incumbent trustee.

Mr. Cohen receives amounts under his employment agreement if his employment terminates due to death or disability. “Disability” means Mr. Cohen is unable to perform substantially and continuously the duties assigned to him due to a disability as defined for purposes of RAIT’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period.

The table below summarizes these rights and the amount of any payments and benefits due under the indicated circumstances for Mr. Cohen assuming the circumstances occurred as of December 31, 2007:

	Resignation without Good Reason (1)	Termination with Cause (1)	Termination without Cause or Non-Renewal	Resignation for Good Reason (2)	Disability (1)(3)	Death (1)(3)
Bonus for Prior Periods	$800,000	$800,000	$—	$—	$800,000	$800,000
Severance Payment(4)	—	—	4,380,000	4,380,000	—	—
Restricted Stock Vesting(5)	—	—	1,080,345	1,080,345	1,080,345	1,080,345

Total	$800,000	$800,000	$5,460,345	$5,460,345	$1,880,345	$1,880,345

In any instance of his employment being terminated, Mr. Cohen would be entitled to any base salary that was accrued as of the date of his termination and to any bonus for a fiscal year completed before termination and awarded but not yet paid.

(1)	Mr. Cohen would also be entitled to a pro rata bonus and other benefits earned through the date of termination, which is to be calculated based on the bonus earned in the prior fiscal year pro-rated for the number of days he was employed by RAIT in the year of his termination.

(2)	Mr. Cohen’s resignation within six months of a change in control (as defined in Mr. Cohen’s employment agreement) of RAIT shall be deemed to be a resignation for good reason.

(3)	Mr. Cohen or his estate would also be entitled to receive his annual salary for the remainder of the year in which the termination of his employment occurred.

(4)	Equal to three times the sum of (x) the highest bonus earned by Mr. Cohen in one year period preceding the date of termination of his employment plus (y) the greater of (a) Mr. Cohen’s average annual salary over the three calendar years prior to termination of employment or, (b) if less than three years have elapsed between the date of Mr. Cohen’s employment agreement and the termination of his employment, Mr. Cohen’s highest annual salary in any calendar year prior to termination of employment or (c) if less than 12 months have elapsed from the date of Mr. Cohen’s employment agreement to the date of termination of employment, the highest annual salary received in any month times 12. For purposes of this table, the bonus amount is assumed to be $800,000, the amount of the bonus paid by us to Mr. Cohen in 2008 associated with his services during 2007.

(5)	Represents the market value at December 31, 2007 of 125,330 restricted RAIT common shares that would fully vest upon termination of Mr. Cohen’s employment or in the event of a change in control (as defined in Mr. Cohen’s employment agreement) of RAIT.

Additionally, Mr. Cohen may vest in certain ancillary benefits provided to all employees if he is terminated, including but not limited to the vested portion of our matching contributions to his 401(k). If any of the above payments are be deemed to constitute a “parachute payment” as defined in IRC Section 280 (g), Mr. Cohen must also be paid an amount in cash equal to the sum of the excise taxes payable by him by reason of receiving such payment plus the amount necessary to put him in the same after-tax position as if no excise taxes had been paid. It is not anticipated that any of the above payments will be deemed to constitute a parachute payment.

Jack E. Salmon

Under Mr. Salmon’s employment agreement, if his employment ends for any reason, RAIT will pay accrued salary, bonuses and incentive payments already awarded but not paid (including a pro rata bonus for the year of termination), and other existing obligations. In addition, if RAIT terminates his employment without “cause” or if he terminates his employment for “good reason,” RAIT will be obligated to pay a lump sum payment of an amount equal to his then current annual base salary plus the highest bonus earned in the one-year period prior to termination times 1.5. Additionally, in the event of a termination by RAIT for any reason other than for cause or by Mr. Salmon for good reason, all of the outstanding equity-based awards (including options and restricted shares) granted to him will become fully vested. If RAIT gives notice that Mr. Salmon’s employment agreement will not be renewed at the end of the term, he will be entitled to (i) accrued annual salary and bonus, (ii) a lump sum payment of the sum of (x) 1.5 times his then current annual base salary and (y) his annual bonus for the fiscal year in which non renewal occurs and (iii) the full vesting of all outstanding equity-based awards.

Upon a “change of control” of RAIT, Mr. Salmon will become fully vested in his phantom units, options and restricted shares. In addition, if he terminates employment within six months after a change of control, for any reason, the termination will be deemed to be for good reason. If payments become due as a result of a change of control and the excise tax imposed by Section 4999 of the Internal Revenue Code applies, the terms of the employment agreement require RAIT to pay him a “gross up” payment in the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

Mr. Salmon’s employment agreement defines “cause” as Mr. Salmon’s (i) commission of, and indictment for or formal admission to a felony, or any crime of moral turpitude, dishonesty, or breach of RAIT’s code of ethics, or any crime involving RAIT; (ii) engaging in fraud, misappropriation or embezzlement; (iii) continued gross insubordination after written notice thereof by the board; (iv) continued failure to materially adhere to the directions of the board, to adhere to RAIT’s written policies and practices or to devote a substantial majority of his business time and efforts to RAIT and its subsidiaries; or (v) material breach of any of the non-competition or other restrictive covenants in his employment agreement.

The non-competition covenant in Mr. Salmon’s employment agreement provides that, during the employment term and ending 18 months following the date upon which he ceases to be an employee of RAIT and its affiliates, he shall not in the United States, directly or indirectly, (i) engage in RAIT’s business (other than for RAIT or its affiliates), or (ii) render any services in furtherance of RAIT’s business to any person, corporation, partnership or other entity engaged in RAIT’s business, or who has taken substantial measures, or made investments, evidencing an intention to engage in RAIT’s business other than incidentally as is necessary to engage in its principal business, or for any originator (as defined below); or (iii) become interested in any originator or any person, corporation, partnership or other entity (other than RAIT or its affiliates) principally engaged in RAIT’s business, as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity. Mr. Salmon may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, and (B) he is not a controlling person of, or a member of a group which controls, such entity (except to the extent expressly permitted by the agreement). In addition, the restrictive covenants shall not apply to any of Mr. Salmon’s existing investments or other activities which have been disclosed in writing to and approved by the board prior to entering into his employment agreement. RAIT’s business is defined as the structuring, organization, consulting with, managing, servicing or otherwise engaging in the business of pooling trust preferred securities or providing financing through the issuance of similar debt securities or equity securities issued by REITs or real estate operating companies or their affiliates, wherever located, whether in a “CDO” structure or otherwise. “Originator” means a person corporation, partnership or entity who (x) at any point prior to the date of Mr. Salmon’s termination was paid fees or earned any fees or entered into any agreement with RAIT or its affiliates in respect of the origination of any financing transaction by or placement of securities or issued by REITs, real estate operating companies or their affiliates, wherever located, into or through a CDO transaction or warehouse line in which RAIT or any of its affiliates acted as collateral manager, or (y) which RAIT engaged or plans to engage for the purpose of the placement of securities into a CDO transaction or warehouse line.

The confidentiality restrictive covenant in Mr. Salmon’s employment agreement provides that during and after the period of his employment with RAIT and its affiliates, he will keep secret and retain in strictest confidence all confidential matters relating to RAIT’s business and the business of any of its affiliates and to RAIT and any of its affiliates, learned by him directly or indirectly from RAIT or any of its affiliates and shall not disclose such confidential information to anyone outside of RAIT except with RAIT’s express written consent and except for confidential information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of Mr. Salmon or is received from a third party not under an obligation to keep such information confidential and without breach of his employment agreement.

The non-solicitation restrictive covenant in Mr. Salmon’s employment agreement provides that during the employment term and ending 18 months following the date upon which he ceases to be an employee of RAIT and its affiliates, he will not, directly or indirectly, knowingly (i) solicit or encourage to leave the employment or other service of RAIT, or any of its affiliates, any employee or independent contractor thereof or (ii) hire (on his behalf or any other person or entity) any employee who has left the employment of RAIT or any of its affiliates within the eighteen (18) month period which follows the termination of such employee’s employment with RAIT and its affiliates, and (iii), whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with RAIT’s or any of its affiliates’ relationship with, or endeavor to entice away from RAIT or any of its affiliates, any person who during his employment term is or was a customer or client of RAIT or any of its affiliates.

“Good reason” is defined as (i) the material reduction of his title, authority, duties and responsibilities or the assignment to him of duties materially inconsistent with his position or positions with RAIT; (ii) a reduction in his annual salary; or (iii) RAIT’s material and willful breach of the agreement.

Upon a “change of control” while Mr. Salmon is employed, all his outstanding unvested equity-based awards will fully vest and will become immediately exercisable, as applicable. In addition, if, after a change of control, he terminates his employment with RAIT within the six-month anniversary of the change of control, such termination shall be deemed a termination for good reason. “Change in control” is defined in the same manner as in Mr. Cohen’s agreement.

Mr. Salmon receives amounts under his employment agreement if his employment terminates due to death or disability. “Disability” means he is unable to perform substantially and continuously the duties assigned to him due to a disability as defined for purposes of RAIT’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period.

The table below summarizes these rights and the amount of any payments and benefits due under the indicated circumstances for Mr. Salmon assuming the circumstances occurred as of December 31, 2007:

	Resignation without Good Reason (1)	Termination with Cause (1)	Termination without Cause		Resignation for Good Reason (2)		Non-Renewal		Disability (1)(3)	Death (1)(3)
Bonus for Prior Periods	$600,000	$600,000	$—		$—		$—		$600,000	$600,000
Severance Payment(4)	—	—	1,560,000	(5)	1,560,000	(5)	1,260,000	(6)	—	—
Restricted Stock Vesting(7)	—	—	78,408		78,408		78,408		78,408	78,408

Total	$600,000	$600,000	$1,638,408		$1,638,408		$1,338,408		$678,408	$678,408

In any instance of his employment being terminated, Mr. Salmon would be entitled to any base salary that was accrued as of the date of his termination and to any bonus for a fiscal year completed before termination and awarded but not yet paid.

(1)	Mr. Salmon would also be entitled to a pro rata bonus earned through the date of termination, which is to be calculated based on the bonus earned in the prior fiscal year, pro-rated for the number of days he was employed by RAIT in the year of his termination.

(2)	Mr. Salmon’s resignation within six months of a change in control (as defined in Mr. Salmon’s employment agreement) of RAIT is deemed to be a resignation for good reason.

(3)	Mr. Salmon or his estate would also be entitled to receive his annual salary for the remainder of the year in which the termination of his employment occurred.

(4)	For purposes of this table, the bonus amount included in any severance payment is assumed to be $600,000, the amount of the bonus paid by us to Mr. Salmon in 2008 associated with services provided during 2007.

(5)	Equal to Mr. Salmon’s annual salary (at the rate in effect immediately prior to termination) plus the highest bonus he earned in the one year period prior to termination times 1.5.

(6)	If RAIT terminated Mr. Salmon’s employment without cause and by notice of non-renewal of his employment agreement, this payment would be equal to the sum of (x) 1.5 times Mr. Salmon’s annual salary in effect immediately before such non-renewal, and (y) Mr. Salmon’s annual bonus for the fiscal year in which such non-renewal occurs.

(7)	Represents the market value at December 31, 2007 of 9,096 restricted RAIT common shares of beneficial interest that would fully vest upon termination of Mr. Salmon’s employment or in the event of a change in control (as defined in Mr. Salmon’s employment agreement) of RAIT.

Additionally, Mr. Salmon may vest in certain ancillary benefits provided to all employees if he is terminated, including but not limited to the vested portion of our matching contributions to his 401(k). If any of the above payments are be deemed to constitute a “parachute payment” as defined in Section 280 (g) of the Internal Revenue Code, Mr. Salmon shall also be paid an amount in cash equal to the sum of the excise taxes payable by him by reason of receiving such payment plus the amount necessary to put him in the same after-tax position as if no excise taxes had been paid. As of December 31, 2007, such payment is estimated to be approximately $0.8 million.

Betsy Z. Cohen

Under Mrs. Cohen’s employment agreement, (i) if her employment is terminated without “cause” or she resigns for “good reason” during the term of the employment agreement and she executes and does not revoke a mutual release, she will now receive (a) a lump sum cash severance payment equal to three times the sum of her base salary and target annual cash bonus for the fiscal year of her termination (if there is no target bonus opportunity for the fiscal year, the target bonus for this purpose will be equal to 100% of her base salary), (b) a pro rata portion of her target bonus for the fiscal year of her termination (if there is no target bonus opportunity for the fiscal year, the target bonus for this purpose will be equal to 100% of her base salary), (c) continued medical coverage for 18 months for herself and her spouse and dependents as if she had continued in employment with RAIT, or, at our election, the after-tax cost of such coverage if her continued participation is not permitted or would have adverse tax consequences to the plan, and (d) all other amounts earned, accrued and owing but not yet paid to her; (ii) if her employment is terminated on account of her death or disability, she will receive all amounts earned and accrued as of such date and a pro rated bonus for the fiscal year of her death or disability (if there is no target bonus opportunity for the fiscal year, the target bonus for this purpose will be equal to 100% of her base salary); and (iii) if a “change of control” of RAIT occurs and Mrs. Cohen receives an excess parachute payment (within the meaning of Section 280G of the Internal Revenue Code), RAIT will fully gross her up on an after-tax basis for any excise taxes that result under Section 4999 of the Internal Revenue Code from the excess parachute payment.

Mrs. Cohen is fully vested in her entire benefit under the SERP; however, if her employment terminates on account of her engaging in conduct that constitutes “cause” (as defined in the SERP ) she will forfeit her entire benefit under the SERP. If Mrs. Cohen dies after benefit payments begin, her benefit will continue to be paid in the same form as it was paid prior to her death.

Under Mrs. Cohen’s employment agreement and SERP, “cause” is defined as (a) Mrs. Cohen being convicted of a felony; (b) Mrs. Cohen intentionally and continually failing substantially to perform her reasonably assigned material duties to RAIT (other than a failure resulting from incapacity due to physical or mental illness), which failure has been materially and demonstrably detrimental to us and has continued for a period of at least 30 days after a written notice of demand for substantial performance; or (c) Mrs. Cohen breaching the intellectual property and confidentiality provisions of her employment agreement. These provisions provide that Mrs. Cohen agrees to transfer to RAIT all intellectual property rights which she has conceived, made or developed, solely or jointly with others, while employed by RAIT and which relate to the business, work or activities of RAIT or result from or are suggested by the carrying out of her duties under her employment agreement or from or by any information that she may receive as an employee of RAIT. She also agrees that both during and after her employment term, she will not disclose any of RAIT’s confidential information to any person (except as her duties as an officer of RAIT may require or as required by law or in a judicial or administrative proceeding) without the prior written authorization of the board. This obligation of confidentiality does not apply to information that becomes generally known to the public through no act of Mrs. Cohen in breach of her employment agreement.

Under Mrs. Cohen’s employment agreement and SERP, “good reason” is defined as (a) a reduction in Mrs. Cohen’s base salary; (b) a material reduction of Mrs. Cohen’s duties or her demotion; (c) RAIT requiring Mrs. Cohen to be based at a location other than in the Philadelphia, Pennsylvania metropolitan area; (d) the failure of Mrs. Cohen to be elected to the board; (e) the failure of Mrs. Cohen to be elected by the other board members as chairman of the board; or (f) any material breach of her employment agreement by RAIT. The employment agreement provides that Mrs. Cohen’s ceasing to be RAIT’s chief executive officer and taking on new duties and responsibilities as provided in her amended employment agreement as a result of the Taberna merger shall not constitute good reason.

Mrs. Cohen receives amounts under her employment agreement and SERP if her employment terminates due to death or disability. Under Mrs. Cohen’s employment agreement and SERP, “disability” means Mrs. Cohen has been unable to perform the material duties of her employment for a period of 90 consecutive days in any 12-month period because of physical or mental injury or illness.

After a change of control of RAIT, Mrs. Cohen may be terminated without cause or she may resign for good reason. Under Mrs. Cohen’s employment agreement and SERP, a “change of control” is deemed to have occurred if:

(a) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act (other than persons who are shareholders on the effective date of the SERP, October 31, 2002) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of RAIT securities representing more than 50% of the voting power of the then outstanding RAIT securities; provided that a change of control shall not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder, and a change of control shall not be deemed to occur as a result of a transaction in which RAIT becomes a subsidiary of another corporation and in which the shareholders of RAIT immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

(b) The consummation of (i) a merger or consolidation of RAIT with another corporation where the shareholders of RAIT, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (ii) a sale or other disposition of all or substantially all of the assets of RAIT, or (iii) a liquidation or dissolution of RAIT; or

(c) The individuals who, as of December 12, 2006, are members of the board, or the incumbent board, cease for any reason to constitute at least two-thirds of the board; provided, however, that if either the election of any new trustee or the nomination for election of any new director by RAIT’s shareholders was approved by a vote of at least two-thirds of the incumbent board prior to such election or nomination, such new director shall be considered as a member of the incumbent board; provided further, however, that no individual shall be considered a member of the incumbent board if such individual initially assumed office as a result of either an actual or threatened “election contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board including by reason of any agreement intended to avoid or settle any election contest or proxy contest.

The table below summarizes these rights and the amount of any payments and benefits due under the indicated circumstances for Mrs. Cohen assuming the circumstances occurred as of December 31, 2007:

	Termination without Cause (1)(2)	Resignation for Good Reason (1)(2)	Resignation without Good Reason	Termination with Cause (2)	Disability (2)(3)	Death (2)
Bonus for Prior Periods(4)	$375,000	$375,000	—	—	$375,000	$375,000
Severance Payment(5)	2,250,000	2,250,000	—	—	—	—
SERP Benefit(6)	4,222,771	4,222,771	4,222,771	—	4,222,771	4,222,771
Redemption of Phantom Units(7)	—	—	—	—	—	—
Medical Coverage(8)	5,022	5,022	—	—	—	—

Total	$6,852,793	$6,852,793	$4,222,771	$—	$4,597,771	$4,597,771

(1)	Assumes that Mrs. Cohen executes and does not revoke a written mutual release in a form acceptable to RAIT of any and all claims against RAIT or Mrs. Cohen relating to matters arising out of her employment by RAIT. Without this release, Mrs. Cohen would only be entitled to amounts due under RAIT’s severance pay plan, if any. As of December 31, 2007 RAIT did not have a severance pay plan. These same provisions apply if termination occurs in these circumstances upon or after a change in control of RAIT.

(2)	Mrs. Cohen would also be entitled to any base salary that was accrued as of the date of her termination.

(3)	Any amounts payable to Mrs. Cohen in the event of her termination due to disability are offset by any amounts received under RAIT’s long-term disability plan.

(4)	Mrs. Cohen would be entitled to her cash bonus pro-rated for the number of days she was employed by RAIT in the calendar year of her termination. For purposes of this table, the termination date is assumed to be the last day of the year, so the pro-ration is 100%.

(5)	Equal to three times the sum of (i) base salary at the date of termination (assumed to be $375,000) and (ii) her target annual cash bonus, or, in the absence of a target bonus opportunity, which is currently the case, 100% of her base salary.

(6)	As of December 31, 2007, Mrs. Cohen is fully vested in her SERP benefits. This amount is comprised of a cash benefit $4,222,771 (calculated based upon a distribution date of July 1, 2007, reduced by cash payments made to Mrs. Cohen from July 1, 2007 through December 31, 2007).

(7)	Upon termination, Mrs. Cohen would be entitled to retain 4,232 vested phantom units and would forfeit 4,232 unvested phantom units. The redemption of the phantom units would occur subsequent to the termination of her employment in accordance with the original grant agreement.

(8)	Mrs. Cohen would be entitled to either (i) continuation of her medical coverage for a period of 18 months following the date of termination or (ii) a cash payment equal to her after-tax cost of continuing such coverage.

Additionally, Mrs. Cohen may vest in certain ancillary benefits provided to all employees if she is terminated, including but not limited to the vested portion of our matching contributions to his 401(k). With the exception of the SERP benefit, If any of the above payments are be deemed to constitute a “parachute payment” as defined in Section 280 (g) of the Internal Revenue Code, Mrs. Cohen shall also be paid an amount in cash equal to the sum of the excise taxes payable by her by reason of receiving such payment plus the amount necessary to put her in the same after-tax position as if no excise taxes had been paid. It is not anticipated that any of the above payments will be deemed to constitute a parachute payment.

Scott F. Schaeffer

Under Mr. Schaeffer’s employment agreement, as amended, if his employment is terminated without “cause” or he resigns for “good reason” during the term of the employment agreement and he executes and does not revoke a mutual release, he will now receive: (i) a lump sum cash severance payment equal to one and a half times the sum of his base salary and average annual cash bonus for the three year period immediately prior to his termination of employment, (ii) a pro rata portion of his target bonus for the fiscal year of his termination (if there is no target bonus opportunity for the fiscal year, the target bonus for this purpose will be equal to 100% of his base salary), (iii) continued medical coverage for 18 months for himself and his spouse and dependents as if he had continued in employment with RAIT, or, at our election, the after-tax cost of such coverage if his continued participation is not permitted or would have adverse tax consequences to the plan, and (iv) all other amounts earned, accrued and owing but not yet paid to him. If his employment is terminated on account of his death or disability, he will receive all amounts earned and accrued as of such date and a pro rated bonus for the fiscal year of his death or disability (if there is no target bonus opportunity for the fiscal year, the target bonus for this purpose will be equal to 100% of his base salary). If a “change of control” of RAIT occurs and Mr. Schaeffer receives an excess parachute payment, RAIT will fully gross him up on an after-tax basis for any excise taxes that result under Section 4999 of the Internal Revenue Code from the excess parachute payment.

“Cause” is defined as any of the following: (i) Mr. Schaeffer shall have been convicted of a felony; (ii) Mr. Schaeffer intentionally and continually fails substantially to perform his reasonably assigned material duties to RAIT (other than a failure resulting from his incapacity due to physical or mental illness), which failure has been materially and demonstrably detrimental to RAIT and has continued for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to him; or (iii) Mr. Schaeffer breaches the non-competition, non-solicitation, intellectual property and confidentiality provisions of his employment agreement.

Mr. Schaeffer’s employment agreement provides that during his employment term and without regard to its termination for any reason which does not constitute a breach of his employment agreement by RAIT, and for a period of twelve (12) months thereafter, he shall not (a) directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with any competing business within any state in which RAIT currently engages in any lending activity or any state in which RAIT engaged in any lending activity during the thirty-six month period preceding the date his employment terminates; the employment agreement does not prohibit the passive ownership by Mr. Schaeffer of not more than 5% of the capital stock of any corporation which is engaged in any competing business having a class of securities registered pursuant to the Exchange Act; (b) solicit or divert to any competing business any individual or entity which is an active or prospective customer of RAIT or was such an active or prospective customer at any time during the preceding 12 months; or (c) employ, attempt to employ, solicit or assist any competing business in employing any employee of the RAIT whether as an employee or consultant. A competing business means any entity or enterprise in the business of providing equity alternatives through lending or other financial devices on residential or commercial property. Under Mr. Schaeffer’s employment agreement, he agrees to transfer to RAIT all intellectual property rights which he has conceived, made or developed, solely or jointly with others, while employed by RAIT and which relate to the business, work or activities of RAIT or result from or are suggested by the carrying out of his duties under his employment agreement or from or by any information that he may receive as an employee of RAIT. He also agrees that both during and after his employment term, he will not disclose any of RAIT’s confidential information to any person (except as his duties as an officer of RAIT may require or as required by law or in a judicial or administrative proceeding) without the prior written authorization of the board. This obligation of confidentiality does not apply to information that becomes generally known to the public through no act of Mr. Schaeffer in breach of his employment agreement.

“Good reason” is defined as existing if (a) RAIT ceases to be publicly owned; or (b) Daniel G. Cohen is no longer the chief executive officer of RAIT.

“Change of control” means the occurrence of any of the following: (a) the acquisition of the beneficial ownership, as defined under the Exchange Act, of 25% or more of RAIT’s voting securities or all or substantially all of the assets of RAIT by a single person or entity or group of affiliated persons or entities other than by a related entity; or (b) the merger, consolidation or combination of RAIT with an unaffiliated entity, other than a related entity in which the trustees of RAIT as applicable immediately prior to such merger, consolidation or combination constitute less than a majority of the board of directors of the surviving, new or combined entity unless one-half of the board of directors of the surviving, new or combined entity, were trustees of RAIT immediately prior to such transaction and RAIT’s chief executive officer immediately prior to such transaction continues as the chief executive officer of the surviving, new or combined entity; or (c) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board cease for any reason to constitute at least two-thirds thereof, unless the election or nomination for the election by RAIT’s shareholders of each new trustee was approved by a vote of at least two-thirds of the trustees then still in office who were trustees at the beginning of the period; or (d) The transfer of all or substantially all of RAIT’s assets or all or substantially all of the assets of its primary subsidiaries to an unaffiliated entity, other than to a related entity. A related entity means an entity that is an “affiliate” of Mr. Schaeffer or Mrs. Cohen, or any member of Mr. Schaeffer’s or Mrs. Cohen’s immediate family including her spouse or children, as determined in accordance with Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

Mr. Schaeffer receives amounts under his employment agreement if his employment terminates due to death or disability. “Disability” means he has been unable to perform the material duties of his employment for a period of ninety (90) consecutive days in any twelve (12) month period because of physical or mental injury or illness.

The table below summarizes these rights and the amount of any payments and benefits due under the indicated circumstances for Mr. Schaeffer assuming the circumstances occurred as of December 31, 2007:

	Termination without Cause (1)(2)	Resignation for Good Reason (1)(2)	Resignation without Good Reason	Termination with Cause (2)	Disability (2)(3)	Death (2)
Bonus for Prior Periods(4)	$500,000	500,000	—	—	$500,000	$500,000
Severance Payment(5)	1,546,150	1,546,150	—	—	—	—
Redemption of Phantom Units(6)	—	—	—	—	—	—
Medical Coverage(7)	21,312	21,312	—	—	—	—

Total	$2,067,462	$2,067,462	$—	$—	$500,000	$500,000

(1)	Assumes that Mr. Schaeffer executes and does not revoke a written mutual release in a form acceptable to RAIT, of any and all claims against RAIT or Mr. Schaeffer relating to matters arising out of his employment by RAIT. Without this release, Mr. Schaeffer would only be entitled to amounts due under RAIT’s severance pay plan, if any. As of December 31, 2007 RAIT did not have a severance pay plan. These same provisions apply if termination occurs in these circumstances upon or after a change in control of RAIT.

(2)	Mr. Schaeffer would also be entitled to any base salary that was accrued as of the date of his termination.

(3)	Any amounts payable to Mr. Schaeffer in the event of his termination due to disability will be offset by any amounts he receives under RAIT’s long-term disability plan.

(4)	Mr. Schaeffer would be entitled to his target annual cash bonus, or, in the absence of a target bonus opportunity for the fiscal year, 100% of his base salary pro-rated for the number of days he was employed by RAIT in the calendar year of his termination. For purposes of this table, the termination date is assumed to be the last day of the year, so the pro-ration is 100%.

(5)	Equal to one and one-half times the sum of (i) his base salary at the date of termination and (ii) his average annual cash bonus for the three year period immediately prior to the termination of his employment.

(6)	Upon termination, Mr. Schaeffer would be entitled to retain 1,692 vested phantom units and would forfeit 1,693 unvested phantom units. The redemption of the phantom units would occur subsequent to the termination of her employment in accordance with the original grant agreement.

(7)	Mr. Schaeffer would be entitled to either (i) continuation of his medical coverage for a period of 18 months following the date of termination or (ii) a cash payment equal to his after-tax cost of continuing such coverage.

Additionally, Mr. Schaeffer may vest in certain ancillary benefits provided to all employees if he is terminated, including but not limited to the vested portion of our matching contributions to his 401(k). If any of the above payments are be deemed to constitute a “parachute payment” as defined in Section 280 (g) of the Internal Revenue Code, Mr. Schaeffer will also be paid an amount in cash equal to the sum of the excise taxes payable by him by reason of receiving such payment plus the amount necessary to put him in the same after-tax position as if no excise taxes had been paid. It is not anticipated that any of the above payments will be deemed to constitute a parachute payment.

Plamen M. Mitrikov

Under Mr. Mitrikov’s employment agreement, if his employment ends for any reason, RAIT will pay accrued salary, bonuses and incentive payments already awarded but not paid (including a pro rata bonus for the year of termination), and other existing obligations. In addition, if RAIT terminates his employment without “cause” or if he terminates his employment for “good reason,” RAIT will be obligated to pay a lump sum payment of an amount equal to his then current annual base salary plus the highest bonus earned in the one-year period prior to termination times 1.5. Additionally, in the event of a termination by RAIT for any reason other than for cause or by Mr. Mitrikov for good reason, all of the outstanding equity-based awards (including options and restricted shares) granted to him will become fully vested. If RAIT gives notice that Mr. Mitrikov’s employment agreement will not be renewed at the end of the term, he will be entitled to (i) accrued annual salary and bonus, (ii) a lump sum payment of the sum of (x) 1.5 times his then current annual base salary and (y) his annual bonus for the fiscal year in which non renewal occurs and (iii) the full vesting of all outstanding equity-based awards.

Upon a “change of control” of RAIT, Mr. Mitrikov will become fully vested in his phantom units, options and restricted shares. In addition, if he terminates employment within six months after a change of control, for any reason, the termination will be deemed to be for good reason. If payments become due as a result of a change of control and the excise tax imposed by Section 4999 of the Internal Revenue Code applies, the terms of the employment agreement require RAIT to pay him a “gross up” payment in the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

Mr. Mitrikov’s employment agreement defines “cause” as Mr. Mitrikov’s (i) conviction for any felony or other crime involving moral turpitude or fraud; (ii) substantial failure to perform his material duties, and the failure to cure such performance deficiencies within sixty (60) days after receipt of written notice of such performance deficiencies; (iii) breach of a material provision of his employment agreement, which RAIT shall provide written notice of to Mr. Mitrikov and Mr. Mitrikov shall have sixty (60) days to cure; and (iv) breach of fiduciary duty, willful misconduct, gross negligence, fraud within sixty (60) days after receipt of written notice specifying such breach.

The non-competition covenant in Mr. Mitrikov’s employment agreement provides that, during the employment term and ending 18 months following the date upon which he ceases to be an employee of RAIT and its affiliates, he shall not in the United States, directly or indirectly, (i) engage in the business of collateralized debt obligations primarily backed by real estate investment trust trust preferred securities, or the REIT CDO Business (other than for RAIT or its affiliates), or (ii) render any services in furtherance of the REIT CDO Business to any person, corporation, partnership or other entity engaged in the REIT CDO Business, or who has taken substantial measures, or made investments, evidencing an intention to engage in the REIT CDO

Business other than incidentally as is necessary to engage in its principal business, or for any originator; or (iii) become interested in any originator or any person, corporation, partnership or other entity (other than RAIT or its affiliates) principally engaged in the REIT CDO Business, as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity. Mr. Mitrikov may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, and (B) he is not a controlling person of, or a member of a group which controls, such entity (except to the extent expressly permitted by the agreement). In addition, the restrictive covenants shall not apply to any of Mr. Mitrikov’s existing investments or other activities which have been disclosed in writing to and approved by the board prior to entering into his employment agreement. “Originator” means a person corporation, partnership or entity who (x) at any point prior to the date of Mr. Mitrikov’s termination was paid fees or earned any fees or entered into any agreement with RAIT or its affiliates in respect of the origination of any financing transaction by or placement of securities or issued by REITs, real estate operating companies or their affiliates, wherever located, into or through a CDO transaction or warehouse line in which RAIT or any of its affiliates acted as collateral manager, or (y) which RAIT engaged or plans to engage for the purpose of the placement of securities into a CDO transaction or warehouse line.

The confidentiality restrictive covenant in Mr. Mitrikov’s employment agreement provides that during and after the period of his employment with RAIT and its affiliates, he will keep secret and retain in strictest confidence all confidential matters relating to RAIT’s business and the business of any of its affiliates and to RAIT and any of its affiliates, learned by him directly or indirectly from RAIT or any of its affiliates and shall not disclose such confidential information to anyone outside of RAIT except with RAIT’s express written consent and except for confidential information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of Mr. Mitrikov or is received from a third party not under an obligation to keep such information confidential and without breach of his employment agreement.

The non-solicitation restrictive covenant in Mr. Mitrikov’s employment agreement provides that during the employment term and ending 18 months following the date upon which he ceases to be an employee of RAIT and its affiliates, he will not, directly or indirectly, knowingly (i) solicit or encourage to leave the employment or other service of RAIT, or any of its affiliates, any employee or independent contractor thereof or (ii) hire (on his behalf or any other person or entity) any employee who has left the employment of RAIT or any of its affiliates within the eighteen (18) month period which follows the termination of such employee’s employment with RAIT and its affiliates, and (iii), whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with RAIT’s or any of its affiliates’ relationship with, or endeavor to entice away from RAIT or any of its affiliates, any person who during his employment term is or was a customer or client of RAIT or any of its affiliates.

“Good reason” is defined as (i) the material reduction of his title, authority, duties and responsibilities or the assignment to him of duties materially inconsistent with his position or positions with RAIT; (ii) a reduction in his annual salary; or (iii) RAIT’s material and willful breach of his employment agreement.

Upon a “change of control” while Mr. Mitrikov is employed, all his outstanding unvested equity-based awards will fully vest and will become immediately exercisable, as applicable. In addition, if, after a change of control, he terminates his employment with RAIT within the six-month anniversary of the change of control, such termination shall be deemed a termination for good reason. “Change in control” is defined in the same manner as in Mr. Cohen’s agreement.

Mr. Mitrikov receives amounts under his employment agreement if his employment terminates due to death or disability. “Disability” means he is unable to perform substantially and continuously the duties assigned to him due to a disability as defined for purposes of RAIT’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period.

The table below summarizes these rights and the amount of any payments and benefits due under the indicated circumstances for Mr. Mitrikov assuming the circumstances occurred as of December 31, 2007:

	Resignation without Good Reason (1)	Termination with Cause (1)	Termination without Cause		Resignation for Good Reason (2)		Notice of Non-Renewal		Disability (1)(3)	Death (1)(3)
Bonus for Prior Periods	$1,225,000	$1,225,000	$—		$—		$—		$1,225,000	$1,225,000
Severance Payment(4)	—	—	2,332,500	(5)	2,332,500	(5)	1,720,000	(6)	—	—
Restricted Stock Vesting(7)	—	—	387,133		387,133		387,133		387,133	387,133

Total	$1,225,000	$1,225,000	$2,719,633		$2,719,633		$2,107,133		$1,612,133	$1,612,133

In any instance of his employment being terminated, Mr. Mitrikov would be entitled to any base salary that was accrued as of the date of his termination and to any bonus for a fiscal year completed before termination and awarded but not yet paid.

(1)	Mr. Mitrikov would also be entitled to a pro rata bonus earned through the date of termination, which is to be calculated based on the bonus earned in the prior fiscal year, pro-rated for the number of days he was employed by RAIT in the year of his termination.

(2)	Mr. Mitrikov’s resignation within six months of a change in control (as defined in Mr. Mitrikov’s employment agreement) of RAIT is deemed to be a resignation for good reason.

(3)	Mr. Mitrikov or his estate would also be entitled to receive his annual salary for the remainder of the year in which the termination of his employment occurred.

(4)	For purposes of this table, the bonus amount included in any severance payment is assumed to be $1,225,000, the amount of the bonus paid by us in 2008 for services rendered in 2007.

(5)	Equal to Mr. Mitrikov’s annual salary (at the rate in effect immediately prior to termination) plus the highest bonus he earned in the one year period prior to termination times 1.5.

(6)	If RAIT terminated Mr. Mitrikov’s employment without cause and by notice of non-renewal of his employment agreement, this payment would be equal to the sum of (x) 1.5 times Mr. Mitrikov’s annual salary in effect immediately before such non-renewal, and (y) Mr. Mitrikov’s annual bonus for the fiscal year in which such non-renewal occurs.

(7)	Represents the market value at December 31, 2007 of 44,911 restricted RAIT common shares of beneficial interest that would fully vest upon termination of Mr. Mitrikov’s employment or in the event of a change in control (as defined in Mr. Mitrikov’s employment agreement) of RAIT.

Additionally, Mr. Mitrikov may vest in certain ancillary benefits provided to all employees if he is terminated, including but not limited to the vested portion of our matching contributions to his 401(k). If any of the above payments are be deemed to constitute a “parachute payment” as defined in Section 280 (g) of the Internal Revenue Code, Mr. Mitrikov shall also be paid an amount in cash equal to the sum of the excise taxes payable by him by reason of receiving such payment plus the amount necessary to put him in the same after-tax position as if no excise taxes had been paid. It is not anticipated that any of the above payments will be deemed to constitute a parachute payment.

Trustee Compensation

For the period from the effectiveness of the Taberna merger on December 11, 2006 through December 31, 2007, the compensation committee (or, in the case of the special litigation committee, the special litigation committee) approved the following compensation for each non-employee trustee of RAIT:

•	a cash fee of $35,000;

•	an equity compensation award of phantom units with a value of $50,000 issuable under the Plan;

•	with respect to the members of the audit committee, an additional cash fee of $22,500 for the chairman and an additional cash fee of $11,250 for each other member;

•	with respect to the members of the compensation committee, an additional cash fee of $12,500 for the chairman and an additional cash fee of $6,250 for each other member;

•	with respect to the members of the nominating and governance committee, an additional cash fee of $4,000 for the chairman and an additional cash fee of $2,000 for each other member;

•

with respect to the members of the investment committee, an additional cash fee of $12,000 for each member, provided, that with respect to trustees who rotate on or off the investment committee during the relevant period, the fee shall be allocated ratably over the period covered by the fee;

•	a fee of $500 for each meeting of the investment committee attended by any trustee who is not a member of the investment committee at the time of the meeting; and

•

with respect to the members of the special litigation committee, an additional cash fee of $22,500 for the chairman and an additional cash fee of $11,250 for each other member for the period from September 2007 to March 2008.

The following table sets forth information regarding the compensation paid or accrued by RAIT during 2007 to each of our non-management trustees:

Trustee Compensation in 2007

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total($)
Edward S. Brown(3)	$57,500	$50,000	$5,230	$112,730
Frank A. Farnesi(4)	46,730	80,796	7,282	134,808
S. Kristin Kim(5)	48,250	50,000	7,657	105,907
Arthur Makadon(6)	53,000	50,000	7,657	110,657
Daniel Promislo(7)	59,500	50,000	5,230	114,730
John F. Quigley, III(8)	54,770	80,796	7,282	142,848
Murray Stempel, III(9)	51,250	80,796	7,282	139,328

	$371,000	$442,387	$47,620	$861,007

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of options and phantom units granted in 2007 in accordance with SFAS 123R. Phantom units granted to our trustees are fully vested when granted and are redeemed for common shares one year from the date of grant.

(2)	These amounts are dividend equivalents paid on phantom shares and phantom units.

(3)	On January 23, 2007 and July 24, 2007 Mr. Brown was awarded grants of phantom units, each with a fair value of $25,000 on the date of grant. At December 31, 2007, Mr. Brown held 448 vested phantom shares and 2,047 vested phantom units.

(4)	On January 23, 2007 and July 24, 2007 Mr. Farnesi was awarded grants of phantom units, each with a fair value of $25,000 on the date of grant. During 2007, we expensed $30,796 associated with 896 restricted shares in which Mr. Farnesi vested. We assumed Mr. Farnesi’s unvested restricted shares as part of the Taberna merger on December 11, 2007. At December 31, 2007, Mr. Farnesi held 2,047 vested phantom units and 1,125 unvested restricted shares.

(5)	On January 23, 2007 and July 24, 2007 Ms. Kim was awarded grants of phantom units, each with a fair value of $25,000 on the date of grant. At December 31, 2007 Ms. Kim held 1,396 vested phantom shares and 2,047 vested phantom units.

(6)	On January 23, 2007 and July 24, 2007 Mr. Makadon was awarded grants of phantom units, each with a fair value of $25,000 on the date of grant. At December 31, 2007 Mr. Makadon held 1,396 vested phantom shares and 2,047 vested phantom units.

(7)	On January 23, 2007 and July 24, 2007 Mr. Promislo was awarded grants of phantom units, each with a fair value of $25,000 on the date of grant. At December 31, 2007, Mr. Promislo held 448 vested phantom shares and 2,047 vested phantom units.

(8)	On January 23, 2007 and July 24, 2007 Mr. Quigley was awarded grants of phantom units, each with a fair value of $25,000 on the date of grant. During 2007, we expensed $30,796 associated with 896 restricted shares in which Mr. Quigley vested. We assumed Mr. Quigley’s unvested restricted shares as part of the Taberna merger on December 11, 2007. At December 31, 2007, Mr. Quigley held 2,047 vested phantom units and 1,125 unvested restricted shares.

(9)	On January 23, 2007 and July 24, 2007 Mr. Stempel was awarded grants of phantom units, each with a fair value of $25,000 on the date of grant. During 2007, we expensed $30,796 associated with 896 restricted shares in which Mr. Stempel vested. We assumed Mr. Stempel’s unvested restricted shares as part of the Taberna merger on December 11, 2007. At December 31, 2007, Mr. Stempel held 2,047 vested phantom units and 1,125 unvested restricted shares.

For the period from January 1, 2008 through December 31, 2008, the compensation committee (or, in the case of the special litigation committee, the special litigation committee) approved the following compensation for each non-employee trustee of RAIT:

•	a cash fee of $40,000;

•	an equity compensation award of $50,000 worth of phantom units issuable under the Plan,

•	with respect to the members of the audit committee, an additional cash fee of $20,000 for the chairman and an additional cash fee of $10,000 for each other member of the audit committee;

•	with respect to the members of the compensation committee, an additional cash fee of $20,000 for the chairman and an additional cash fee of $10,000 for each other member of the compensation committee;

•

with respect to the members of the nominating and governance committee, an additional cash fee of $4,000 for the chairman and an additional cash fee of $2,000 for each other member of the nominating and governance committee;

•	with respect to the members of the investment committee, an additional cash fee of $10,000 for each member of the investment committee; and

•

with respect to the members of the special litigation committee, an additional cash fee of $22,500 for the chairman and an additional cash fee of $11,250 for each other member for the period from September 2007 to March 2008. The special litigation committee will set its compensation for the period from March 2008 and thereafter at a later date.

The compensation committee granted 3,816 phantom units to each non-management trustee on March 5, 2008 equal to $25,000 worth of phantom units based on the closing price for common shares on that date. The compensation committee intends to grant the remaining $25,000 worth of phantom units to each non-management trustee later in 2008. Phantom units granted to trustees vest immediately and are redeemed for the equivalent number of common shares on the first anniversary of the date of grant. Phantom shares previously granted to trustees vest immediately and are redeemed for the equivalent number of common shares promptly after any separation from service with RAIT. Dividend equivalents are paid on all vested phantom units and phantom shares.

Equity Compensation Plan Information

The following table sets forth certain information regarding RAIT’s equity compensation plans as of December 31, 2007.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders
Options	215,300	$20.50
Phantom shares	3,688	n/a
Phantom units	175,605	n/a

Total equity compensation plans approved by security holders	394,593		1,355,321
Equity compensation plans not approved by security holders(1)	—	n/a	—

Total	394,593		1,355,321

(1)	The agreement and plan of merger relating to the Taberna merger required us to assume Taberna’s 2005 Equity Incentive Plan and Taberna’s obligations under the plan. We do not reserve the right to make subsequent grants or awards of our equity securities under this plan and so shares remaining issuable under this plan by its terms are not included in this table. There are no outstanding individual options, warrants or rights under this plan. As of April 1, 2008, there were 174,169 unvested restricted common shares outstanding that had been assumed by RAIT in connection with the Taberna merger

The Plan described in Proposal 3 above is RAIT’s only equity compensation plan that has been approved by its shareholders and all information in the table above relates to the Plan. The maximum number of common shares that may be issued under the Plan currently is 2,500,000 common shares. As of April 1, 2008, 750,086 common shares have been issued pursuant to the Plan and an aggregate of 745,505 common shares remain reserved for issuance under the Plan, of which 215,300 are currently reserved for issuance under outstanding options and 530,205 are currently reserved for issuance under outstanding phantom units and phantom shares. The number of common shares available as of April 1, 2008 for new grants under the current Plan is 1,004,409 common shares. If the proposed amendment and restatement of the Plan described in Proposal 3 above is approved by shareholders at the annual meeting, the total number of common shares that may be issued under the Plan will be 4,500,000, with 3,004,409 common shares available for new grants. As of April 1, 2008, the weighted average exercise price and weighted average term remaining of outstanding options, warrants and rights under the Plan were $20.50 and 4.1 years, respectively.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under our code of business conduct, we have established procedures regarding the review, approval and ratification of transactions which may give rise to a conflict of interest between us and any employee, officer, trustee, their immediate family members, other businesses under their control and other related persons, including transactions with related persons required to be reported under Item 404 of Regulation S-K. Under these procedures, a majority of our independent trustees must approve any transaction with related persons and find it to be on terms comparable to those available on an arm’s-length basis from an unaffiliated third party or otherwise not creating a conflict of interest. If the independent trustees find a conflict of interest to exist with respect to a particular transaction, that transaction is prohibited unless a waiver of our code of business conduct is approved by our audit committee or the board of trustees. Our financial and legal staff are primarily responsible for the development and implementation of processes and controls to obtain information from the trustees and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the independent trustees should review the transaction.

In the ordinary course of our business operations, we have ongoing relationships and have engaged in transactions with several related entities. We describe in this section relationships or transactions in which the amount involved exceeds $120,000 since January 1, 2007. All of these relationships and transactions were approved or ratified by a majority of our independent trustees as being on terms comparable to those available on an arm’s-length basis from an unaffiliated third party or otherwise not creating a conflict of interest.

All amounts given in “Certain Relationships and Related Party Transaction” are in thousands.

Cohen and Company—Our chief executive officer and a trustee, Mr. Cohen, holds controlling positions in various companies with which we conduct business. Mr. Cohen is the majority member of Cohen Brothers LLC d/b/a Cohen & Company, or Cohen & Company, a registered broker-dealer. Each transaction with Cohen & Company is described below:

a). Shared Services—We share office space and related resources with Cohen & Company. For services relating to structuring and managing our investments in CMBS and RMBS, we pay an annual fee ranging from 2 to 20 basis points on the amount of the investments, based on the rating of the security. For investments in whole residential mortgage loans, we pay an annual fee of 1.5 basis points on the amount of the investments. In respect of other administrative services, we pay an amount equal to the cost of providing those services plus 10% of such cost. During the year ended December 31, 2007, we incurred total shared service expenses of approximately $1,138.

b). Office Lease—We maintain sub-lease agreements for shared office space and facilities with Cohen & Company. Rent expense during the year ended December 31, 2007 relating to these leases was $76. Future minimum lease payments due over the remaining term of the leases are approximately $408.

c). Fees—Cohen & Company provides origination services for our investments and placement and structuring services for certain debt and equity securities issued by our CDO securitizations. For these services, during the year ended December 31, 2007, Cohen & Company received approximately $6,486 in origination, structuring and placement fees.

d). Non-Competition Agreement—As part of the spin-off of Taberna from Cohen & Company in April 2005 and before our acquisition of Taberna in December 2006, Taberna and Cohen & Company entered into a three-year non-competition agreement ending in April 2008. As part of this agreement, Cohen & Company agreed not to engage in purchasing from, or acting as a placement agent for, issuers of TruPS or other preferred equity securities of real estate investment trusts and other real estate operating companies. Cohen & Company also agreed to refrain from acting as asset manager for any such securities. As part of our acquisition of Taberna, we valued this non-competition agreement as an amortizing intangible asset. As of December 31, 2007, the balance of the intangible asset, net of accumulated amortization, was $4,897.

e). CDO Notes Payable—We sold $20,000 of our Taberna Preferred Funding VIII CDO notes payable rated AAA to third parties using the broker-dealer services of Cohen & Company, for which Cohen & Company received $183 in principal transaction income. We sold $12,750 of our RAIT Preferred Funding II CDO notes payable rated AA to a third party using the broker-dealer services of Cohen & Company. Cohen & Company did not receive any principal transaction income or loss in connection with this transaction. We sold $15,000 of our Taberna Preferred Funding VIII CDO notes payable rated AA to an affiliate of Cohen & Company. Cohen & Company did not receive any principal transaction income in connection with this transaction.

f). Common Shares—As of December 31, 2007, Cohen & Company and its affiliate entities owned 510,488 of our common shares.

g). Strategos Capital Management—Strategos Capital Management, or Strategos, is an affiliate of Cohen & Company. In October 2006, Taberna engaged Strategos to create and manage a $1.0 billion high-grade asset backed CDO. In second quarter 2007, we decided not to complete this securitization and terminated this agreement in July 2007. We did not pay Strategos in connection with this engagement.

h). Kleros Preferred Funding VIII, Ltd.—Kleros Preferred Funding VIII, Ltd., or Kleros VIII, is a securitization managed by Cohen & Company. In June 2007, we purchased approximately $26,400 in par amount of bonds rated A through BBB issued by Kleros VIII, for a purchase price of approximately $23,997. The bonds have a current fair value of $1,813, a weighted average interest rate of LIBOR plus 5.56% and a maturity date of June 2052.

i). EuroDekania—EuroDekania is an affiliate of Cohen & Company. In September 2007, EuroDekania purchased approximately €10,000 ($13,892) of the subordinated notes and all of the €32,250 ($44,802) BBB-rated debt securities in Taberna Europe CDO II. We invested €17,500 ($24,311) in the total subordinated notes and earn management fees of 35 basis points on the collateral assets owned by this entity. EuroDekania will receive a fee equal to 3.5 basis points of our subordinated collateral management fee or approximately €315 ($449) per annum and is payable to EuroDekania only if we collect a subordinate management fee and EuroDekania retains an investment in the subordinated notes.

Affiliates of Mr. Cohen—We had a $3,369 first mortgage loan secured by Pennsview Apartments that had junior lien against it that was held by an entity controlled by Daniel Cohen. Our loan bore interest at a fixed rate of 8.0%, was to mature on March 29, 2008 and was paying in accordance with its terms. In March 2008, we transferred our first mortgage loan to another entity controlled by Mr. Cohen for $3,500, representing the outstanding principal balance of, and accrued interest on, the loan and an exit fee.

The Bancorp, Inc.—Mrs. Cohen, our chairman, is the chief executive officer and a director of The Bancorp, Inc., or Bancorp, and Chairman of the Board and chief executive officer of its wholly-owned subsidiary, The Bancorp Bank, a commercial bank. Mr. Cohen, our chief executive officer and a trustee, is the chairman of the board of Bancorp and vice-chairman of the board of Bancorp Bank. We maintain checking and demand deposit accounts at Bancorp. As of December 31, 2007, we had $6,352 of cash and cash equivalents and $97,677 of restricted cash on deposit at Bancorp. We earn interest on our cash and cash equivalents at an interest rate of approximately 3.0% per annum. During the year ended December 31, 2007, we received $801 of interest income from Bancorp. During the year ended December 31, 2007, we paid fees of $72 to Bancorp for information system technical support services. We sublease a portion of our downtown Philadelphia office space from Bancorp at an annual rental expense based upon the amount of square footage occupied. The sub-lease expires in August 2010 and there are two five-year renewal options. Rent paid to Bancorp was approximately $445 for the year ended December 31, 2007.

Eton Park Fund, L.P. and its affiliates—In connection with our sponsorship of Taberna Euro CDO I, we paid Eton Park Fund L.P., or Eton Park, a standby equity commitment fee of $1,000. In exchange for this fee, they agreed to purchase up to €5,500 of the Class F subordinated notes issued by Taberna Euro CDO I. Eton Park owned approximately 6.4% of our common shares when the commitment fee was paid. In a Schedule 13G/A filed with the SEC on February 13, 2008, Eton Park reported that it no longer held any of our common shares.

Mercury Real Estate Advisors LLC—In March 2007, we purchased approximately $9,000 in par amount of preference shares issued by various CDOs sponsored by Taberna from Mercury Real Estate Advisors LLC, or Mercury, for a purchase price of approximately $8,685. Mercury and its affiliates owned approximately 6.9% of our common shares when we purchased the preference shares. . In a Schedule 13G/A filed with the SEC on February 8, 2008, Mercury reported that it no longer held any of our common shares.

Brandywine—Brandywine Construction & Management, Inc., or Brandywine, is an affiliate of the spouse of Mrs. Cohen, our chairman, and father of Mr. Cohen, our chief executive officer and a trustee. Brandywine provided real estate management services to three properties underlying our real estate interests during the year ended December 31, 2007. Management fees of $145 were paid to Brandywine for the year ended December 31, 2007 relating to those interests. We believe that the management fees charged by Brandywine are comparable to those that could be obtained from unaffiliated third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, trustees and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish RAIT with copies of all such reports.

Based solely on its review of the reports received by it, or representations from certain reporting persons that no Form 5 filings were required for those persons, RAIT believes that during fiscal 2007, no officers, trustees or beneficial owners failed to file reports of ownership and changes of ownership on a timely basis. As of April 4, 2008, we believe that all reports of ownership and changes in ownership required to be filed with the SEC relating to transactions in fiscal 2007 have been filed.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under rules promulgated by the SEC, holders of common shares who desire to submit proposals for inclusion in the proxy statement of RAIT for its 2009 annual meeting of shareholders, subject to compliance with the eligibility standards specified in such rules, must submit such proposals to the Secretary of RAIT by December 5, 2008. The proxy for the 2009 annual meeting of shareholders may confer discretionary authority to vote on any matters brought before that meeting where:

•	RAIT receives notice of the proposal by February 18, 2009 and advises shareholders in the 2009 proxy statement about the nature of the proposal and how management intends to vote on the proposal or

•	RAIT has not received notice of the matter by February 18, 2009.

According to our by-laws, only such persons as are duly nominated by

•	the incumbent trustees or

•	a shareholder who is entitled to vote at the annual meeting of shareholders and who has filed his nominations with the Secretary of RAIT at least twenty days before the time scheduled for said meeting shall be eligible for election.

Shareholders who wish to submit their recommendations for trustee candidates to the nominating and governance committee should send their written recommendation to our executive offices, attention: nominating and governance committee chairman. These shareholders must represent that they are a shareholder of RAIT and will remain so through the date of the relevant annual meeting of shareholders of RAIT and include the written consent of the person so recommended to serve as a trustee if nominated and elected and to provide such information as the nominating and governance committee may request and a description of their background and qualifications. All shareholder recommendations received by the nominating and governance committee will be reviewed at the first meeting of the nominating and governance committee held after receipt of the recommendation. The nominating and governance committee will consider nominees recommended by security holders for the 2009 annual meeting if submitted as described above by November 30, 2008 in order that the submission may be considered at the first meeting of the nominating and governance committee scheduled for 2009.

ANNUAL REPORT AND REPORT ON FORM 10-K

Our 2007 Annual Report to Shareholders, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2007, was sent to shareholders of record as of March 10, 2008. Shareholders of record as of March 10, 2008, and beneficial owners of the common shares on that date, may obtain from RAIT, without charge, a copy of our most recent Annual Report on Form 10-K filed with the SEC, exclusive of the exhibits thereto, by a request in writing. RAIT will also furnish any exhibit to this Annual Report upon the payment of reasonable fees relating to our expenses in furnishing the exhibit. Such requests should be directed to RAIT, at its Philadelphia address stated herein, and to the attention of the Secretary. Beneficial owners must include in their written requests a good faith representation that they were beneficial owners of the common shares on March 10, 2008.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 20, 2008. The proxy statement and RAIT’s annual report on Form 10-K for the fiscal year ended December 31, 2007 are available on RAIT’s website at http://www.snl.com/irweblinkx/FinancialDocs.aspx?iid=113624.

By order of the Board of Trustees

/s/ RAPHAEL LICHT
Raphael Licht, Secretary

April 4, 2008

APPENDIX A

GUIDELINES OF RAIT FINANCIAL TRUST AUDIT COMMITTEE

FOR PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

The Audit Committee (the “Committee”) of RAIT Financial Trust (“RAIT”) has adopted the following guidelines regarding the engagement of RAIT’s independent auditor to perform services for RAIT:

For audit services, the independent auditor will provide the Committee with an engagement letter with respect to any fiscal year sufficiently in advance of the October quarterly meeting of the Committee immediately preceding that fiscal year, if practicable, and otherwise by the January quarterly meeting of the Committee in that fiscal year outlining the scope of the audit services proposed to be performed during that fiscal year, together with a fee proposal which may include a range of fees. If agreed to by the Committee, this engagement letter and associated fee(s) will be formally accepted by the Committee at either its October or January quarterly Committee meeting.

For non-audit services, RAIT management will submit to the Committee for approval any non-audit services that it recommends the Committee engage the independent auditor to provide for any fiscal year. RAIT management and the independent auditor will each confirm to the Committee that any non-audit service so submitted is permissible under all applicable legal requirements, including the listing requirements of the NYSE. In addition to these planned non-audit services, a budget estimating the expense of any such non-audit service for that fiscal year will be provided. The Committee will approve both the permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Committee delegates to its Chairman or, if the Chairman is not reasonably available, any other member of the Committee, the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman or such other member, as the case may be, will report action taken to the Committee at the next Committee meeting.

The independent auditor must ensure that all audit and non-audit services provided to RAIT have been approved by the Committee. The Chief Financial Officer will be responsible for tracking all independent auditor fees against the budget for such services and report at least quarterly to the Audit Committee.

APPENDIX B

RAIT FINANCIAL TRUST

2008 INCENTIVE AWARD PLAN

(As Proposed to be Amended and Restated)

ARTICLE I

GENERAL

1.01 Purpose. The purposes of this Plan are to: (1) closely associate the interests of the management and trustees of the Company with the shareholders of RAIT by reinforcing the relationship between compensation and shareholder gains; (2) provide senior management and trustees of the Company with an equity ownership in RAIT commensurate with RAIT’s performance, as reflected in increased shareholder value; (3) provide the Company the ability to grant Cash Awards to senior management that qualifies for the qualified performance-based compensation exemption under section 162(m) of the Code; (4) maintain competitive compensation levels; and (5) provide an incentive to senior management and trustees for continuous employment or service with the Company.

1.02 Definitions. In this Plan, the following definitions shall apply:

(a) “Affiliate” means any person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with RAIT.

(b) “Board” means the Board of Trustees of RAIT.

(c) “Cash Award” means a cash award that is payable on the attainment of specified performance goals over a performance period, as described in Article VIII.

(d) “Change of Control” means the first to occur of any of the following events:

(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of RAIT representing more than 50% of the voting power of the then outstanding securities of RAIT; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which RAIT becomes a subsidiary of another real estate investment trust and in which the shareholders of RAIT, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent entity would be entitled in the election of trustees (without consideration of the rights of any class of shares to elect trustees by a separate class vote);

(ii) The consummation of (A) a merger or consolidation of RAIT with another real estate investment trust where the shareholders of RAIT, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving real estate investment trust would be entitled in the election of trustees (without consideration of the rights of any class of shares to elect trustees by a separate class vote), (ii) a sale or other disposition of all or substantially all of the assets of RAIT, or (iii) a liquidation or dissolution of RAIT; or

(iii) After the date this amended and restated Plan is approved by the shareholders of RAIT, trustees are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new trustee who was not a trustee at the beginning of such two-year period was approved by a vote of at least two-thirds of the trustees then still in office who were trustees at the beginning of such period.

Notwithstanding the foregoing, the Committee may provide for a different definition of “Change of Control” in a Grant Agreement if such Grant is subject to the requirements of section 409A of the Code and the Grant will become payable on a Change of Control.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee of the Board or its successor, or such other committee that the Board has delegated with authority to administer the Plan, subject to any limitations imposed by RAIT’s bylaws and charter and applicable laws, rules and regulations. Notwithstanding the foregoing, the “Committee” may be the Board, to the extent that the Board has retained authority to administer the Plan with respect to all or any specific Grants and the Board may ratify any Grants it deems necessary or appropriate.

(g) “Common Shares” means common shares of beneficial interest, par value $0.01, of RAIT.

(h) “Company” means RAIT, any Parent, any Subsidiary, and any Affiliate.

(i) “Consultant” means consultants and advisors who perform services for the Company, but does not mean any consultant or advisor who (i) does not render bona fide services to the Company, (ii) performs services that are in connection with the offer and sale of securities in a capital-raising transaction, and (iii) directly or indirectly promotes or maintains a market for RAIT’s securities.

(j) “Date of Grant” means the date a Grant is effective; provided, however, that no retroactive Grants will be made.

(k) “Dividend Equivalent” means an amount determined by multiplying the number of Common Shares or Units subject to a Grant by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by RAIT on its Common Shares on a dividend payment date.

(l) “Effective Date” means May 20, 2008. The Plan initially became effective on December 5, 1997.

(m) “Employee” means an employee of the Company (including any officer or trustee who is an employee).

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means (x) the closing price on the relevant date or on the next business day, if such relevant date is not a business day, of a Common Share reported on the New York Stock Exchange (or any other exchange on which the Common Shares are listed), or (y) if the Common Shares are not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of Common Shares on the relevant date, as reported on the OTC Bulletin Board. If the Common Shares are not publicly traded or, if publicly traded, are not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per Common Share shall be as determined by the Committee. In no event shall the Fair Market Value of any Common Share be less than its par value.

(p) “Grant” means an Option, SAR, Unit, Share Award, Dividend Equivalent, Other Share-Based Award or Cash Award granted under the Plan.

(q) “Grant Agreement” means the written agreement that sets forth the terms and conditions of a Grant, including any amendments thereto.

(r) “Non-Employee Trustee” means a member of the Board, or member of the board of trustees of a Subsidiary, who is not an employee of the Company.

(s) “Incentive Stock Option” means an option that is intended to meet the requirements of section 422 of the Code, as described in Article II.

(t) “Nonqualified Option” means a stock option that is not intended to meet the requirements of section 422 of the Code, as described in Article II.

(u) “Option” means an Incentive Stock Option or Nonqualified Option to purchase Common Shares at an Option Price for a specified period of time.

(v) “Option Price” means the purchase price per Common Share deliverable upon the exercise of a Option.

(w) “Other Share-Based Award” means any Grant based on, measured by or payable in Common Shares (other than Grants described in Articles II, III, IV, V, and VI), as described in Article VII.

(x) “Parent” means any direct or indirect parent of RAIT.

(y) “Participant” means an Employee, Non-Employee Trustee or Consultant designated by the Committee to receive a Grant under the Plan.

(z) “Phantom Share Plan” means the RAIT Investment Trust Phantom Share Plan.

(aa) “Plan” means this RAIT Financial Trust 2008 Incentive Award Plan (formerly known as the RAIT Investment Trust 2005 Equity Compensation Plan).

(bb) “RAIT” means RAIT Financial Trust, a Maryland real estate investment trust (formerly known as RAIT Investment Trust).

(cc) “SAR” means an award of a share appreciation right, as described in Article III.

(dd) “Share Award” means an award of Common Shares, as described in Article V.

(ee) “Subsidiary” means any direct or indirect subsidiary of RAIT.

(ff) “Ten Percent Shareholder” means a person who on the date the Option is granted owns ten percent (10%) or more of the total combined voting power of RAIT and its Parent or Subsidiaries, taking into account the attribution rules contained in section 424(d) of the Code.

(gg) “Unit” means an award of a phantom unit, representing one or more Common Shares, as described in Article IV.

1.03 Administration.

(a) The Plan shall be administered and interpreted by the Committee. Ministerial functions relating to the Plan may be performed by Employees designated with such authority by the Committee.

(b) The Committee shall have the authority, in its sole discretion and from time to time to:

(i) designate the Employees, Non-Employee Trustees and Consultants who are eligible to participate in the Plan;

(ii) make Grants provided in the Plan in such form and amount as the Committee shall determine;

(iii) impose such limitations, restrictions and conditions upon any such Grant as the Committee shall deem appropriate; and

(iv) interpret the Plan and any Grant, adopt, amend and rescind rules and regulations relating to the Plan and any Grant, and make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.

(c) The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons who have any interest in the Plan or in any Grants awarded hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of RAIT, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Grant thereunder.

1.04 Eligibility for Participation. Participants in the Plan shall be selected by the Committee from the Employees of the Company. In addition, Non-Employee Trustees and Consultants who have contributed to the success of the Company shall be eligible to participate in the Plan. In making this selection and in determining the form of Grant and number of Common Shares, value of the Cash Award or other rights subject to the Grant, the Committee shall consider any factors deemed relevant, including the individual’s functions, responsibilities, value of services to the Company and past and potential contributions to the Company’s profitability and sound growth.

1.05 Grants. Grants under the Plan may be in the form of any one or more of the following: (i) Options, (ii) SARs, (iii) Units, (iv) Share Awards, (v) Dividend Equivalents, (vi) Other Share-Based Awards and (vii) Cash Awards. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee in separate guidelines or to the Participant in the Grant Agreement or an amendment to the guidelines or Grant Agreement. The Committee shall approve the form and provisions of each Grant Agreement. Grants under a particular Article of the Plan need not be uniform as among Participants. All Grants shall be made conditional upon the Participant’s acknowledgment, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries, and any other person having or claiming an interest under such Grant. Notwithstanding any provision of the Plan to the contrary, the Committee may make Grants that are contingent on, and subject to, shareholder approval of the Plan or an amendment to the Plan.

1.06 Aggregate Limitation on Awards.

(a) Shares which may be issued under the Plan shall be Common Shares. The maximum number of Common Shares which may be issued under the Plan shall be 4,500,000 Common Shares, subject to adjustment as described in Section 11.10 below. The Common Shares may be authorized but unissued Common Shares or reacquired Common Shares, including Common Shares purchased by RAIT on the open market for purposes of the Plan. Grants paid in cash shall not count against the foregoing Common Share limit.

(b) For administrative purposes, when the Committee makes a Grant payable in Common Shares, the Committee shall reserve Common Shares equal to the maximum number of Common Shares that may be payable under the Grant. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Share Awards, Units, Dividend Equivalents or Other Share-Based Awards are forfeited or terminated, or otherwise not paid in full, the Common Shares subject to such Grants which have not been issued shall again be available for purposes of the Plan. Common Shares surrendered in payment of the Option Price of an Option or withheld for purposes of satisfying the Company’s minimum tax withholding obligations with respect to Grants under the Plan shall again be available for issuance or transfer under the Plan. To the extent that any Grants are paid in cash, and not in Common Shares, any Common Shares previously reserved for issuance or transfer pursuant to such Grants shall again be available for issuance or transfer under the Plan.

(c) All Grants under the Plan, other than Dividend Equivalents and Cash Awards, shall be expressed in Common Shares. The maximum aggregate number of Common Shares with respect to which all Grants, other than Dividend Equivalents and Cash Awards, may be made under the Plan to any individual during any calendar year shall be 1,000,000 Common Shares, subject to adjustment as described in Section 11.10 below. The maximum aggregate number of Common Shares with respect to which all Grants, other than Options, SARs, Dividend Equivalents and Cash Awards, that may be made under the Plan to any individual in any calendar year shall be 500,000 Common Shares, subject to adjustment as described in Section 11.10 below. A Participant may not accrue Dividend Equivalents during any calendar year in excess of $5,000,000. The maximum Cash Award that an Employee may be paid under the Plan in any twelve month period is $2,500,000. The individual limits of this subsection (c) shall apply without regard to whether the Grants are to be paid in Common Shares or in cash. All cash payments (other than Dividend Equivalents and Cash Awards) shall equal the Fair Market Value of the Common Shares to which the cash payment relates.

1.07 Effective Date and Term of Plan.

(a) This amendment and restatement of the Plan is effective as of the Effective Date, subject to approval by RAIT’s shareholders.

(b) No Grants shall be made under the Plan after the day immediately preceding the tenth anniversary of the Effective Date, provided, however, that the Plan and all Grants made under the Plan prior to such date shall remain in effect until such Grants have been satisfied or terminated in accordance with the Plan and the terms of such Grants.

ARTICLE II

OPTIONS

2.01 Award of Options. The Committee may from time to time, and subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, grant to any Participant in the Plan Options.

2.02 Option Agreements. The Grant of an Option shall be evidenced by a written Grant Agreement, executed by RAIT and the holder of the Option, stating the number of Common Shares subject to the Option, the type of Option, and the terms and conditions of the Option.

2.03 Type of Option and Price.

(a) The Committee may grant Incentive Stock Options or Nonqualified Options or a combination of Incentive Stock Options and Nonqualified Options. Incentive Stock Options may only be granted to Employees of RAIT or its Parent or Subsidiaries; provided, however, that for purposes of eligibility to receive an Incentive Stock Option, Parent must be a “parent corporation,” as defined in section 424(e) of the Code,” of RAIT, and the Subsidiary must be a “subsidiary corporation,” as defined in section 424(f) of the Code, of RAIT. Nonqualified Options may be granted to Employees, Non-Employee Trustees and Consultants.

(b) The Option Price shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Common Share on the Date of Grant of the Option; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the Date of Grant, is a Ten Percent Shareholder, unless the Option Price is not less than 110% of the Fair Market Value of the Common Shares subject to the Option on the Date of Grant.

2.04 Term and Exercise.

(a) The Committee shall determine the term of each Option. The term shall not exceed ten years from the Date of Grant. However, an Incentive Stock Option that is granted to an Employee who, at the Date of Grant, is a Ten Percent Shareholder, may not have a term that exceeds five years from the Date of Grant. No Option shall be exercisable after the expiration of its term.

(b) Each Option shall be fully exercisable from and after the date(s) prescribed by the Committee in the Grant Agreement for the Option, subject to such terms and conditions set forth in the Grant Agreement. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason. The Committee may also provide in the Grant Agreement that the Participant may elect to exercise all or part of the Option before it otherwise has become exercisable. Any Common Shares so purchased shall be restricted Common Shares and shall be subject to a repurchase right in favor of RAIT during a specified restriction period and shall have such other terms and conditions as determined by the Committee.

2.05 Manner of Exercise. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to RAIT or its designated agent. The Participant shall pay the Option Price and any withholding taxes for the Option (i) in cash or by certified check, (ii) with the approval of the

Committee, by delivering Common Shares owned by the Participant and having a Fair Market Value on the date of exercise equal to the Option Price or by attestation (on a form prescribed by the Committee) to ownership of Common Shares having an aggregate Fair Market Value on the date of exercise equal to the Option Price, (iii) subject to approval of the Committee or its designee, in cash, on the T+3 settlement date that occurs after the exercise date specified in the notice of exercise, provided that the Participant exercises the Option through an irrevocable agreement with a registered broker and the payment is made in accordance with procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, or (iv) by such other method as the Committee may approve, to the extent permitted by applicable law. Common Shares used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to RAIT with respect to the Option. Payment for the Common Shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made.

2.06 Termination of Employment or Service. Except as otherwise provided in the Grant Agreement or in this Section 2.06, an Option may only be exercised while the Participant is employed by, or providing service to, the Company.

(a) Unless the Committee determines otherwise, upon the death of the Participant, any Option exercisable on the date of death may be exercised by the optionee’s estate, or by a person who acquires the right to exercise such Option by bequest or inheritance or by reason of the death of the Participant, provided that such exercise occurs within the earlier of (i) the one year period after the Participant’s termination of employment or service or (ii) the remaining effective term of the Option. The provisions of this subsection shall apply notwithstanding the fact that the Participant’s employment may have terminated prior to death, but only to the extent of any rights exercisable on the date of death.

(b) Unless the Committee determines otherwise, upon termination of the Participant’s employment or service by reason of retirement or permanent disability (as each is determined by the Committee), the Participant may, within the earlier of (i) the six month period after the Participant’s termination of employment or service or (ii) the remaining effective term of the Option, exercise any Options to the extent such Options are exercisable at the time of the Participant’s termination of employment or service; provided, however, that if the Option is an Incentive Stock Option, if the termination of employment is on account of retirement, the Option may only be exercised as an Incentive Stock Option within 3 months after the Participant’s termination of employment and if the Incentive Stock Option is exercised after the end of such 3 month period, the Option will be exercised as a Nonqualified Option.

(c) Unless the Committee determines otherwise, if the Participant has a termination of employment or service for any reason other than in subsection (a) or (b), all Options held by the Participant shall terminate upon the termination of the Participant’s employment or service.

2.07 Reload Options. In the event that Common Shares are used to exercise an Option, the terms the Grant Agreement for such Option may provide for a Grant of additional Options, or the Committee may grant additional Options, to purchase a number of Common Shares equal to the number of whole Common Shares used to exercise the Option and the number of whole Common Shares, if any, withheld in payment of any taxes. Such Options shall be granted with an Option Price equal to the Fair Market Value of the Common Shares on the Date of Grant of such additional Options, or at such other Exercise Price as the Committee may establish, provided, that the Option Price shall not be less than the Fair Market Value of the Common Shares on the Date of Grant of such additional, and the additional Option shall not have a term longer than the unexpired term of the exercised Option and shall have such other terms as the Committee shall determine.

2.08 Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that if the aggregate Fair Market Value on the Date of Grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of RAIT or a Parent or Subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Option.

ARTICLE III

SARSs

3.01 Award of SARs. The Committee may from time to time, and subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, grant to any Participant in the Plan SARs. Each SAR shall represent the right of the Participant to receive, upon settlement of the SAR, as determined by the Committee, in its sole discretion, Common Shares or cash equal to the amount by which the Fair Market Value of a Common Share on the date of exercise of the SAR exceeds the base amount of the SAR as described below in Section 3.04.

3.02 SAR Agreements. The Grant of an SAR shall be evidenced by a written Grant Agreement, executed by RAIT and the holder of a SAR, and shall specify the number of SARs to be granted, the base amount, the vesting and other restrictions applicable to SARs, and the period during which SARs will remain exercisable.

3.03 Terms. The Committee shall determine the terms and conditions of SARs and may grant SARs separately from or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or any time thereafter while the Option remains outstanding; provided, however, that in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option.

3.04 Base Amount. The Committee shall establish the base amount of the SAR at the time the SAR is granted, but such base amount shall not be less than the Fair Market Value of the corresponding Common Shares on the Date of Grant.

3.05 Payment With Respect to SARs. The Committee shall determine whether the appreciation in an SAR shall be paid in the form of cash, in Common Shares, or in a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of Common Shares to be received, Common Shares shall be valued at its Fair Market Value on the date of exercise of the SAR. If Common Shares are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

3.06 Termination of Employment or Service. The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain SARs after termination of the Participant’s employment or service, and the circumstances under which SARs may be forfeited.

ARTICLE IV

UNITS

4.01 Award of Units. The Committee may from time to time, and subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, grant to any Participant in the Plan Units. Each Unit shall represent the right of the Participant to receive, as determined by the Committee, in its sole discretion, a Common Share or an amount based on the value of a Common Share. All Units shall be credited to accounts on RAIT’s records for purposes of the Plan.

4.02 Unit Agreements. The Grant of a Unit shall be evidenced by a written Grant Agreement, executed by RAIT and the holder of a Unit, and shall specify the number of Units to be granted, the vesting date, the redemption date, and the other terms and conditions of the Unit.

4.03 Terms. The Committee may grant Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Units may be redeemed at the end of a specified performance period or other period, or redemption may be deferred to a date authorized by the Committee.

4.04 Redemption With Respect to Units. Redemptions with respect to Units shall be made in cash, in Common Shares, or in a combination of the two, as determined by the Committee.

4.05 Termination of Employment or Service. The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Units after termination of the Participant’s employment or service, and the circumstances under which Units may be forfeited.

ARTICLE V

SHARE AWARDS

5.01 Award of Share Awards. The Committee may from time to time, and subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, issue or transfer to any Participant in the Plan Share Awards. Each Share Award shall represent the right of the Participant to receive a Common Share if certain conditions are met.

5.02 Share Award Agreements. The Grant of a Share Award shall be evidenced by a written Grant Agreement, executed by RAIT and the holder of a Share Award, and shall specify the number of Common Shares to be granted pursuant to the Share Award, when the restrictions, if any, will lapse, and the other terms and conditions of the Share Award.

5.03 Terms. Common Shares issued or transferred pursuant to Share Awards may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may, but shall not be required to, establish conditions under which restrictions on Share Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals. The period of time during which the Share Awards will remain subject to restrictions will be designated in the Grant Agreement as the “Restriction Period.”

5.04 Termination of Employment or Service. The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Share Awards after termination of the Participant’s employment or service, and the circumstances under which Share Awards may be forfeited.

5.05 Restrictions on Transfer and Legend on Share Certificate. During the Restriction Period, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the Common Shares subject to the Share Award. Each certificate for a Common Share of a Share Award, or electronic book entry equivalent, for a Common Share of a Share Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed from the share certificate covering the Common Shares subject to restrictions when all restrictions on such Common Shares have lapsed. The Committee may determine that RAIT will not issue certificates for Share Awards until all restrictions on such shares have lapsed, or that RAIT will retain possession of certificates for Common Shares of Share Awards until all restrictions on such shares have lapsed.

5.06 Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote Common Shares of a Share Award and to receive any dividends or other distributions paid on such Common Shares during the Restriction Period. The Committee may determine that a Participant’s entitlement to dividends or other distributions with respect to a Share Award shall be subject to achievement of performance goals or other conditions.

ARTICLE VI

DIVIDEND EQUIVALENTS

6.01 General Requirements. When the Committee makes a Grant under the Plan, the Committee may grant Dividend Equivalents in connection with such Grants, under such terms and conditions as the Committee deems appropriate under this Article VI. Dividend Equivalents may be paid to Participants currently or may be deferred, as determined by the Committee. All Dividend Equivalents that are not paid currently shall be credited to accounts on RAIT’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to Units for the Participant, as determined by the Committee. Unless otherwise specified in the Grant Agreement, deferred Dividend Equivalents will not accrue interest. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals.

6.02 Payment with Respect to Dividend Equivalents. Dividend Equivalents may be payable in cash or Common Shares or in a combination of the two, as determined by the Committee.

ARTICLE VII

OTHER SHARE-BASED AWARDS

The Committee may grant Other Share-Based Awards, which are awards that are based on, measured by or payable in Common Shares to any Participant, on such terms and conditions as the Committee shall determine. Other Share-Based Awards may be awarded subject to the achievement of performance goals or other conditions and may be payable in cash, Common Shares or any combination of the foregoing, as the Committee shall determine in the Grant Agreement. Common Shares to be issued under the Phantom Share Plan to participants in the Phantom Share Plan shall be issued under the Plan pursuant to this Article VII.

ARTICLE VIII

CASH AWARDS

The Committee may grant Cash Awards to any Employee, subject to such terms, conditions and restrictions as the Committee shall determine. Cash Awards shall be awarded subject to the achievement of performance goals, as the Committee shall determine in the Grant Agreement, over the performance period, as determined by the Committee and set in the Grant Agreement. All Cash Awards shall be payable solely in cash.

ARTICLE IX

QUALIFIED PERFORMANCE-BASED COMPENSATION

9.01 Designation as Qualified Performance-Based Compensation. The Committee may determine that Units, Share Awards, Dividend Equivalents, Other Share-Based Awards or Cash Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code. The provisions of this Article IX shall apply to any such Grants that are to be considered “qualified performance-based compensation” under section 162(m) of the Code. To the extent that Grants of Units, Share Awards, Dividend Equivalents, Other Share-Based Awards or Cash Awards designated as “qualified performance-based compensation” under section 162(m) of the Code are made, no such Grant may be made as an alternative to another Grant that is not designated as “qualified performance based compensation” but instead must be separate and apart from all other Grants made.

9.02 Performance Goals. When Units, Share Awards, Dividend Equivalents, Other Share-Based Awards or Cash Awards that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but the Committee may reduce the amount of compensation that is payable upon achievement of the designated performance goals.

9.03 Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: Common Share price, earnings per Common Share, net earnings, operating earnings, adjusted earnings, total fees generated, assets under management, economic book value, REIT taxable income, capital gains, capital losses, funds from operations, enterprise value, market capitalization (of the Common Shares, any series of the Company’s preferred shares or any combination of any or all classes or series of the Company’s equity securities), return on capital, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specific revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The performance goals may relate to the Participant’s business unit or the performance of RAIT, a Subsidiary, a Parent, or Affiliate or RAIT and its Parent, Subsidiaries and Affiliates as a whole, or any combination of the foregoing. For purposes of measuring the performance goals, the goals may exclude any or all of the following, as determined by the Committee at the time of establishing the performance goals: capital gains and capital losses. Performance goals need not be uniform as among Participants.

9.04 Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.

9.05 Certification of Results. The Committee shall certify and announce the results for the performance period to all Participants after RAIT announces RAIT’s financial results for the performance period. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the terms of each Grant Agreement.

9.06 Death, Disability or Other Circumstances. The Committee may provide in the Grant Agreement that Grants shall be payable, in whole or in part, in the event of the Participant’s death or disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

9.07 Shareholder Approval for “Qualified Performance Based Compensation”. If Units, Share Awards, Dividend Equivalents, Other Share-Based Awards or Cash Awards are granted as “qualified performance-based compensation” under this Article IX, the Plan must be reapproved by RAIT’s shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the provisions of Article IX, if additional Grants are to be made under Article IX and if required by section 162(m) of the Code or the regulations thereunder.

ARTICLE X

CONSEQUENCES OF A CHANGE OF CONTROL

10.01 Assumption of Grants. Upon a Change of Control where RAIT is not the surviving entity (or survives only as a subsidiary of another entity), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed, or replaced with comparable options or rights, by the surviving entity (or a parent or subsidiary of the surviving entity), and other outstanding Grants shall be converted to similar grants of the surviving entity (or a parent or subsidiary of the surviving entity).

10.02 Other Alternatives. Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all outstanding Grants: the Committee may (i) determine that outstanding Options and SARs shall accelerate and become exercisable, in whole or in part, upon the Change of Control or upon such other event as the Committee determines, (ii) determine that the restrictions and conditions on outstanding Share Awards shall lapse, in whole or in part, upon the Change of Control or upon such other event as the Committee determines, (iii) determine that Participants holding Units shall receive a redemption in settlement of such Units and that Dividend Equivalents and Other Share-Based Awards shall become fully payable in cash or Common Shares in amounts determined by the Committee, (iv) require that Participants surrender their outstanding Options and SARs in exchange for a payment by RAIT, in cash or Common Shares as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the Common Shares subject to the Participant’s unexercised Options and SARs exceeds the Option Price of the Options or the base amount of SARs, as applicable, or (v) after giving Participants an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate. Such surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Committee may specify. The Committee shall have no obligation to take any of the foregoing actions, and, in the absence of any such actions, outstanding Grants shall continue in effect according to their terms (subject to any assumption pursuant to subsection (a)).

ARTICLE XI

MISCELLANEOUS

11.01 General Restriction. Each Grant under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Common Shares subject or related thereto upon any securities exchange or under any state or Federal law, (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the recipient of a Grant with respect to the disposition of Common Shares, is necessary or desirable as a condition of, or in connection with, the granting of such Grant or the issue or purchase of Common Shares thereunder, such Grant may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

11.02 Repricing. Notwithstanding anything in the Plan to the contrary, the Committee may not reprice Options, nor may the Committee amend the Plan to permit repricing of Options, unless the shareholders of the Company provide prior approval for such repricing.

11.03 Non-Assignability. No Grant under the Plan shall be assignable or transferable by the recipient thereof, except by will or by the laws of descent and distribution. During the life of the recipient, such Grant shall be exercisable only by such person or by such person’s guardian or legal representative. Notwithstanding the foregoing, the Committee may provide in a Grant Agreement, or amend an otherwise outstanding Grant Agreement to provide, that a Participant may transfer Nonqualified Options to family members of the Participant, one or more trusts in which family members of the Participant have more than 50% of the beneficial interest, foundations in which family members of the Participant (or the Participant) control the management of assets, or any other entity in which family members of the Participant (or the Participant) own more than 50% of the voting interests, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of a Nonqualified Option and the transferred Nonqualified Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Option immediately before the transfer.

11.04 Withholding Taxes. Whenever RAIT proposes or is required to issue or transfer Common Shares under the Plan, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy any Federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. The Company may also deduct from the payment of cash payable pursuant to a Grant or other wages paid by the Company to the Participant the amount of any withholding taxes due with respect to such Grants. Alternatively, if the Committee so permits, a Participant may elect to satisfy the Company’s tax withholding obligation with respect to Grants paid in Common Shares by having shares withheld at the time such Grants become taxable, up to an amount that does not exceed the Participant’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. In addition, with respect to any required tax withholding amount that exceeds the minimum applicable withholding tax rate, the Committee may permit a Participant to satisfy such withholding obligation with respect to such excess amount by providing that the Participant may elect to deliver to RAIT the Common Shares owned by the Participant that have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to RAIT. The elections described in this Section 11.04 must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee. For withholding tax purposes, the Common Shares shall be valued on the date the withholding obligation is incurred.

11.05 Employment or Service.

(a) Nothing in the Plan or in any Grant Agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in the employment or service of the Company or effect any right which the Company may have to terminate the employment or service of such Participant.

(b) The terms “employ” or “employment” shall, where the context requires, be deemed to include the hiring, continuation or termination of the services of any Consultant participating in the Plan.

11.06 Non-Uniform Determinations. The Committee’s determinations under the Plan (including without limitation determinations of the persons to receive Grants, the form, amount and timing of such Grants, the terms and provisions of such Grants and the Grant Agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Grants under the Plan, whether or not such persons are similarly situated.

11.07 Rights as a Shareholder. The recipient of any Grant under the Plan shall have no rights as a shareholder with respect thereto unless and until certificates for Common Shares are issued to him.

11.08 Leaves of Absence. The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any Grant. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment or service within the meaning of the Plan and (ii) the impact, if any, of any such leave of absence on Grants under the Plan theretofore made to any recipient who takes such leave of absence.

11.09 Newly Eligible Persons. The Committee shall be entitled to make such rules, regulations, determinations and Grants as it deems appropriate in respect of any person who becomes eligible to participate in the Plan or any portion thereof after the commencement of a Grant or incentive period.

11.10 Adjustments. If there is any change in the number or kind of Common Shares outstanding (i) by reason of a Common Share dividend, spinoff, recapitalization, stock split or combination or exchange of Common Shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Common Shares as a class without RAIT’s receipt of consideration, or if the value of outstanding Common Shares is substantially reduced as a result of a spinoff or RAIT’s payment of an extraordinary dividend or distribution, the maximum number of Common Shares available for issuance under the Plan, the maximum number of Common Shares for which any individual may receive pursuant to Grants (other than Dividend Equivalents and Cash Awards) in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued Common Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a Change of Control, the provisions of Article X of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 422 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

11.11 Amendment of the Plan.

(a) The Committee may amend or terminate this Plan at any time; provided, however, that the Committee shall not amend the Plan without shareholder approval if such approval is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements. The Committee may also condition or modify Grants under this Plan in response to changes in securities, tax or other laws or rules, regulations or regulatory interpretations thereof applicable to this Plan or to comply with the rules or requirements of any stock exchange on which the Common Shares are listed or quoted.

(b) The Committee may at any time and from time to time terminate or modify or amend the Plan in any respect, except that without shareholder approval the Committee may not (i) increase the maximum number of Common Shares which may be issued under the Plan (other than increases pursuant to Section 11.10), (ii) extend the maximum period during which any Grant may be granted or exercised, or (iii) extend the term of the Plan. The termination or any modification or amendment of the Plan, except as provided in subsection (a), shall not without the consent of a Participant, adversely affect his or her rights under a Grant previously awarded to him or her.

11.12 Deferrals. The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of Common Shares that would otherwise be due to the Participant in connection with any Grant. The Committee shall establish rules and procedures for such deferrals taking into account the terms of the Plan and section 409A of the Code.

11.13 Grants in Connection with Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, real estate investment trust, firm or association, including Grants to employees thereof who become Employees, or for other proper purposes, or (ii) limit the right of RAIT to grant options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another real estate investment trust who becomes an Employee by reason of a merger, consolidation, acquisition of shares or property, reorganization or liquidation involving RAIT in substitution for a grant made by such real estate investment trust. The terms and conditions of the substitute Grants may vary from the terms and conditions required by the Plan and from those of the substituted share incentives. The Committee shall prescribe the provisions of the substitute Grants.

11.14 Compliance with Law. The Plan, the exercise of Options and the obligations of RAIT to issue or transfer Common Shares under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of RAIT that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of RAIT that the Plan and applicable Grants comply with the applicable provisions of sections 162(m) and 422 of the Code and any deferrals under the Plan comply with section 409A of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

11.15 Enforceability. The Plan shall be binding upon and enforceable against RAIT and its successors and assigns.

11.16 Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. Neither RAIT nor any other Company shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between RAIT or any other Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of RAIT or any other Company. To the extent that any person acquires a right to receive payment from RAIT hereunder, such right shall be no greater than the right of any unsecured general creditor of RAIT.

11.17 Rights of Participants. Nothing in this Plan shall entitle any Employee, Non-Employee Trustee, Consultant or other person to any claim or right to receive a Grant under this Plan.

11.18 No Fractional Common Shares. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

11.19 Participants Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

11.20 Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of State of Maryland, without giving effect to the conflict of laws provisions thereof.

APPENDIX C

RAIT FINANCIAL TRUST

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

OF TRUSTEES OF RAIT FINANCIAL TRUST

The undersigned hereby appoints Betsy Z. Cohen, Daniel G. Cohen, Jack E. Salmon and Raphael Licht, and each of them, as and for the proxies of the undersigned, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or any of them, to vote all of the Common Shares of Beneficial Interest of RAIT Financial Trust held of record by the undersigned on March 10, 2008 at the Annual Meeting of Shareholders of RAIT Financial Trust, to be held Tuesday, May 20, 2008 and at any and all adjournments, postponements or continuations thereof as set forth on the reverse side hereof. Each of Proposals 1, 2 and 3 in this proxy is proposed by RAIT Financial Trust.

(continued and to be signed on the reverse side)

PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	ELECTION OF TRUSTEES

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

Nominees:

☐	Betsy Z. Cohen
☐	Daniel G. Cohen
☐	Edward S. Brown
☐	Frank A. Farnesi
☐	S. Kristin Kim
☐	Arthur Makadon
☐	Daniel Promislo
☐	John F. Quigley, III
☐	Murray Stempel, III

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority to vote, as shown here ☑

2.	PROPOSAL TO APPROVE THE SELECTION OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008 FISCAL YEAR.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	PROPOSAL TO APPROVE AN AMENDMENT AND RESTATEMENT OF THE RAIT INVESTMENT TRUST 2005 EQUITY COMPENSATION PLAN (THE “PLAN”), INCLUDING RENAMING IT AS THE RAIT FINANCIAL TRUST 2008 INCENTIVE AWARD PLAN.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED, “FOR” APPROVAL OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR RAIT FINANCIAL TRUST FOR FISCAL 2008 AND “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE PLAN. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT, POSTPONEMENT OR CONTINUATION THEREOF. BY EXECUTING THIS PROXY, THE UNDERSIGNED HEREBY REVOKES ALL PRIOR PROXIES.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.    ☐

Signature of Shareholder	Date:

Signature of Shareholder	Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

C-2